UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

AMERICAN SOFTWARE, INC.
470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the 2024 annual meeting of shareholders (the “Annual Meeting”) of AMERICAN SOFTWARE, INC. (the “Company”) will be held at the principal offices of the Company, 470 East Paces Ferry Road, N.E., Atlanta, Georgia, on Tuesday, August 20, 2024 at 3:00 p.m. Eastern Daylight Time, for the following purposes:
1.	To elect eight directors of the Company.
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on April 30, 2025.
3.	To conduct an advisory vote on the compensation of our named executive officers.
4.	To approve the adoption of the 2024 Equity Compensation Plan.
5.	To approve the Reclassification for the purpose of eliminating the Company’s dual-class share structure.
6.	To approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the Reclassification.
7.	To approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the indemnification of directors and officers amendment.
8.	To approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the blank check preferred stock amendment.
9.	To consider and transact such other business as may properly come before the Annual Meeting.
Only shareholders of record of the Company at the close of business on July 1, 2024 will be entitled to vote at the Annual Meeting.
Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even if they plan to attend the Annual Meeting. If shareholders are present at the Annual Meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the Annual Meeting, as described more fully in the enclosed Proxy Statement.
BY ORDER OF THE BOARD OF DIRECTORS

July 8, 2024

IMPORTANT
We encourage you to attend the Annual Meeting. In order that there may be a proper representation at the Annual Meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 20, 2024:
This Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024 are available at: http://materials.proxyvote.com/029683

Consideration of Shareholder Votes on Executive Compensation	20
Impact of Regulatory Requirements	20
Compensation Policies and Risk	20
Compensation Committee Interlocks and Insider Participation	21
Compensation Committee Report	21
FISCAL 2024 EXECUTIVE COMPENSATION	22
Summary Compensation Table	22
Employment Agreements	22
Retention Agreements	22
Stock Options	23
Fiscal 2024 Grants of Stock Options	24
2024 Outstanding Equity Awards at Fiscal Year-End	25
2024 Option Exercises and Stock Vested	26
Potential Payments upon Termination or Change of Control	26
PAY RATIO DISCLOSURE	27
PAY VERSUS PERFORMANCE DISCLOSURE	28
Financial Performance Measures	29
Analysis of the Information Presented in the Pay versus Performance Table	30
DIRECTOR COMPENSATION	31
CERTAIN TRANSACTIONS	31
LEGAL PROCEEDINGS	31
PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	32
PROPOSAL 4: APPROVAL OF THE 2024 EQUITY COMPENSATION PLAN	33
PROPOSAL 5: APPROVAL OF THE RECLASSIFICATION	41
PROPOSAL 6: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO GIVE EFFECT TO RECLASSIFICATION	57
PROPOSAL 7: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO GIVE EFFECT TO THE INDEMNIFICATION OF DIRECTORS AND OFFICERS AMENDMENT	58
PROPOSAL 8: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO GIVE EFFECT TO BLANK CHECK PREFERRED STOCK AMENDMENT	59
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62
DELINQUENT SECTION 16(a) REPORTS	63
SHAREHOLDER PROPOSALS	63
OTHER MATTERS	63
APPENDIX A	A-1
APPENDIX B	B-1
APPENDIX C	C-1
APPENDIX D	D-1

PROXY STATEMENT SUMMARY
This Proxy Statement summary highlights information contained elsewhere in this Proxy Statement, which is first being sent or made available to shareholders on or about July 8, 2024. This is only a summary, and we encourage you to read the entire Proxy Statement carefully before voting.
Annual Meeting Details:
Time and Date:	3:00 p.m. Eastern Daylight Time on Tuesday, August 20, 2024
Place:	470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305
Record Date:	Monday, July 1, 2024
Voting:
Holders of Class A Shares as of the Record Date are entitled to vote. Each share of Class A common stock is entitled to one vote for each Class A director nominee and one vote for each of the proposals.

Entry:
You are entitled to attend the Annual Meeting only if you were a shareholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present valid photo identification for admittance. If you do not provide photo identification, you will not be admitted to the Annual Meeting. Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

Meeting Agenda and Board Voting Recommendations:
Proposals	Board Voting Recommendation	Page Reference
1. To elect each of H. Allan Dow, W. Dennis Hogue, Thomas L. Newberry, V, Celena Matlock, Matthew G. McKenna, James B. Miller, Jr., Lizanne Thomas and Nicole Wu as Class A directors.	For	4
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending on April 30, 2025.	For	13
3. To approve, on an advisory basis, the compensation of our named executive officers.	For	32
4. To approve the adoption of the 2024 Equity Compensation Plan.	For	33
5. To approve the Company’s Reclassification.	For	41
6. To approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the Reclassification.	For	57
7. To approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the indemnification of directors and officers amendment.	For	58
8. To approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the blank check preferred stock amendment.	For	59
i | American Software, Inc. 2024 Proxy Statement

In addition to the above matters, we will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Voting Matters
Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you were a shareholder of record as of the Record Date, you have four voting options. You may vote using one of the following methods:

Over the Internet, which you are encouraged to do if you have access to the Internet	By telephone	For those shareholders who request a paper proxy card in the mail, by completing, signing and returning the proxy	By attending the Annual Meeting and voting in person
Current Composition of the Board
The Company’s board of directors (the “Board”) consists of eight directors, each currently serving terms that expire at the Annual Meeting. On February 21, 2024, Mr. James C. Edenfield (“Mr. Edenfield”) retired from service as Executive Chairman and director of the Board. In light of Mr. Edenfield’s retirement, the Board formally resolved to decrease the size of the Board from nine members to eight members. Additionally, the Board appointed Mr. James B. Miller, Jr. to serve as Chairman of the Board effective February 21, 2024.
Reclassification
On April 10, 2024, the Company entered into a reclassification agreement (the “Reclassification Agreement”) with Mr. Edenfield, the sole owner of all of the issued and outstanding shares of the Company’s Class B Shares. Pursuant to the Reclassification Agreement, subject to the terms and conditions set forth therein, the Company will reclassify its equity capital structure to eliminate the Class B Common Stock effected through the filing of an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Reclassification Amendment”), which provides, among other things, for the automatic reclassification and exchange of each issued and outstanding share of Class B Shares into 1.2 shares of Class A common stock (the “Reclassification”). The Reclassification and the Reclassification Amendment are subject to shareholder approval at the Annual Meeting. See “Proposal 5 – Summary of Reclassification Agreement” on page 43 for a description of the Reclassification Agreement. A copy of the Reclassification Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference. We refer to Proposal 5 as the “Reclassification Proposal.” See also “Proposal 6 – Approval of the Amendment and Restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the Reclassification” on page 57 for a description of the Reclassification Amendment. A copy of the proposed Reclassification Amendment filing (the “Second Amended and Restated Articles of Incorporation”) is attached as Appendix B to this Proxy Statement and is incorporated by reference. We refer to Proposal 6 as the “Reclassification Amendment Proposal.”
ii | American Software, Inc. 2024 Proxy Statement

Director Nominees:
At the Annual Meeting, shareholders are being asked to re-elect the director nominees identified below. If re-elected at the Annual Meeting, the director nominees identified below will serve until the annual meeting of shareholders to be held in 2025.
NAME OF NOMINEE	AGE	PRINCIPAL OCCUPATION; DIRECTORSHIPS	INDEPENDENT	YEAR FIRST ELECTED DIRECTOR	COMMITTEES[1]
H. Allan Dow	60	Chief Executive Officer and President of American Software, Inc.	No	2020	N/A
W. Dennis Hogue	71	Chief Executive Officer of Hogue Enterprises, Inc.; Former Senior Partner and Managing Director of ChampionScott Partners	Yes	2001	AC CC NGC
Thomas L. Newberry, V	57	Author; Founder and Chief Executive Officer of The 1% Club, Inc.	Yes	2001	AC CC
Celena Matlock	52	Chief Audit, Risk & ESG Officer of Sierra Space	Yes	2023	AC CC
Matthew G. McKenna	67	Principal of McKenna & Associates, LLC	Yes	2017	AC CC NGC
James B. Miller, Jr.	84	Chairman and Director of Ameris Bancorp, the parent company of Ameris Bank	Yes	2002	AC±† CC±
Lizanne Thomas	67	Partner (retired), Jones Day	Yes	2019	AC CC NGC±
Nicole Wu	45	Chief Financial Officer of PDI Technologies, Inc.	Yes	2023	AC CC
1 AC - Audit Committee
 CC - Compensation Committee
 NGC - Nominating and Governance Committee
 (±) - Chairman
 (†) - Audit Committee Financial Expert
iii | American Software, Inc. 2024 Proxy Statement

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN SOFTWARE, INC.
TO BE HELD AT
AMERICAN SOFTWARE, INC.
470 EAST PACES FERRY ROAD, N.E.
ATLANTA, GEORGIA
ON AUGUST 20, 2024
GENERAL INFORMATION
This Proxy Statement is furnished to Class A shareholders of American Software, Inc. (the “Company”) by the Board of Directors of the Company (the “Board”), in connection with the solicitation made by the Company of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Company’s principal offices on Tuesday, August 20, 2024 at 3:00 p.m. Eastern Daylight Time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about July 8, 2024.
The mailing address of the Company’s executive office is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. The Company’s website is www.amsoftware.com. Information from the Company’s website is not incorporated by reference into any portion of this Proxy Statement.
Proposals
If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, subject to the broker non-vote rules discussed under “Broker Non-Votes” below, the proxy will be voted:
FOR -	Election of H. Allan Dow, W. Dennis Hogue, Thomas L. Newberry, V, Celena Matlock, Matthew G. McKenna, James B. Miller, Jr., Lizanne Thomas and Nicole Wu as directors.
FOR -	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on April 30, 2025.
FOR -	Approval of the advisory resolution regarding the compensation of our named executive officers.
FOR -	Approval of the adoption of the 2024 Equity Compensation Plan.
FOR -	Approval of the Company’s Reclassification.
FOR -	Approval of the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the Reclassification.
FOR -	Approval of the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the indemnification of directors and officers amendment.
FOR -	Approval of the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the blank check preferred stock amendment.
In addition, a properly executed and returned proxy card gives the authority, subject to the broker non-vote rules, to vote in accordance with the proxy holder’s best judgment on such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any proxy given pursuant to this solicitation
1 | American Software, Inc. 2024 Proxy Statement

may be revoked, either in writing furnished to the Secretary of the Company prior to the Annual Meeting or personally by attendance at the Annual Meeting, by the person giving the proxy insofar as the proxy has not been exercised at the Annual Meeting and the shareholder attending the Annual Meeting informs the Secretary of the Company of his or her intent to revoke the proxy.
Record Date
The Board has fixed the close of business on July 1, 2024 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. On July 1, 2024, the Company had outstanding and entitled to vote a total of 31,459,011 Class A Common Stock (“Class A Shares”) and 1,821,587 Class B Common Stock (“Class B Shares”).
Reclassification and Elimination of Dual Class Capital Structure
Our Company’s dual class capital structure, consisting of Class A Shares and Class B Shares, has been in place since the Company’s inception. At their option, Class B shareholders may convert their Class B Shares into Class A Shares at any time. Neither the Company nor the Company’s Class A shareholders have the right or power to unilaterally “recapitalize” the Company’s equity capital structure to eliminate the dual class structure (whether by conversion, buyback, redemption or amendment of the Company’s articles of incorporation), but rather can only do so with the approval of the Class B shareholders. The Company has consistently provided disclosure regarding the control rights of the Class B shareholders to new and existing public shareholders to inform their investment decisions regarding the Company’s Class A Shares. Historically, unlike many companies with dual class structures, the Company’s Class A directors were elected by the holders of the Company’s Class A stock without any influence from the holders of the Class B stock and the Class B directors were elected by the Class B shareholders without any influence from the holders of the Class A stock. Once elected, there was no distinction between Class A or Class B directors, and they had the same duties and responsibilities to protect the interests of all shareholders.
As a part of the Board’s commitment to enhancing its corporate governance practices, the Board is proposing to its shareholders that they approve the Reclassification which would eliminate the Company’s dual class capital structure. Pursuant to the Reclassification Agreement (as described below), subject to the terms and conditions set forth therein, the Company will reclassify its equity capital structure to eliminate the Class B Shares effected through the filing of an amendment to the Company’s Amended and Restated Articles of Incorporation, which provides, among other things, for the automatic reclassification and exchange of each issued and outstanding share of Class B Shares into 1.2 Class A Shares (the “Reclassification Amendment”). See “Proposal 5 – Summary of Reclassification Agreement” on page 43 for a description of the Reclassification Agreement. A copy of the Reclassification Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference. We refer to Proposal 5 as the “Reclassification Proposal.” See also “Proposal 6 – Approval of the Amendment and Restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the Reclassification” on page 57 for a description of the Reclassification Amendment. A copy of the proposed Second Amended and Restated Articles of Incorporation is attached as Appendix B to this Proxy Statement and is incorporated by reference. We refer to Proposal 6 as the “Reclassification Amendment Proposal.”
In light of the proposed Reclassification and Reclassification Amendment (each as described below in Proposals 5 and 6, respectively), Mr. James C. Edenfield (referred to herein as “Mr. Edenfield”, or, the “Class B Shareholder”), the owner of 100% of the issued and outstanding Class B Shares, has agreed to waive his right to nominate any individual for election to serve as a Class B director. As such, there will be no Class B director nominees elected at the Annual Meeting. Instead, each director currently serving as a Class B director has been nominated for election as a Class A director at the Annual Meeting. If the Reclassification and the Reclassification Amendment proposals are each approved, effective upon the closing of the Reclassification, the Company’s sole remaining class of common stock outstanding will no longer be referred to as “Class A Common Stock”. Accordingly, if the proposed Reclassification and Reclassification Amendment are approved, directors on the Board will no longer be referred to as Class A directors and will instead be referred to as the “director nominees.”
Class A and Class B Shareholder Voting
Other than in the election of directors, each outstanding Class A share is entitled to one-tenth of a vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the Annual Meeting.
2 | American Software, Inc. 2024 Proxy Statement

A one-third quorum of 10,486,337 Class A Shares and 607,196 Class B Shares is required to be present or represented by proxy at the Annual Meeting in order to conduct all of the business expected to come before the Annual Meeting. Votes that are withheld, broker non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement but will not be counted as a vote for or against the action.
The Class A directors will be elected by a majority of the votes cast by the holders of shares entitled to vote. The approval of the Reclassification Proposal and the Reclassification Amendment Proposal (each as described below) will require the affirmative vote of the holders of (a) a majority of the issued and outstanding shares of Class A Shares and Class B Shares held by all holders of Class A Shares and Class B Shares, voting as a single voting class, and (b) a majority of the issued and outstanding shares of Class A Shares held by the Unaffiliated Common Shareholders (as defined below), voting as a separate voting class. Any other matter submitted to the Annual Meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above) present or represented by proxies at the Annual Meeting.
Additionally, in light of the Reclassification Proposal and as described below in “Proposal 5- Approval of the Reclassification,” Mr. Edenfield has agreed to waive his right to nominate any individual for election to serve as a Class B Director on the Board; has irrevocably appointed each of H. Allan Dow, Vincent Klinges and Mark Grant as Mr. Edenfield’s proxy and attorney-in-fact with authority to vote Mr. Edenfield’s shares at the Annual Meeting; and has agreed to not grant any other proxies or enter into any voting trusts, transfer any shares of Class B Shares (except in limited circumstances) and enter into any hedging, derivative or swap transactions.
Broker Non-Votes
Broker non-votes occur when a broker or nominee holding shares for a beneficial owner does not vote on a non-routine proposal because the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to such proposal. Rule 452 of the New York Stock Exchange, which has been adopted by the NASDAQ Stock Market, provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. The uncontested election of directors (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 3), the vote to approve the 2024 Equity Compensation Plan (Proposal 4), the vote to approve the Reclassification (Proposal 5), the vote to approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation that would give effect to the Reclassification (Proposal 6), the vote to approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation that would give effect to the indemnification of directors and officers amendment (Proposal 7) and the vote to approve the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation that would give effect to the blank check preferred stock amendment (Proposal 8) are non-routine matters. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions, your shares will not be voted for Proposals 1, 3, 4, 5, 6, 7 and 8. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending on April 30, 2024 (“fiscal 2024”) (Proposal 2) is considered a routine matter. Because at least one routine item is to be voted on at the Annual Meeting, shares held in the name of brokers or other nominees and voted on Proposal 2 will be counted for purposes of the quorum requirement, as noted above.
3 | American Software, Inc. 2024 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS
Overview
The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next annual meeting of shareholders. The Class A director nominees for election are named on the enclosed proxy card and include H. Allan Dow, W. Dennis Hogue, Thomas L. Newberry, V, Celena Matlock, Matthew G. McKenna, James B. Miller, Jr., Lizanne Thomas and Nicole Wu. The persons named on the enclosed proxy card intend to vote Class A Shares for the election of these Class A director nominees. If any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Boards of Directors has no reason to believe that any Class A director nominees will be unavailable for election as a director. If any of the nominees is unable to serve, the remaining Board members may elect a substitute to fill the resulting vacancy.
Director Background and Qualifications
The Board seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s business, particularly industries and segments that the Company serves. Each of the nominees for election as a director at the Annual Meeting has substantial and meaningful experience in core management skills, such as strategic, financial and operational planning, financial reporting, corporate governance, risk management, and leadership development. The information set forth below includes a summary of each director nominee’s individual qualifications, experience, attributes and skills that we believe add to the strength of our Board.
Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:
•	business expertise and skills;
•	understanding of the Company’s business and industry;
•	judgment and integrity;
•	educational and professional background; and
•	commitments to other businesses and responsibilities
The directors, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.
Director Skills

4 | American Software, Inc. 2024 Proxy Statement

Required Vote
The Class A directors will be elected by a majority of the votes cast by the holders of shares entitled to vote. Votes that are withheld, broker non-votes and votes of abstention will not be counted as a vote for or against Proposal 1.
Class A Director Nominees
H. Allan Dow
Age: 60 Director Since: 2020
Mr. Dow was elected as our President in March 2017 and was elected Chief Executive Officer in May 2020. Mr. Dow has served as president of Logility, Inc. (“Logility”), a provider of collaborative supply chain planning solutions and a wholly owned subsidiary of the Company, since August 2015. Mr. Dow also served as Logility’s Executive Vice President of Sales from September 2000 to July 2015.

Mr. Dow holds a Bachelor of Science degree in Chemical Engineering from the University of Maine.

Mr. Dow brings to the Board, among other skills and qualifications, his leadership experience as Chief Executive Officer and President of the Company, as well as his track record of sound business judgment and achievement, as demonstrated in over 30 years of experience in strategic planning, sales development, implementation services, and product innovation, particularly in the streamlining, acceleration and optimization of supply chain and retail planning enterprises.

W. Dennis Hogue
Age: 71 Director Since: 2001
Mr. Hogue has served as Chief Executive Officer of Hogue Enterprises, Inc., a commercial manufacturing company, since January 2005. Previously, he served as a Senior Partner and Managing Director of ChampionScott Partners, a global management consulting firm specializing in technology and technology-enabled companies, from November 2013 to September 2019. Since November 2007, Mr. Hogue has also served as President of American Durahomes, a provider of durable and affordable homes. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry.

Mr. Hogue earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

Mr. Hogue’s many years of executive-level experience at other companies, his education and training and his in-depth knowledge of the Company’s operations and technology gained from more than twelve years with the Company, from 1983 to 1996, where he served as Group Vice President and in other positions, enable him to provide our Board with strong and capable leadership.

5 | American Software, Inc. 2024 Proxy Statement

Celena Matlock
Age: 52 Director Since: 2023
Ms. Matlock has served as Chief Audit, Risk and ESG Officer of Sierra Space, a privately held aerospace company, since March 2023. Ms. Matlock previously served as Senior Vice President, ESG, Internal Audit & Compliance for Sierra Space from January 2022 to July 2023. Prior to joining Sierra Space, Ms. Matlock served as the Senior Vice President, Internal Audit to Aerion Supersonic, an aircraft manufacturer, from January 2021 to January 2022, as an executive consultant at a variety of companies across industries, with an emphasis on diversity, equity and inclusion, and in several executive positions at Warner Media. Prior to that, Ms. Matlock held several executive positions at Turner Broadcasting System, from 2003 to 2014, in financial compliance.

Ms. Matlock holds a Bachelor of Business Administration, Accounting from Boston University.

Among other things, Ms. Matlock’s strong enterprise risk management, financial and IT controls, diversity, equity & inclusion (DEI), and internal audit background make her well-suited to serve on the Board of Directors.

Matthew G. McKenna
Age: 67 Director Since: 2017
Mr. McKenna has served as Principal of McKenna & Associates, LLC, a management and consulting advisory firm, since July 2016. Mr. McKenna previously served as Managing Director of Strategy&, a global strategy consulting firm and subsidiary of PricewaterhouseCoopers, from July 2015 to June 2016, and as Senior Executive Advisor of Booz & Company, a global management consulting firm, from January 2008 to June 2015. Prior to serving at Booz & Company, Mr. McKenna held a variety of positions at Booz Allen Hamilton over a 22-year period, including Managing Partner of the company’s Houston office and Energy Operations Sector Practice Leader. From 1981 to 1985, Mr. McKenna served as a Supply Chain Applications Consultant for the Company.

Mr. McKenna holds a B.S. in Engineering from the Georgia Institute of Technology and an MBA from Harvard University.

Mr. McKenna brings to the Board of Directors significant strategy development and implementation experience gained from his long career in management consulting.

6 | American Software, Inc. 2024 Proxy Statement

James B. Miller, Jr.
Age: 84 Director Since: 2002
Mr. Miller has served as our Chairman since February 2024. Mr. Miller is currently the Chairman and a member of the board of directors of each of Ameris Bancorp, a publicly held bank holding corporation, and its wholly-owned subsidiary. Prior to July 2019, Mr. Miller was the Chairman of the Board and Chief Executive Officer of Fidelity Southern Corporation, a publicly held bank holding corporation and the parent corporation of Fidelity Bank, positions he held since 1979. He became Chairman of Fidelity Bank in 1998 and served as President of Fidelity Bank from 1977 to 1997 and from 2003 to 2004. Mr. Miller is also the chairman of Brandenburg Trust Co. and managing partner of several privately held family real estate businesses.

Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

Mr. Miller’s extensive leadership experience at two publicly traded bank holding corporations and their wholly-owned subsidiary banks, as well as his board experience with other companies in a variety of industries, bring to the Board the business and financial acumen of an experienced senior executive. We believe his financial expertise and legal background and his prior service on the audit committee of Interface, Inc., a publicly held textile manufacturing company, make him well-qualified to serve on our Board, and in particular to serve as chair of our Audit Committee. The Board has determined that Mr. Miller is an “audit committee financial expert.”

Thomas L. Newberry, V
Age: 57 Director Since: 2001
Mr. Newberry founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship.

Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

Mr. Newberry’s experience as an entrepreneur and a business executive, combined with his leadership in the field of executive performance and motivation, allow him to provide unique and important insights to the Board of Directors whenever the Board addresses motivational and management issues.

7 | American Software, Inc. 2024 Proxy Statement

Lizanne Thomas
Age: 67 Director Since: 2019
Ms. Thomas retired at the end of 2023 as Partner and Chair of the Governance and Activism practice of the global law firm Jones Day after 41 years of service. In addition to leading the firm’s corporate governance and activism practice, she has substantial experience in public company mergers and acquisitions, having led many of the firm’s multi-billion dollar transactions. Ms. Thomas served in various senior management roles at Jones Day, including most recently as Partner-in-Charge of the firm’s Southeast U.S. Region from 2014 through 2022. Ms. Thomas serves on the board of directors of the Southern Company, a publicly traded power utility company, and is a trustee for several non-profit organizations. She previously served on the Boards of Popeyes Louisiana Kitchen, Inc., Atlantic Capital Bancshares and Krispy Kreme Doughnuts, Inc. Among her many honors and distinctions, in 2016, Ms. Thomas was named one of the top 100 directors by the National Association of Corporate Directors (NACD).

Ms. Thomas holds a B.A. from Furman University and received her law degree from Washington and Lee University, where she served as Managing Editor of the Law Review.

Ms. Thomas’s substantial corporate governance experience and extensive mergers and acquisitions experience make her well-qualified to serve on the Board.

Nicole Wu
Age: 45 Director Since: 2023
Since 2019, Ms. Wu has served as the Chief Financial Officer of PDI Technologies, Inc., a cloud-based technology company serving convenience retail and petroleum wholesale clients that has successfully grown both organically and via acquisitions during her tenure. Prior to PDI Technologies, Ms. Wu served as the Chief Financial Officer to eVestments, Inc., leading a number of M&A transactions including the sale of that company to NASDAQ. Previously, Ms. Wu held several executive positions at General Electric in division finance, internal audit, and acquisition integrations.

Ms. Wu holds a Bachelor of Science in Business from Shanghai Jiao Tong University in Shanghai, China.

Ms. Wu’s extensive financial and accounting acumen, and her knowledge of and experience with tax, audit and M&A matters makes her well-qualified to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” MR. DOW, MR. HOGUE, MS. MATLOCK, MR. MCKENNA, MR. MILLER, MR. NEWBERRY, MS. THOMAS AND MS. WU
8 | American Software, Inc. 2024 Proxy Statement

CORPORATE GOVERNANCE
Board Meetings
The Board held nine meetings during fiscal 2024. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.
Director Attendance at Annual Meetings
Although the Company does not have a policy with regard to Board members’ attendance at the Company’s annual meetings of shareholders, all of the directors are encouraged to attend such meetings. All of the Company’s then serving directors attended the 2023 Annual Meeting.
Director Independence
Because the holders of Class B Shares have the right to elect six of the eight directors and because Mr. Edenfield owns 100% of the issued and outstanding Class B Shares, the Company currently qualifies as a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Marketplace Rules (the “NASDAQ Rules”). Please see “Security Ownership of Management and Certain Beneficial Owners” below. Notwithstanding the foregoing, in an effort to continuously improve its corporate governance practices, all of the members of the Board’s Audit Committee, Compensation Committee and Nomination and Corporate Governance Committee are “Independent” under the NASDAQ rules. See the table under the heading “Director Nominees” on page iii of the Proxy Statement Summary to see the determinations of independence for each director nominee.
If, however, the Reclassification Proposal and Reclassification Amendment Proposal are both approved, as described below in Proposal 5, the Class B Shares will be eliminated. Thus, the Company will no longer qualify as a “controlled company” as defined in the NASDAQ rules and cannot rely on the exemption afforded to controlled companies under NASDAQ rules with respect to Board and committee independence.
Director Nominations
As a part of the Company’s commitment to regularly enhance its corporate governance practices, the Company formed the Nomination and Corporate Governance Committee of the Board for the purpose of identifying qualified individuals to serve as members of the Board and recommending those individuals for nomination to the Board and submission for shareholder approval. In light of the Nomination and Corporate Governance Committee’s efforts in this regard, the Board has determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Nomination and Corporate Governance Committee will consider that candidate along with any other candidates for a Board position.
Board Tenure
The Board does not have a mandatory retirement age. Instead, the Board believes that directors should be evaluated on their unique perspectives, experiences and ability to contribute to the Board and that long-serving directors provide important perspective and insight based on industry experience and a deep understanding of our long-term plans and objectives. The Board is focused on maintaining a balance between longer serving directors and newer directors with complementary skills, expertise, diverse backgrounds and points of view, which allows for natural turnover and an appropriate pace of Board refreshment. As part of the Board’s ongoing efforts to seek this balance of skills, experience and tenure, the Board has elected four new directors since 2019, representing half of the members of the Board.
9 | American Software, Inc. 2024 Proxy Statement

Board Diversity
Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board is making a conscious effort to increase the diversity of Board members by recruiting from a highly qualified and diverse pool of candidates. The Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.
BOARD DIVERSITY MATRIX (As of July 8, 2024)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	1
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1
Board Leadership Structure
We believe that our current Board leadership model combined with our corporate governance policies and documents, strikes an appropriate balance between informed and consistent leadership and independent oversight and perspective, allowing for efficiency and accountability, ultimately creating an environment for the effective execution of the Board’s responsibilities. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Currently, H. Allan Dow, our Chief Executive Officer and President, is serving as the Company’s principal executive officer and Mr. James B. Miller, Jr. serves as the Chairman.
Committees of the Board of Directors
Audit Committee
The Board has an Audit Committee, which presently consists of Messrs. Miller (Chairman), Hogue, McKenna and Newberry, Mmes. Thomas, Matlock and Wu. The Audit Committee held ten (10) meetings during fiscal 2024, in addition to its consultations with our independent registered public accounting firm and management in connection with review of interim financial statements. The NASDAQ Rules require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the NASDAQ Rules. The Board has determined that all of the Audit Committee members meet the NASDAQ definition of “independent.”
The Audit Committee has a written charter, which can be found on our website at www.amsoftware.com. The Audit Committee’s charter outlines the composition requirements of the Audit Committee, as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of the Audit Committee’s activities to the Board. The functions of the Audit Committee include making an annual recommendation of the independent registered public accounting firm to the Company, reviewing the scope and results of the independent registered public accounting firm’s audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, pre-approving audit services and permitted non-audit services and related fees, and reviewing with
10 | American Software, Inc. 2024 Proxy Statement

management and the independent registered public accounting firm the financial statements to be included in the Company’s annual and quarterly reports and other financial reports. The Board has determined that James B. Miller, Jr., Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the United States Securities and Exchange Commission (the “SEC”).
Compensation Committee
The Board has a Compensation Committee, consisting of Messrs. Miller (Chairman), Hogue, McKenna and Newberry, Mmes. Thomas, Matlock and Wu. During fiscal 2024, the Compensation Committee met on one occasion. The Board has determined that all of the Compensation Committee members meet the NASDAQ definition of “independent.” The Compensation Committee has a written charter, which can be found on our website at www.amsoftware.com.
The Compensation Committee’s charter outlines the composition requirements of the Compensation Committee, as well as its duties and responsibilities. The Compensation Committee has authority to establish the compensation of our Chief Executive Officer and President, and prior to his retirement, our former Executive Chairman. The Compensation Committee also consults with our Chief Executive Officer and President about the compensation of the other named executive officers.
In addition, the Compensation Committee, which acted through the Special Stock Option Committee until May 29, 2024, has the authority to grant stock options to our named executive officers, including prior to his retirement, our former Executive Chairman, under the Company’s Amended and Restated 2020 Equity Compensation Plan (the “2020 Plan”) and, if approved the Company’s 2024 Equity Compensation Plan (the “2024 Plan”). See “Executive Compensation - Compensation Discussion and Analysis” below for a further discussion of the Compensation Committee and the functions it performs.
Until May 29, 2024, two different committees of the Board, the Special Stock Option Committee and the Stock Option Committee, administered the 2020 Plan (see “Executive Compensation - Stock Options”), depending on whether the option grant was made to an executive officer, a director or another person. Prior to May 29, 2024, the Special Stock Option Committee, which consisted of Messrs. Miller, Hogue, McKenna and Newberry and Mmes. Thomas, Matlock and Wu, each a member of the Compensation Committee, administered stock option grants to executive officers and directors. Prior to May 29, 2024, the Stock Option Committee, which consisted of H. Allan Dow and, prior to his retirement, Mr. Edenfield, administered stock option grants to other employees. The functions of these committees were to grant stock options and establish the terms of those stock options, as well as to construe and interpret the 2020 Plan and previous plans and to adopt related rules and procedures. During fiscal 2024, the Special Stock Option Committee acted by written consent on one (1) occasion and the Stock Option Committee acted by written consent on four (4) occasions in connection with the grant of stock options under the Company’s 2020 Plan.
On May 29, 2024, the Board acted to dissolve the Special Stock Option Committee and the Stock Option Committee and to delegate the duties of each of the two committees to the Compensation Committee, effective immediately. Accordingly, the Compensation Committee will henceforth assume the duties and functions previously delegated to the Special Stock Option Committee and the Stock Option Committee described above.
Nomination and Corporate Governance Committee
Notwithstanding the fact that the Company qualifies as a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Rules, the Board of Directors formed the Nomination and Corporate Governance Committee in fiscal 2023 as a part of its effort to regularly enhance its corporate governance practices. The Nomination and Corporate Governance Committee consists of Ms. Thomas (Chairwoman) and Messrs. McKenna and Hogue, and held one meeting during fiscal 2024. The NASDAQ Rules require nominating committees to be composed of not less than three members who are “independent,” as that term is defined in the NASDAQ Rules. The Board has determined that all of the Nomination and Corporate Governance Committee members meet the NASDAQ definition of “independent.”
The Nomination and Corporate Governance Committee will be instrumental in assisting the Board by (i) identifying qualified individuals to serve as members of the Board and recommending those individuals for shareholder approval; (ii) overseeing and periodically reviewing the Company’s corporate governance practices and procedures; and (iii) overseeing the evaluation of the Board and standing committees of the Board. In connection with its recruiting of director candidates, the Nomination and Corporate Governance Committee will, consistent with its
11 | American Software, Inc. 2024 Proxy Statement

fiduciary duties, continue to (a) consider factors such as the individual’s experience, integrity, competence, skills, and dedication in the context of the needs of the Board, and (b) seek to recruit from a diverse pool, taking into account diversity factors such as gender, race, ethnicity, age, experience, and occupation, and NASDAQ’s listing rules regarding Board diversity.
The Nomination and Corporate Governance Committee has the authority to select and retain a search firm and other third-party advisors to assist the committee in identifying director candidates and otherwise support the committee’s responsibilities. No fees were paid to any third party in connection with the identification of the director nominees identified in this Proxy Statement.
The Nomination and Corporate Governance Committee has a written charter, which can be found on our website at www.amsoftware.com. The Nomination and Corporate Governance Committee’s charter outlines the committee’s composition requirements, as well as its duties and responsibilities.
Risk Oversight
We believe that understanding and managing risk is the responsibility of each employee of the Company. However, management is ultimately accountable to our Board of Directors and shareholders for the day-to-day management of risks we face. Our Board, as a whole and through its committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities, strategies or products. Our Board also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all directors, officers and employees of the Company. As part of its review of the corporate governance policies of the Company, the Board adopted certain amendments to the Code of Conduct, effective May 20, 2020, to (i) better address applicable law and regulatory guidance, (ii) provide additional clarity on acceptable and unacceptable behaviors and actions, and (iii) make other technical, administrative, and non-substantive amendments. Furthermore, the Board further amended the Code of Conduct, effective November 23, 2023, to provide additional clarity on anti-bribery compliance. The Code of Conduct is available on the Company’s website at www.amsoftware.com/investor-relations/.
Hedging Policy
Our Code of Conduct prohibits our directors and employees from engaging in certain hedging transactions.
Insider Trading Policy
The Company maintains a policy (which was recently updated in July 2023) that mandates compliance with insider trading laws and institutes safeguards to mitigate the risk of insider trading.
Communications Between Shareholders and Directors
Shareholders may contact the Board or any individual director by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, American Software, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.
12 | American Software, Inc. 2024 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board, upon the recommendation of the Audit Committee, has appointed KPMG LLP (“KPMG”) to serve as its independent registered public accounting firm for the fiscal year ending on April 30, 2025. KPMG acted in such capacity during the fiscal year ended April 30, 2024. This appointment is being presented to the shareholders for ratification. Although the Company is not required to obtain shareholder ratification, the Company has elected to do so in order to provide the shareholders with an opportunity to participate in this decision. In the event that the shareholders do not ratify the appointment of KPMG as the independent registered public accounting firm of the Company, the Board will consider the retention of another independent registered public accounting firm.
The Company expects that representatives of KPMG will attend the 2024 Annual Meeting. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire.
During the fiscal year ended April 30, 2024, the Company engaged KPMG to provide certain audit services, including the integrated audit of the annual consolidated financial statements, quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent registered public accounting firm for the Company since 1982. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent registered public accounting firm.
The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2023 and fiscal 2024 are summarized below:
Audit Fees. Fees for audit services totaled approximately $884,000 in fiscal 2023 and approximately $1,231,000 in fiscal 2024, including fees associated with the annual audit and the reviews of consolidated financial statements in Quarterly Reports on Form 10-Q, including Sarbanes-Oxley 404 audit fees.
Audit-Related Fees. There were no fees for audit related services incurred for fiscal 2023 or fiscal 2024.
Tax Fees. There were no fees for tax services, including tax compliance, tax advice and tax planning, billed to the Company by KPMG in fiscal 2023 or in fiscal 2024.
All Other Fees. The Company’s independent registered public accounting firm did not receive fees for other services not described above in fiscal 2023 or in fiscal 2024.
In accordance with the NASDAQ Rules and rules and regulations promulgated by the SEC, the approval of the Audit Committee is required for all independent audit engagement fees, terms and conditions and all permitted non-audit engagements (including the fees, terms and conditions thereof) that the independent registered public accounting firm performs for the Company.
Board Recommendation
The Board believes it is in the best interest of the Company and its shareholders to ratify the appointment of KPMG as its independent registered public accounting firm for the fiscal year ending on April 30, 2025. Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING ON APRIL 30, 2025.
13 | American Software, Inc. 2024 Proxy Statement

AUDIT COMMITTEE REPORT
The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2024.
The Board of Directors has adopted a written charter for the Audit Committee. As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with U.S. generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for maintaining internal controls. The independent registered public accounting firm of the Company is responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows to the Company in conformity with U.S. generally accepted accounting principles.
In fulfilling its responsibilities with respect to the fiscal 2024 audit, the Audit Committee: (1) reviewed and discussed the audited consolidated financial statements for the fiscal year ended April 30, 2024 with Company management and KPMG, the Company’s independent registered public accounting firm; (2) discussed with KPMG the matters required to be discussed pursuant to Statement on Auditing Standards No. 1301, “Communications Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and (3) received the disclosure and the presentation from KPMG required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from the Company.
Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024 for filing with the SEC.
The NASDAQ Rules require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.
By the Audit Committee:

James B. Miller, Jr., Chairman
W. Dennis Hogue
Celena Matlock
Matthew G. McKenna
Thomas L. Newberry, V
Lizanne Thomas
Nicole Wu
14 | American Software, Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
We believe that attracting, retaining and motivating effective executive officers is critical to the overall success of our business. To achieve these goals we have adopted executive compensation programs designed to reward performance and emphasize the creation of shareholder value. For fiscal 2024, our Compensation Committee and, prior to his retirement, our Executive Chairman, were responsible for establishing executive compensation policies and overseeing executive compensation practices. In the following Compensation Discussion and Analysis, we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “named executive officers”). Our named executive officers for fiscal 2024 are: H. Allan Dow, our Chief Executive Officer and President; Vincent C. Klinges, our Chief Financial Officer and Treasurer, and James C. Edenfield, our former Executive Chairman and Treasurer. Please see “Director Background and Qualifications” above for additional information regarding Mr. H. Allan Dow. Additional information about Mr. Edenfield and Mr. Klinges appears below.
Please see the Summary Compensation Table below for detailed components of our named executive officers’ fiscal 2024 compensation.
Non-Director Executive Officers
Vincent C. Klinges
Age: 61
Mr. Klinges joined American Software in February 1998 as Vice President of Finance. In September 1999, Mr. Klinges was promoted to Chief Financial Officer, and also became the Chief Financial Officer of Logility, Inc, a provider of collaborative supply chain planning solutions and a wholly owned subsidiary of the Company. From July 1995 to February 1998, Mr. Klinges was employed by Indus International, Inc. (formerly known as TSW International, Inc.), a data management company, as Controller. From November 1986 to July 1995, Mr. Klinges held various positions with Dun & Bradstreet, Inc., a publicly traded data management company, including Controller of its software subsidiary, Sales Technologies.

Mr. Klinges holds a Bachelor of Business Administration from St. Bonaventure University.

James C. Edenfield
Age: 89
Mr. Edenfield is a co-founder of the Company and served as our Executive Chairman from September 2014 to February 2024. In February 2024, Mr. Edenfield retired from service as Executive Chairman and Director of the Board and Treasurer of the Company. Mr. Edenfield previously served as Chief Executive Officer and President from November 1989 to May 2014 and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with, and was a director of, Management Science America, Inc., an Atlanta-based applications software development and sales company.

Mr. Edenfield holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology.

As a co-founder and Executive Chairman of the Company, and with more than 40 years of experience in our industry, Mr. Edenfield provided essential insight and guidance to our Board of Directors from an insider perspective regarding the strategic direction of the Company.

Oversight of Fiscal 2024 Compensation Program
The Compensation Committee of the Board of Directors is responsible for establishing and reviewing our overall compensation philosophy. The Compensation Committee reviews and establishes all elements of compensation of our Chief Executive Officer and President and, prior to his retirement, our Executive Chairman.
15 | American Software, Inc. 2024 Proxy Statement

Prior to our Executive Chairman’s retirement in February 2024, the Compensation Committee consulted with our Executive Chairman about salaries and cash compensation of our other named executive officer (other than stock option compensation), but the Executive Chairman had the authority to establish the compensation for such other executive officer, except for stock option compensation. The Compensation Committee acted as the Special Stock Option Committee (which is further described below) with respect to stock option grants to all named executive officers, including the Executive Chairman. With respect to the major elements of executive compensation plans, the Executive Chairman consulted with the Compensation Committee and made recommendations regarding levels of option grants to specific individuals, as input to the Compensation Committee’s final decision regarding stock option grants.
However, in light of our Executive Chairman’s retirement, our Compensation Committee now reviews and establishes all elements of compensation for our named executive officers.
Executive Compensation Philosophy
We believe that a compensation program which promotes our ability to attract, retain and motivate outstanding executives will help us meet our long-range objectives, thereby serving the interests of the Company’s shareholders. Our executive officer compensation program is designed to achieve the following objectives:
•	Provide compensation opportunities that are competitive with those of companies of a similar size.
•	Create a strong connection between executives’ compensation and our annual and long-term financial performance.
•	Include performance-based incentive compensation that offers an opportunity for above-average financial reward to executives without creating incentives for undue business risks.
•	Design incentive compensation benchmarks that closely align the interests of executive officers with those of our shareholders.
Consideration of Peer Companies
In making compensation decisions, the Compensation Committee reviews publicly available information on practices and programs and compensation levels of members of a peer group selected by the Compensation Committee, consisting of technology companies similar to us. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
During fiscal 2024, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers: Agilysys Inc., Aspen Technology, Inc., Asure Software, Inc., PROS Holdings Inc., The Descartes Systems Group, Inc., eGain Corporation, E2open Parent Holdings, Inc., Kinaxis, Inc., Manhattan Associates, Inc., Model N, Inc., and SPS Commerce, Inc.
While we believe this compensation data provides useful insight into the competitiveness of our compensation packages, the data serves only a reference point and we do not currently target any particular benchmark.
Elements of Compensation
General. We have selected and structured the components of our executive officer compensation in order to achieve our objectives of attracting, retaining and motivating such officers. We consider the components of our compensation program - salary, bonus plan, stock options, and personal benefits such as life insurance and retirement plans - together to achieve a balanced compensation package that addresses the objectives described above, and separately in order to evaluate their reasonableness. Taken as a whole, we believe that these elements of our compensation structure reward past performance and provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders.
In our approach to executive compensation we generally have emphasized bonus plans and stock options, as we believe those components have the greatest potential for directly aligning the future interests of executive officers with those of shareholders. We also believe that our practice of emphasizing stock option grants, which we
16 | American Software, Inc. 2024 Proxy Statement

have followed for many years, has helped motivate our executives to develop strategies that further our long-term interests. We intend for our executive bonus plans to motivate executive officers in the short term, based upon achieving operating results that enhance shareholder value without taking undue business risks. In reviewing salaries of executive officers, we consider the executive’s previous salary level in light of prior year performance, rate of inflation and trends in executive compensation among our competitors. In selecting insurance and retirement plans, we have taken into account the needs of our entire workforce, on the principle that these plans are most effective and most valued if they are made available across all levels of compensation within the Company.
Base Salaries. We establish the salaries of our named executive officers at levels that we believe are, when viewed in conjunction with their potential bonus income and stock option grants, competitive and reasonable in light of their experience, prior performance and level of responsibility. For fiscal 2024, the Committee reviewed and established the base salary of our Executive Chairman and our Chief Executive Officer and President. With respect to our other named executive officer, the Committee consulted with the Executive Chairman, but the Executive Chairman retained the authority to establish the base salary for such executive officer.
The following table summarizes the salary arrangements for the named executive officers in the fiscal years ended April 30, 2024 and 2025:
Name	Fiscal 2024 ($)	Fiscal 2025 ($)	Percent Change
James C. Edenfield(1)	297,658	—	—
H. Allan Dow	741,000	741,000	—
Vincent C. Klinges	421,000	421,000	—
(1)	Mr. Edenfield retired from the Company, effective February 21, 2024.
Bonuses. Each of our named executive officers has a bonus plan established during the first quarter of a fiscal year, covering that fiscal year. For fiscal 2024, the Compensation Committee established the bonus plan for James C. Edenfield, our former Executive Chairman, and H. Allan Dow, our Chief Executive Officer and President. Mr. Edenfield, after consulting with the Compensation Committee, established the bonus plans for our other named executive officers. In each case, the bonus plan is customized for the individual executive officer. We use these bonus plans, in tandem with stock option grants, as tools to (i) attract and retain qualified executives, (ii) reward executives for their role in achieving specified annual performance goals, and (iii) align our executives’ interests with those of our shareholders. To accomplish this, we establish annual bonus plans with attainable, pre-established, objective performance goals, using formulas tied to important factors that positively affect return on investment. Each year, the Compensation Committee evaluates the performance goals selected for the bonus plan and may select new or additional performance goals for the following fiscal year bonus plan.
Fiscal 2024 Bonuses. For fiscal 2024, the Compensation Committee selected the following financial performance metrics as the general set of metrics upon which to base the bonus plan: revenue, recurring revenue and adjusted EBITDA. Revenue is a GAAP measure reported in the Company’s Annual Report on Form 10-K. The Compensation Committee believes that revenue is one of the most recognizable and objective measures of corporate growth and performance. Recurring revenue consists of revenue received by the Company from its subscription and maintenance businesses. The Committee believes that recurring revenue is a commonly reported GAAP financial measure utilized in our industry that highlights current trends with respect to cloud revenue growth and the retention or conversion of maintenance revenue. Adjusted EBITDA represents our GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense, and has been further adjusted to exclude acquisition activity during the year. The Committee believes that adjusted EBITDA is a meaningful measure that enables the Company to evaluate its cash flow performance relative to annual performance targets.
For each financial performance metric selected for fiscal 2024, our executive officers, including our named executive officers, will receive a minimum bonus amount if the Company achieves its minimum performance goal, with the remaining bonus amount being pro-rated to 100% of a target bonus amount, which would be paid if the Company achieves its target performance goal. If the Company exceeds its target performance goal, the executive officer will receive a bonus amount equal to such executive’s target bonus amount multiplied by the percentage of the Company’s actual performance relative to the Company’s target performance goal. Revenue, recurring revenue, and adjusted EBITDA related to any acquisition made during the fiscal year are excluded for purposes of determining whether a bonus has been earned.
17 | American Software, Inc. 2024 Proxy Statement

For fiscal 2024, the Company’s minimum and target performance goals, and actual performance, are summarized in the following table:
Financial Performance Metric	Minimum Performance Goal ($)	Target Performance Goal ($)	Actual Fiscal 2024 Performance ($)	Achievement %
Revenue	108,500	118,300	102,515	(0%)
Recurring Revenue	90,000	94,000	86,712	(0%)
Adjusted EBITDA	13,050	14,550	8,547	(0%)
Mr. James C. Edenfield’s bonus for fiscal 2024 was determined as follows:
Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	13,933	139,333	33.33%	—
Recurring Revenue	13,933	139,333	33.33%	—
Adjusted EBITDA	13,933	139,333	33.33%	—
Total			100%	—
Mr. Dow’s bonus for fiscal 2024 was determined as follows:
Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	46,667	466,667	33.33%	—
Recurring Revenue	46,667	466,667	33.33%	—
Adjusted EBITDA	46,667	466,667	33.33%	—
Total			100%	—
Mr. Klinges’ bonus for fiscal 2024 was determined as follows:
Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	8,800	88,000	33.33%	—
Recurring Revenue	8,800	88,000	33.33%	—
Adjusted EBITDA	8,800	88,000	33.33%	—
Total			100%	—
Adjusted EBITDA Target Bonus Amounts and Minimum Bonus Amounts were adjusted during fiscal 2024 to account for the Company’s divestiture of The Proven Method on September 18, 2023.
Fiscal 2025 Bonuses. Similar to the fiscal 2024 bonuses, bonuses for the Company’s fiscal year ending on April 30, 2025 (“fiscal 2025”) will only be funded to the extent that the Company achieves its minimum targets, which are based on fiscal 2025 results.
Stock Option Awards. The Compensation Committee, which is responsible for grants of stock options to the named executive officers, believes that granting stock options to executive officers is an effective means to reward them for their prior performance, serve as an incentive for promotion of Company profitability and other long-term objectives, and maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. As compared to our executive bonus plans, stock options address longer term compensation and incentives. To establish option grant levels, the Compensation Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. The Compensation Committee continues to believe that stock options represent the most efficient and effective means for the Company to achieve the objectives described above.
18 | American Software, Inc. 2024 Proxy Statement

The Compensation Committee, which acted through the Special Stock Option Committee until May 29, 2024, typically grants stock options to executive officers once annually, usually during the month of June or July, while the salary and bonus plans for executives are being considered and finalized and preliminary results are available for the fiscal year just ended. The option exercise prices are fixed as of the close of trading on the grant date and are based on the closing price of our Class A Shares, as quoted on the NASDAQ Stock Market. Options granted to executives during the past several years have terms of six years and vest ratably over a five-year period. We expect this practice to continue.
The Compensation Committee did not rely on a quantitative analysis when determining the levels of stock option grants to named executive officers for the 2024 or 2025 fiscal years.
The Compensation Committee developed its decisions on stock option grants based on a qualitative analysis considering the following factors:
•
Executive Chairman Recommendations. Prior to his retirement, the Compensation Committee placed substantial weight on the stock option grant recommendations of the Executive Chairman in fiscal 2024, particularly as to stock option grants to named executive officers other than himself. The Compensation Committee considered several factors, including our former Executive Chairman’s intimate knowledge of the role and performance level of each of the named executive officers over an extended time period, demonstrated skill in retaining and motivating our officers and key employees, and emphasis on and effectiveness in managing the business of the Company on a fiscally conservative basis. In part because of these factors, the Compensation Committee ultimately decided to grant stock options in accordance with our former Executive Chairman’s stock option grant recommendations.

•
Current and Past Years’ Financial Results. The Compensation Committee observed that our operating performance in fiscal 2024 failed to meet expectations, resulting in none of the three annual target performance goals being met. Based on this performance, the Compensation Committee determined to eliminate salary increases to our named executive officers for fiscal 2025. To continue incentivizing improved performance in fiscal 2025, the Compensation Committee will continue to provide a significant percentage of our executives’ overall compensation in the form of equity, which further aligns our executives’ interests with those of our shareholders.

•
Perceived Value of Named Executive Officers. The stock option grants to the named executive officers were not at the same level for each individual. The Compensation Committee considered the roles of the named executive officers and their ability, individually, to influence our profitability and position in the marketplace. In fiscal 2024, this resulted in the largest stock option grant being made to Mr. Dow (300,000 shares), followed by a smaller grant to Mr. Klinges (150,000 shares). Our former Executive Chairman, Mr. James C. Edenfield, received a Restricted Stock Unit (“RSU”) grant equal to $240,000. In the Compensation Committee’s judgment, these equity awards reasonably reflected the relative ability of officers holding these positions to affect the performance of the Company.

•
Current and Past Years’ Compensation Packages. The Compensation Committee establishes the overall compensation package of our Chief Executive Officer and President and, prior to his retirement, our Executive Chairman. Until May 29, 2024, the Compensation Committee advised on, but did not have the authority to establish, the compensation packages of our other named executive officers, except for stock option grants. As of May 29, 2024, however, the Compensation Committee now establishes compensation packages for all named executive officers, including stock option grants. Compensation packages for each of our executive officers are established after considering, among other things, the Company’s performance and prior modifications to each executive officer’s compensation.

▪
In reviewing the compensation package of H. Allan Dow, the Compensation Committee noted that his fiscal 2024 salary remained flat, as compared to the prior year, and his fiscal 2024 target bonus remained flat for the prior year. Mr. Dow’s salary for fiscal 2025 remained flat at $741,000 and the target bonus decreased to $1,175,000, respectively.

▪
In reviewing the compensation package of Vince Klinges, the Compensation Committee noted that his fiscal 2024 salary remained flat, as compared to the prior year, and his fiscal 2024 target bonus remained flat, compared to the prior year. Mr. Klinges’ salary for fiscal 2025 remained flat at $421,000 and his target bonus decreased to $225,000, respectively.

19 | American Software, Inc. 2024 Proxy Statement

Personal Benefits and Perquisites. We provide a variety of health, retirement and other benefits to all employees. Our executive officers are eligible to participate in the benefit plans on the same basis as all other employees. These benefit plans include participation in the Company’s 401(k) plan (with matching contributions from the Company) and medical, dental, vision, life and disability insurance. Historically, the Company permitted Mr. James C. Edenfield to use a Company-owned automobile and paid for multiple club memberships. However, in December 2021, Mr. Edenfield discontinued his use of the Company-owned automobile. The Company paid for one club membership, which the company also used for corporate events, until Mr. Edenfield’s retirement. Our Chief Executive Officer and President received a car allowance in fiscal 2024. Otherwise, our executive officers do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees. The perquisites of the named executive officers in fiscal 2024 were as set forth in the “All Other Compensation” column and footnote 2 to the Summary Compensation Table below.
Other Benefits. We do not provide pension benefit plans, non-qualified contribution plans or other non-qualified deferred compensation options to any of our employees, including our named executive officers.
Consideration of Shareholder Votes on Executive Compensation
In determining executive compensation for fiscal 2024, the Compensation Committee considered the overwhelming shareholder support that the “say-on-pay” proposal received at our 2023 Annual Meeting. After carefully considering such feedback, along with the other factors described above, the Compensation Committee determined to continue to utilize the same elements it has used in previous years, with certain adjustments to provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders, and to recruit, retain and incentivize key employees.
Impact of Regulatory Requirements
For taxable years beginning before January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallowed a tax deduction to a public company for compensation in excess of $1 million paid to the Company’s chief executive officer and any other executive officer (other than the chief financial officer) required to be reported to its shareholders under the Securities Exchange Act of 1934 (the “Exchange Act”) by reason of such executive officer being one of the four most highly compensated executive officers. However, qualifying performance-based compensation was not subject to the deduction limitation if certain requirements were met.
Congress repealed the exemption for performance-based compensation in new tax legislation enacted December 22, 2017, effective for tax years beginning after December 31, 2017, and expanded the number of employees who will be considered “covered employees” subject to the 162(m) limit to include the Chief Financial Officer (who was previously excluded) and certain former named executive officers. As a result of these changes, compensation exceeding $1 million paid to executive officers covered by Section 162(m)’s deduction limit was not deductible in 2018 nor will it be in future years.
Although we consider the tax implications of Section 162(m) of the Code, we do not have a formal policy in place requiring that part or all compensation must qualify under this section, in order to preserve flexibility with respect to the design of our compensation programs.
Section 409A of the Code provides for certain requirements that a plan that provides for the deferral of compensation must meet, including requirements relating to when payments under such a plan may be made, acceleration of benefits, and the timing of elections under such a plan. Failure to satisfy these requirements will generally lead to an accelerated of timing of inclusion in income of deferred compensation, as well as certain penalties and interest.
Compensation Policies and Risk
We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. We are aware that incentive compensation arrangements can be structured in such a way as to encourage undue risk-taking by executives who make decisions that tend to maximize short-term compensation at the expense of the long-term interests of the enterprise. We believe that in the past, our incentive compensation plans have motivated management to act in ways that are consistent with the long-term interests of our shareholders: promoting growth while maintaining substantial cash reserves, avoiding
20 | American Software, Inc. 2024 Proxy Statement

debt, managing expenses and carefully evaluating potential acquisitions. We have structured current incentive compensation arrangements for executive officers in a manner consistent with past practices, and believe that those arrangements contribute to our long-term goals without encouraging undue risk-taking.
Compensation Committee Interlocks and Insider Participation
Since the beginning of fiscal 2024, no member of our Compensation Committee was an officer or employee of the Company, a former officer of the Company or had any relationship with the Company requiring disclosure under SEC regulations. During fiscal 2024, none of our executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Compensation Committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended April 30, 2024, as well as the Proxy Statement for the Annual Meeting.
Respectfully submitted by the Compensation Committee of the Board of Directors

James B. Miller, Jr., Chairman
W. Dennis Hogue
Celena Matlock
Matthew G. McKenna
Thomas L. Newberry, V
Lizanne Thomas
Nicole Wu
21 | American Software, Inc. 2024 Proxy Statement

FISCAL 2024 EXECUTIVE COMPENSATION
Summary Compensation Table
The following table reflects compensation paid to the Company’s named executive officers for fiscal 2022, fiscal 2023 and fiscal 2024.
Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(3) ($)	Total ($)
James C. Edenfield, Executive Chairman and Treasurer(1)	2024	297,658	—	240,000	—	—	—	2,628(4)	540,286
	2023	548,448	124,209	—	319,412	—	—	5,872	997,941
	2022	554,698	283,599	—	427,057	—	—	13,727	1,279,081
H. Allan Dow, Chief Executive Officer and President	2024	741,000	—	—	1,095,258	—	—	19,682(5)	1,855,940
	2023	741,000	404,793	—	1,597,060	—	—	18,716	2,759,912
	2022	720,000	951,548	—	2,135,283	—		18,620	3,825,451
Vincent C. Klinges, Chief Financial Officer	2024	421,000	—	—	547,629	—	—	4,421(6)	973,050
	2023	421,000	77,062	—	798,530	—	—	3,966	1,300,558
	2022	400,000	179,115	—	1,067,642	—	—	4,048	1,650,805
(1)	Mr. Edenfield retired from the Company, effective February 21, 2024.
(2)
The value of stock option awards in this column represents the aggregate grant date fair value of stock option grants made during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation-Stock Compensation. For discussion of relevant assumptions used in calculating the grant date fair value, see Note 6 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2024.

(3)	Amounts shown as “All Other Compensation” are attributable to perquisites, other personal benefits, and other items of compensation that are not reported elsewhere in the Summary Compensation Table.
(4)	Mr. Edenfield’s other compensation includes $2,122 in club membership dues and $506 in matching contributions to the Company’s 401(k) plan.
(5)	Mr. Dow’s other compensation includes $13,260 for a car allowance and $6,422 in matching contributions to the Company’s 401(k) plan.
(6)	Mr. Klinges’ other compensation includes $4,421 in matching contributions to the Company’s 401(k) plan.
Employment Agreements
We do not have formal employment contracts with our executive officers covering compensation matters. Accordingly, we set their compensation annually, under compensation plans individualized for each executive officer.
Retention Agreements
Upon recommendation and approval of the Compensation Committee, we entered into retention agreements with each of Messrs. James C. Edenfield, H. Allan Dow and Vincent C. Klinges on July 11, 2016 to provide for severance compensation should their employment be terminated under certain defined circumstances. We believe that such severance arrangements are key components to a competitive compensation package and are in line with companies in our peer group. In addition, we believe that these retention arrangements will help us retain our executive leadership in the event of a possible change in control and should such change in control occur, will help retain executive talent for the new organization.
The retention agreements provide for compensation to the executive in the event the executive’s employment is terminated following the consummation of a “change in control” for reasons other than the executive’s death, retirement, disability or for “cause” (as defined in the respective agreements), or if the executive voluntarily
22 | American Software, Inc. 2024 Proxy Statement

terminates employment for “good reason” (as defined in the respective agreements). The compensation payable under the retention agreements is a lump sum severance payment equal to a multiple of the sum of the executive’s annual base salary plus the executive’s bonus for the prior year as of the date of the change in control. The multiples applicable to each person are as follows:
Name	Multiple
James C. Edenfield(1)	2x
H. Allan Dow	2x
Vincent C. Klinges	1.5x
(1)	Mr. Edenfield retired from the Company, effective February 21, 2024. Accordingly, his retention agreement has terminated.
In addition, following termination of employment after a change in control, each of Messrs. James C. Edenfield, H. Allan Dow and Vincent C. Klinges are entitled to receive health insurance coverage (subject to a COBRA election) and certain other fringe benefits equivalent to those in effect at the date of termination for a period of twenty-four, twenty-four, and eighteen months, respectively. The retention agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The retention agreements expire upon the earlier of the executive’s termination or three years after a change in control of the Company or any successor to the Company. Accordingly, Mr. Edenfield’s retention agreement terminated on February 21, 2024, in connection with his retirement.
These retention agreements do not influence the vesting status of outstanding stock options under the 2020 Plan. However, under the 2020 Plan and, if approved, the 2024 Plan, upon the determination by the Compensation Committee in its role as the Stock Option Committee, in the event of a change in control as defined in the applicable plan, all awards may vest and become immediately exercisable in full.
A calculation of the potential post-employment payments due to our named executive officers under the agreements discussed above, assuming the triggering event for the payments occurred on the last business day of the year ended April 30, 2024, is set forth below under the heading “Potential Payments Upon Termination or Change in Control.”
Stock Options
Stock Option Plan
As of April 30, 2024, we had outstanding stock options and RSUs granted under the 2011 Plan and the 2020 Plan. All directors of the Company and all employees of the Company and its subsidiaries, totaling 331 persons as of April 30, 2024, are eligible to participate in the 2020 Plan and, if approved, the 2024 Plan. The 2020 Plan became effective on May 29, 2019 and expired on May 29, 2024. Accordingly, the Company is seeking shareholder approval for the 2024 Plan as a successor plan to the 2020 Plan.
As of April 30, 2024, there were 6,502,017 options outstanding that were issued under the 2011 Plan and 2020 Plan, in the aggregate, that remain unexercised, of which 2,725,704 were exercisable as of that date.
Stock Option Committees
Until May 29, 2024, two separate committees administered our stock option plans: (i) the Special Stock Option Committee (comprised of Messrs. Miller, Hogue, McKenna and Newberry and Mmes. Thomas, Matlock and Wu, as members of the Compensation Committee) was responsible for option grants to named executive officers and directors, and (ii) the Stock Option Committee (comprised of H. Allan Dow and, prior to his retirement, Mr. Edenfield) was responsible for other option grants. The members of these Committees were not eligible to participate in the portion of the plan that they administered, except pursuant to the formula option grant program for non-employee directors. Under the plans, the functions of these committees were to grant options and establish the terms of those options, as well as to construe and interpret the plans and adopt rules in connection with options that the particular
23 | American Software, Inc. 2024 Proxy Statement

committee grants. Except for the 2020 Plan, the function of these committees was limited to continuing and interpreting the plans. As of May 29, 2024, the Compensation Committee consolidated and absorbed the responsibilities of these two committees and is now responsible for their prior responsibilities and functions.
Fiscal 2024 Grants of Stock Options
The following table discloses the potential payouts under the stock options awarded to the named executive officers during the fiscal year ended April 30, 2024.
Name	Grant Date	All Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
James C. Edenfield	—	—	—	—	—
H. Allan Dow	9/27/2023	300,000	11.40	11.40	1,095,258
Vincent C. Klinges	9/27/2023	150,000	11.40	11.40	547,629
(1)	The stock options vest ratably on the first, second, third, fourth, and fifth anniversaries of the option grant date and expire in six years.
(2)	The exercise price is determined based on the closing price of the shares as traded on the NASDAQ Stock Market on the grant date.
(3)
For purposes of FASB ASC Topic 718, Compensation–Stock Compensation and this table, the grant date fair value of options is determined using the Black-Scholes option valuation model. The following assumptions were made with respect to options issued to Messrs. Dow and Klinges on September 27, 2023: exercise price equal to fair market value of stock on the grant date ($11.40); dividend yield (3.86%); expected volatility rate (43.81%); risk-free interest rate (4.67%); and expected option term of 5 years.

24 | American Software, Inc. 2024 Proxy Statement

2024 Outstanding Equity Awards at Fiscal Year-End
The table below discloses outstanding exercisable and unexercisable equity awards outstanding as of April 30, 2024 for the named executive officers.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
James C. Edenfield	18,000	0	13.68	6/15/2024
	31,200	18,000	14.55	8/21/2025
	36,000	36,000	15.56	6/24/2026
	24,000	36,000	22.00	8/18/2027
	12,000	48,000	16.00	6/13/2028
					21,053(3)	240,000
H. Allan Dow	300,000	0	13.68	6/15/2024
	240,000	60,000	14.55	8/21/2025
	180,000	120,000	15.56	6/24/2026
	120,000	180,000	22.00	8/18/2027
	60,000	240,000	16.00	6/13/2028
	0	300,000	11.40	9/27/2029
Vincent C. Klinges	80,000	0	13.68	6/15/2024
	68,000	17,000	14.55	8/21/2025
	60,000	40,000	15.56	6/24/2026
	60,000	90,000	22.00	8/18/2027
	30,000	120,000	16.00	6/13/2028
	0	150,000	11.40	9/27/2029
(1)	The number of shares underlying options awarded and the related exercise prices shown in the table are the amounts on the applicable grant date.
(2)	The stock option grants expire in six years and vest ratably on the first, second, third, fourth and fifth anniversaries of the option grant date.
(3)	Reflects RSUs that vest over one year.
25 | American Software, Inc. 2024 Proxy Statement

2024 Option Exercises and Stock Vested
The following table sets forth the actual value received by the named executive officers upon the exercise of stock options in fiscal 2024.
Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James C. Edenfield	—	—
H. Allan Dow	18,253	35,228
Vincent C. Klinges	—	—
Potential Payments upon Termination or Change of Control
We entered into retention agreements with Messrs. James C. Edenfield, Dow and Klinges on July 11, 2016. Given Mr. Edenfield’s retirement from the Company, effective as of February 21, 2024, Mr. Edenfield is no longer eligible for such potential payments upon termination or change of control under his respective retention agreement. See “Compensation Discussion and Analysis-Retention Agreements.” The following table sets forth in tabular form estimates of the potential post-employment payments due to these named executive officers pursuant to the retention agreements discussed above, assuming the triggering events for the payments occurred on the last business day of the fiscal year ended April 30, 2024 and, in the case of Mr. Edenfield, assumes that he was employed by the Company on April 30, 2024.
Name	Cash Severance(1) ($)	Estimated Value of Accelerated Equity Awards ($)	Total ($)
James C. Edenfield(2)	843,734	1,479,623	2,323,357
H. Allan Dow	2,291,586	7,823,162	10,114,748
Vincent C. Klinges	747,093	3,307,831	4,054,924
(1)
Consists of a multiple of the executive’s annual base salary plus the executive’s bonus for the prior year as of the date of the change in control. See “Compensation Discussion and Analysis—Retention Agreements” for the multiples applicable to each named executive officer.

(2)	Mr. Edenfield retired from the Company, effective February 21, 2024. Effective as of February 21, 2024, he is no longer eligible for such potential payments upon termination or change of control.
26 | American Software, Inc. 2024 Proxy Statement

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, below is a reasonable estimate about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. H. Allan Dow, our Chief Executive Officer, President and Principal Executive Officer. For fiscal 2024, our last completed fiscal year:
•	The median of the total annual compensation of all employees of our Company (other than Mr. Dow) was $117,877;
•	The total annual compensation of Mr. Dow, as reported in the Summary Compensation Table shown elsewhere in this Proxy Statement, was $1,855,940; and
•
Based on this information and calculated in a manner consistent with Item 402(u) of Regulation S-K, for fiscal 2024, the reasonable estimate of the ratio of the total annual compensation of Mr. Dow, to the median of the total annual compensation of all employees, was 16 to 1.

We used the following methodologies, estimates and assumptions as permitted under SEC rules to identify and select the median employee for purposes of determining our reasonable estimate of pay ratio as set forth above:
•	Reference Date. We chose April 30, 2024, the last day of our fiscal year, as the date to identify our “median employee.”
•
Employee Population. Our employee population on April 30, 2024, after taking into consideration the adjustment permitted by SEC rules relating to independent contractors, consisted of approximately 331 individuals. Although independent contractors are part of our workforce, they are not employees of the Company and accordingly, were not included in our employee population.

•
No Exclusions or Adjustments. Although permitted by SEC rules, we did not exclude any of our employees from our employee population in order to determine the median employee, nor did we make any cost-of-living adjustments in identifying the median employee.

•	Annualized Compensation. We annualized the compensation of all employees.
•
Relative Compensation. With respect to the annual total compensation of Mr. Dow, as required by SEC rules, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

27 | American Software, Inc. 2024 Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE
					Value of Initial Fixed $100 investment based on:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($mm)	Adj. EBITDA ($mm)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(i)	(j)(k)
2024	$1,855,940	942,317	756,668	444,209	$69	$241	$11.4	$8.5
2023	2,759,911	(24,534)	1,149,249	243,292	78	166	10.4	13.7
2022	3,825,451	2,454,375	1,464,943	1,030,883	108	159	12.8	17.3
2021	2,524,100	4,400,545	1,037,363	1,702,074	129	163	8.1	10.0
(a)	Refers to the Company’s fiscal year.
(b)
Reflects compensation amounts reported in the Summary Compensation Table (“SCT”) in the Fiscal 2024 Executive Compensation Section of this Proxy Statement for our CEO, Mr. Dow, for the respective fiscal years shown.

(c)
“Compensation actually paid” to our CEO in each of 2024, 2023, 2022 and 2021 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. “Compensation Actually Paid” may not reflect the actual amount of compensation earned by or paid to the CEO during the applicable year. Allan Dow was CEO for all years presented. For a complete discussion of the Company’s executive compensation program and the Committee’s philosophy and approach, please refer to the Compensation Discussion and Analysis beginning on page 15.

The following table is part of footnote (c):
Amounts Deducted or Added to CEO Compensation Reported in SCT
			Equity Addition to SCT Total for CEO
Year	SCT Total	Less Equity Deductions from SCT	Value of Current Year Equity Awards at April 30 value	Change in value of unvested prior year awards at April 30	Change in value of prior year awards vested in current year	Total Equity Addition to SCT	Total Compensation Actually Paid
		(1)	(2)	(3)	(4)		(5)
2024	$1,855,940	(1,095,258)	865,302	(496,369)	(187,298)	181,635	942,317
2023	2,759,911	(1,597,060)	790,318	(2,012,501)	34,797	(1,187,385)	(24,534)
2022	3,825,451	(2,135,283)	1,250,894	(1,060,416)	573,729	764,207	2,454,375
2021	2,524,100	(1,189,495)	2,203,851	630,459	231,630	3,065,940	4,400,545
(1)	Represents the grant date fair value of equity-based awards made during each fiscal year.
(2)	Represents the year-end fair value of equity-based awards that were made during the fiscal year.
(3)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end, with such change in fair value reflecting the change in the year-end stock price during each year.

(4)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the year, with such change in fair value reflecting the change in stock price from the prior fiscal year-end until the vesting date.

(5)
The amounts in this column are calculated by subtracting the amounts under “Less Equity Deduction from SCT” from, and adding the amounts under “Total Equity Addition to SCT” to, the amounts under “SCT Total” with respect to our CEO.

(d)
Reflects an average of compensation amounts reported in the “Summary Compensation Table” for our non-CEO named executive officers (“NEOs”), for the respective years shown. Included in the averages for the years shown is compensation for James C. Edenfield and Vincent Klinges.

(e)
Average “compensation actually paid” for our non-CEO NEOs in each of 2024, 2023, 2022 and 2021 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. Average “Compensation Actually Paid” may not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year.

28 | American Software, Inc. 2024 Proxy Statement

The following table is part of footnote (e):
Amounts Deducted or Added to Non-CEO NEO Average Compensation Reported in SCT
			Equity Addition to SCT Average for Non-CEO NEOs
Year	SCT Average	Less Equity Deductions from SCT	Value of Current Year Equity Awards at April 30 value	Change in value of unvested prior year awards at April 30	Change in value of prior year awards vested in current year	Total Equity Addition to SCT	Average Compensation Actually Paid
		(1)	(2)	(3)	(4)		(5)
2024	$756,668	(393,814)	323,801	(165,309)	(77,136)	81,356	444,209
2023	1,149,249	(558,971)	276,611	(639,105)	15,508	(346,986)	243,292
2022	1,464,943	(747,349)	437,813	(324,197)	199,674	313,290	1,030,883
2021	1,037,363	(376,673)	697,886	246,220	97,278	1,041,384	1,702,074
(1)	Represents the grant date fair value of equity-based awards made during each fiscal year.
(2)	Represents the year-end fair value of equity-based awards that were made during the fiscal year.
(3)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end, with such change in fair value reflecting the change in the year-end stock price during each year.

(4)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the year, with such change in fair value reflecting the change in stock price from the prior fiscal year-end until the vesting date.

(5)
The amounts in this column are calculated by subtracting the amounts under “Less Equity Deduction from SCT” from, and adding the amounts under “Total Equity Addition to SCT” to, the amounts under “SCT Average” with respect to our Non-CEO NEOs.

(f)	For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of the Company for the measurement periods ending on April 30, 2024, 2023, 2022 and 2021, respectively.
(g)	Based on the NASDAQ Computer Index included in our stock performance graph in our annual report to shareholders.
(h)	Reflects “Net Income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports for the measurement periods ending on April 30, 2024, 2023, 2022 and 2021, respectively.
(i)	Net Income based on continuing operations.
(j)
The Company-selected measure is Adjusted EBITDA. Adjusted EBITDA represents our GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense, and has been further adjusted to exclude acquisition activity during the year.

(k)	Adjusted EBITDA based on continuing operations.
Financial Performance Measures
As further discussed in our Compensation Discussion and Analysis, with performance-based pay comprising the majority of executive compensation, we believe our current executive compensation program directly links compensation to our financial performance and aligns the interests of our executive officers with those of our shareholders. The following table sets forth financial performance measures that we considered to be the most important to link compensation actually paid to Company performance during 2024.
Key Financial Measures
Revenue
Recurring Revenue
Adjusted EBITDA
29 | American Software, Inc. 2024 Proxy Statement

Analysis of the Information Presented in the Pay versus Performance Table
As demonstrated by the following table, the amount of Compensation Actually Paid to our CEO is aligned with our cumulative total shareholder return (“TSR”) over the three years presented in the table. The alignment of Compensation Actually Paid with the Company’s cumulative TSR over the period presented is because a significant portion of the Compensation Actually Paid to our CEO is comprised of equity awards.
Relationships between Pay and Performance
	2021	2022	2023	2024
CEO Compensation Actually Paid (in millions)	$4.4	$2.5	($0.0)	$0.9
Average NEO Compensation Actually Paid (in millions)	$1.7	$1.0	$0.2	$0.4

Company Net Income (in millions)	$8.1	$12.8	$10.4	$11.4
% Yearly Change	20%	58%	-19%	10%

Company Adjusted EBITDA (in millions)	$10.0	$17.3	$13.7	$8.5
% Yearly Return	-15%	73%	-21%	-38%

Company Total Shareholder Return	$129	$108	$78	$69
% Yearly Return	29%	-16%	-28%	-12%
3 year CAGR				-31%

Peer Total Shareholder Return	$163	$159	$166	$241
% Yearly Return	63%	-2%	4%	45%
3 year CAGR				80%
Because a majority of total compensation provided to the CEO and the Non-CEO NEOs is through equity-based grants that vest over multi-year periods, the primary driver of changes in “Compensation Actually Paid” totals for the CEO and Non-CEO NEOs is the change in Company stock price. During fiscal 2021, our stock price increased 29% during the year with stock price increases resulting in higher “Compensation Actually Paid” values for the CEO and Non-CEO NEOs. During fiscal 2023 and fiscal 2024, our stock price declined by 28% and 12%, respectively, compared to a return of 4% and 45% for the NASDAQ Computer Index. We closed fiscal 2023 and fiscal 2024 decreasing Adjusted EBITDA when compared to fiscal 2022 so our stock price changes resulted in 2023 and 2024 “Compensation Actually Paid” values for the CEO and average NEO that were lower than those values in 2022.
With the emphasis on annual equity-based grants that vest over multi-year periods for the CEO and our other Non-CEO NEOs, the Compensation Committee believes that compensation value actually realized by the Company’s officers is directly and strongly aligned with shareholder returns over a multi-year period.
30 | American Software, Inc. 2024 Proxy Statement

DIRECTOR COMPENSATION
For fiscal 2024, Directors received cash compensation of $70,000 annually, paid on a per-fiscal quarter basis, following scheduled quarterly Board meetings. New Board members will be compensated on a pro-rated basis based on the date they join the Board. The additional annual amount of $5,000 paid to each Board Committee Chair remains unchanged and will be paid annually. In connection with Mr. Miller’s appointment as the Company’s Chairman in February 2024, the Board approved an additional annual payment of $50,000 to the Chairman of the Board. The Company will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.
Board members will also receive annual grants of Restricted Stock Units (“RSUs”) worth approximately $120,000, based on the Company’s closing share price on the award date. The award of RSUs will be subject to the 2020 Plan, or the 2024 Plan, if approved. The RSUs will vest as Class A Shares of the Company in full one year after the date of grant, subject to the Board members’ continued service on the Board through the vesting date. Until vesting, the RSUs will not entitle a Board member to voting rights, dividends, or other rights or privileges of owning Class A Shares of the Company. In addition, new Board members will receive a grant of RSUs worth approximately $25,000, based on the Company’s closing share price on the date they join the Board.
The following table provides compensation information for non-employee members of our Board for the fiscal year ended April 30, 2024.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
W. Dennis Hogue	70,000	119,997	—	—	—	—	189,997
James B. Miller, Jr.	80,000	119,997	—	—	—	—	199,997
Thomas L. Newberry, V	70,000	119,997	—	—	—	—	189,997
Matthew G. McKenna	70,000	119,997	—	—	—	—	189,997
Lizanne Thomas	75,000	119,997	—	—	—	—	194,997
Nicole Wu	70,000	144,997	—	—	—	—	214,997
Celena Matlock	52,500	144,996	—	—	—	—	197,496
CERTAIN TRANSACTIONS
On December 8, 2003, our Board of Directors adopted a resolution directing the Audit Committee of the Board of Directors to establish and implement procedures for identifying and conducting an appropriate review of any proposed transaction that meets the definition of “related party transaction” within the meaning of Item 404 of SEC Regulation S-K. In January 2004, the Audit Committee adopted written procedures in accordance with such direction. Under those procedures, the Audit Committee reviews and evaluates any proposed related party transaction and determines whether the terms of such transaction, judged at the time of the determination, are fair to the Company. Our officers are instructed that when a related party transaction is proposed they are to bring it to the attention of the Audit Committee, which then reviews the transaction and makes a determination of whether it meets the above standard. The Audit Committee is required to prepare a report of its deliberations, conclusions and recommendations, and furnish that report to the full Board of Directors. Since May 1, 2023, we were not a party to any transactions involving amounts in excess of $120,000 in which any related person had a direct or indirect interest, and no such transactions are currently proposed.
LEGAL PROCEEDINGS
We are not aware of any current legal proceedings involving any of our directors, director nominees, or executive officers and either the Company or any of its subsidiaries.
31 | American Software, Inc. 2024 Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are requesting that our shareholders approve, on an advisory basis, the compensation of our executive officers, each of whom is named in the Summary Compensation Table, as described in the “Compensation Discussion and Analysis” section and disclosed in the Summary Compensation Table and related compensation tables and the narrative discussion presented under “Executive Compensation” in this Proxy Statement.
Our executive compensation program has been designed to attract, retain and motivate our executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage our executives to focus on both long- and short-term objectives without encouraging inappropriate risks to achieve performance.
As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders expressed through your vote on this proposal and will consider the outcome of this vote in making future compensation decisions for our executive officers.
Accordingly, we will present the following resolution for vote at our 2024 Annual Meeting:
“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section and disclosed in the Summary Compensation Table and related tables and narrative discussion set forth in the Proxy Statement.”
At the 2023 Annual Meeting, held on August 22, 2023, our shareholders approved the frequency of future votes on executive compensation on an annual basis. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at our 2025 Annual Meeting.
The proposal to approve, on an advisory basis, the compensation of our executive officers requires the affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.
Each proxy solicited on behalf of our Board of Directors will be voted “FOR” the approval of the compensation of our named executive officers unless the shareholder instructs otherwise in the proxy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE FOREGOING RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

32 | American Software, Inc. 2024 Proxy Statement

PROPOSAL 4: APPROVAL OF THE 2024 EQUITY COMPENSATION PLAN
On May 29, 2024, the Board approved, adopted and resolved to submit for shareholder approval the Company’s 2024 Equity Compensation Plan (the “2024 Plan”). If approved by our shareholders, the 2024 Plan reserves for issuance under the 2024 Plan 1,400,000 Class A Shares plus (i) the number of shares, if any, remaining available for issuance under the Company’s 2020 Equity Compensation Plan (the “2020 Plan”), and (ii) the number of shares, if any, subject to awards granted under the 2020 Plan that, after May 29, 2024, cease to be subject to such awards due to cancellation, forfeiture, or expiration of such awards.
We believe that granting equity awards to executive officers and other employees is an effective means to reward them for their prior performance, to serve as an incentive for promotion of Company profitability and other long-term objectives, and to maintain their overall compensation at competitive levels. As noted above, as of April 30, 2024, there were 248,930 shares available for future awards under the 2020 Plan.
Under the 2024 Plan, the Company may grant options, stock appreciation rights (“SARs”), shares of restricted stock, restricted stock units and performance stock units to officers and other employees of the Company or any subsidiary, consultants and other service providers to the Company or any subsidiary, and members of the Board. Options may be either incentive stock options or nonqualified stock options. The number of options, SARs, shares of restricted stock, restricted stock units or performance stock units granted is determined by the particular committee that administers such grants. See “Administration” below. Option grants to non-employee directors can only be nonqualified stock options. SARs, shares of restricted stock, restricted stock units and performance stock units may be granted to any plan participant.
The following summary of the 2024 Plan is qualified in its entirety by reference to the full text of the 2024 Plan, which governs in the event of any conflict. A copy of the 2024 Plan included as Appendix C to this Proxy Statement.
We intend to register the Class A Shares that would be available for awards under the 2024 Plan on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval of the 2024 Plan.
Purpose of the 2024 Plan
The purpose of the 2024 Plan is to aid the Company in recruiting and retaining key employees, directors, consultants and other service providers of outstanding ability and to motivate such persons to exert their best efforts on behalf of the Company and its affiliates.
Information Regarding Overhang and Burn Rate
In developing our share request for the 2024 Plan and analyzing the impact of utilizing equity as a means of compensation on our shareholders, we considered both our “overhang” and our “burn rate”.
Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future awards and (c) the number of shares outstanding. As of June 5, 2024, there were 6,685,135 shares underlying all equity awards outstanding, 0 shares available for future awards under the 2020 Plan, and 33,280,598 shares of common stock outstanding. Of the 6,685,135 shares underlying all equity awards that are outstanding as of June 5, 2024, 118,731 shares relate to issued and outstanding RSUs and 6,566,404 shares relate to issued and outstanding stock options, which options have a weighted average strike price of $15.51 and term of 3.21. Accordingly, our fully diluted overhang as of June 5, 2024 was 16.73%. If the 1,400,000 shares proposed to be authorized for grant under the 2024 Plan are included in the calculation, our fully diluted overhang on June 5, 2024 would have been 19.55%.
Burn rate provides a measure of the potential dilutive impact of our equity award program, which we define as the number of shares covered by awards granted in a given fiscal year minus shares subject to outstanding equity awards forfeited during that year, divided by the weighted-average number of shares of common stock outstanding for that year. We believe a net burn rate measure (that is, burn rate calculated to reflect forfeitures of awards)
33 | American Software, Inc. 2024 Proxy Statement

indicates the rate at which we actually create potential future shareholder dilution. The following table sets forth information regarding historical award granted and awards forfeited in each of the 2022 through 2024 fiscal periods, and the corresponding annual net burn rate, for each of such three fiscal years, as well as the average net burn rate for those three years:
	Fiscal 2022	Fiscal 2023	Fiscal 2024
Awards Granted	1,458,500	1,549,000	1,580,613
Less: Forfeitures	232,000	273,500	202,400
Net Shares Awarded	1,226,500	1,275,500	1,378,213
Weighted Average Number of Shares of Common Stock Outstanding	33,364,684	33,761,316	33,689,056
Net Burn Rate	3.68%	3.78%	4.09%
Three-year Average Net Burn Rate		3.85%
We recognize that equity awards dilute existing shareholders, and, therefore, we and our Compensation Committee are mindful to responsibly manage our equity compensation program. We review market data on equity compensation with our Compensation Committee on a regular basis with the goal of ensuring that our pay packages are competitive for all levels of employees, including our executives, and align with the compensation practices of our peers.
We have been and are committed to continuing to be careful, responsible stewards of our equity compensation program. We recognize that each equity award that we make dilutes our shareholders and intend to continue to actively monitor our share reserve and burn rate to ensure that we maximize shareholders’ value by granting the appropriate number of equity awards necessary to reward, motivate and retain our employees and directors. This requires prudence, process and sound judgement, all of which we are committed to because we know that we will not be able to compete for talent and deliver sustainable success to our shareholders without an equity compensation program.
Shares Subject to the 2024 Plan
The maximum number of Class A Shares that may be issued under the 2024 Plan is 1,400,000 plus the number of shares remaining available for issuance under the 2020 Plan, if any, subject to adjustment as provided below. Such shares may be shares of original issuance or treasury shares. Shares that are subject to awards granted under the 2024 Plan that are terminated, expire unexercised, lapse or are forfeited generally will be available again for issuance under the 2024 Plan. However, the following shares will not be available again for grant under the 2024 Plan: (i) cancelled on settlement of options or SARs in payment of the exercise price thereof; (ii) repurchased by Company using option exercise proceeds; (iii) withheld to pay taxes; and (iv) share-settled awards where only the actual shares delivered are counted against the plan reserve.
In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange or change in capital structure, distribution to shareholders (other than regular cash dividends) or any similar event, the applicable stock option committee, without liability to any person, will make such substitution or adjustment, if any, as it deems to be equitable as to the number or kind of shares or other securities issued or reserved for issuance. The committee will determine in its sole discretion the manner in which such substitution or adjustment shall be made.
Administration
The 2024 Plan is administered by the Compensation Committee (or any other committee of the Board to which the Board has delegated full or partial power to act), which is responsible for the administration and granting of stock options to other employees and eligible persons. The Compensation Committee is composed of two or more independent directors. References in this Proposal 4 to the “committee” mean the Compensation Committee or any other committee of the Board to which the Board has delegated full or partial power to act. The committee has the full power and authority to establish terms and conditions of any award consistent with the 2024 Plan and waive any such terms and conditions at any time; provided, however, the committee is not permitted to accelerate or waive any vesting conditions applicable to an award, except in the event of a participant’s death, disability, retirement or upon a Change of Control (as defined below).
34 | American Software, Inc. 2024 Proxy Statement

Eligibility
All directors and employees are eligible to participate in the 2024 Plan. Additionally, consultants and other service providers to the Company may be eligible for the issuance of awards under the 2024 Plan, if deemed appropriate by the committee.
No Repricing without Shareholder Approval
Under the 2024 Plan, the committee may not, without the approval of the Company’s shareholders, cancel outstanding options or SARs and grant in substitution, new options or SARs having a lower exercise price, amend any outstanding options or SARs to reduce the exercise price or purchase any outstanding unexercised options or SARs.
Minimum Vesting Requirements
No portion of any options, SARs, shares of restricted stock, restricted stock units or performance stock units will have a vesting period of less than one year from the date of grant.
Clawback
Any award granted pursuant to the 2024 Plan shall be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in any award agreement, (ii) to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any of its affiliates to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.
Exercise Price
The exercise price per share of any option granted under the 2024 Plan is set in each case by the committee that administers the 2024 Plan or by the entire Board, but shall not be less than 100% of the fair market value of common stock on the date of grant (110% for 10% shareholders if the option is an incentive stock option).
Terms of Options
The terms of individual option grants and SARs are determined by the particular committee granting the option or SAR, as discussed in “Administration” above. If the committee continues current practices, options granted pursuant to the 2024 Plan generally will expire on the sixth anniversary of the grant date and will become exercisable in equal portions over a five-year period. A SAR granted in connection with an option (i) may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option, (ii) shall cover the same number of shares covered by the option (or such lesser number of shares as the committee may determine), and (iii) shall be subject to the same terms and conditions as such option, except for certain additional limitations permitted under the 2024 Plan.
Exercise of Options
Options granted pursuant to the 2024 Plan are exercisable according to the terms of the 2024 Plan, at such times and under such conditions as determined by the committee that administers the options and as set forth in the option grant agreement relating to the options being exercised. The option grant agreement may specify whether the option price may be paid by the participant (i) in cash or its equivalent (e.g., by personal check) at the time the option is exercised, (ii) in shares having a fair market value equal to the aggregate option price for the shares being purchased and satisfying such other requirements as may be imposed by the committee, if such shares have been held by the participant for no less than six months, (iii) partly in cash and partly in shares, (iv) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option, or (v) to the extent approved by the committee, through “net settlement” in shares. The option agreement may provide for deferred payment from the proceeds of sale through a bank or broker of some of all of the shares to which such exercise relates.
35 | American Software, Inc. 2024 Proxy Statement

Exercise of SARs
Each SAR granted independent of an option shall entitle a participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per Share, multiplied by (ii) the number of shares covered by the SAR. Each SAR granted in conjunction with an option, or a portion thereof, shall entitle a participant to surrender to the Company the unexercised option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share over (B) the greater of the exercise price per share or the option price per share, multiplied by (ii) the number of shares covered by the option, or portion thereof, which is surrendered. The date on which a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in cash as set forth in the award agreement. SARs may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of shares with respect to which the SAR is being exercised.
Restricted Shares
The award agreement for restricted shares will set forth the number of shares subject to the award, the period during which and the conditions under which the restricted shares may be forfeited to the Company, and the other terms and conditions of the award. Restricted shares may not be sold, transferred, or otherwise encumbered or disposed of until the expiration of the restricted period and the fulfillment of any other conditions to the award. The award agreement will set forth a period of time during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. Unless otherwise provided in the award agreement, the participant receiving restricted shares will have the right to receive dividends and to vote such shares, provided, however, that any cash or stock dividends with respect to the restricted stock will be withheld by the Company for the participant’s account. Such dividends will be distributed to the participant upon the release of restrictions on the shares. At the end of the restricted period and provided that any other restrictive conditions of the award are met, a stock certificate will be delivered to the participant free of the restricted stock legend (or restrictions on book-entry shares will be removed).
Restricted Stock Units
Each restricted stock unit will have a value equal to the fair market value of a share on the date such restricted stock units are granted under the Plan. Restricted stock units may be settled in cash, shares, other securities or property (as determined by the Compensation Committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. Unless otherwise provided in the applicable aware agreement, restricted stock units will be subject to transfer restrictions similar to those of restricted stock, except that no shares are awarded to a participant who is granted restricted stock units on the date of grant, and such participant will have no rights of a shareholder with respect to the restricted stock units until the restrictions set forth in the award agreement lapse and the underlying shares have been delivered to the participant. The award agreement for restricted stock units will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted stocks units may be forfeited to us, and the other terms and conditions of the award. The award agreement will set forth a period of time (which will be not less than one year) during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. The award agreement may also set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in the Plan) that will subject the shares to forfeiture and transfer restrictions. The award agreement will specify whether restricted stock units entitle the participant to dividend equivalent rights at the time of payment of dividends to our shareholders. Unless otherwise determined by the Compensation Committee or as provided in the award agreement, all of the restricted stock units will terminate unless the participant remains in continuous employment for the entire restricted period and unless the other restrictive conditions of the award are met.
Performance Share Units
The committee will specify the terms of a performance share unit in the award agreement. The committee will establish an initial value for a performance share unit at the time of grant. In addition to any non-performance terms applicable to the performance share unit, the committee will set one or more performance goals that, depending on the extent to which they are met, will determine the number or value of the performance share unit that the Company
36 | American Software, Inc. 2024 Proxy Statement

will pay out to the participant. The committee may provide for payment of earned performance share units in cash or shares. The committee will also specify any restrictions applicable to the performance share unit such as continued service, the length of the restriction period, and whether any circumstances, such as death, disability or other events, shorten or terminate the restriction period.
Performance share units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the award agreement evidencing the award. However, rights to dividend equivalents are permitted only to the extent they comply with, or are exempt from, Section 409A. Any rights to dividends or dividend equivalents on performance share units or any other award subject to performance conditions will be subject to the same restrictions on vesting and payment as the underlying award.
Performance Measures
A performance objective may be described in terms of company-wide objectives or objectives that are related to a specific division, subsidiary, employer, department, region, or function in which the participant is employed or otherwise supports or that is specific to the participant or as some combination of those (as alternatives or otherwise). The Company may measure a performance objective on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. The committee will specify the period over which the Company will measure the performance objectives for a particular award and will determine whether the applicable performance objectives have been met with respect to a particular award following the end of the applicable performance period.
In determining whether any performance objective has been met, the committee may include or exclude any or all items that are unusual or infrequent, including but not limited to (i) charges, costs, benefits, gains, or income associated with reorganizations or restructurings of the Company and its subsidiaries, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations, and (ii) the effects of changes in applicable laws, regulations, or accounting principles. In addition, the committee may adjust any performance objective for a performance period as it deems equitable to recognize unusual or infrequent events affecting the Company and its subsidiaries, changes in laws, regulations, or accounting principles, mergers, acquisitions, and divestitures, or any other factors the committee determines.
Non-Transferability of Awards
Awards granted under the 2024 Plan are not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of a participant, awards may be exercised only by such participant or his or her guardian or legal representative.
Change of Control
In the event of a Change of Control (as defined below), the committee may, but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award not already vested, (ii) cancel such awards for fair value (as determined in the sole discretion of the committee) which, in the case of options, SARs, restricted stock units and performance stock units, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of shares subject to such options, SARs, restricted stock units or performance stock units (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options, SARs, restricted stock units or performance stock units) over the aggregate exercise price of such options, SARs, restricted stock units or performance stock units, (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted, as determined by the committee in its sole discretion, (iv) cancel and exchange any performance share units for which the performance period has not expired and exchange such performance share units for a cash payment equal to the product of the value of the performance share unit determined at “Target Performance Level” (100%) and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period, or (v) provide that for a period of at least 10 days prior to the Change of Control, such options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such options shall terminate and be of no further force or effect. The committee may, in its discretion and without the consent of any participant, determine that upon the occurrence of a Change of Control, each or any award or a portion thereof outstanding immediately prior to the Change of Control and not previously exercised or settled will be canceled in exchange for
37 | American Software, Inc. 2024 Proxy Statement

a payment with respect to each vested share subject to such award in cash, shares, shares of a corporation or other business entity that is a party to the Change of Control, or other property which, in any such case, will be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the Change of Control, reduced by the exercise or purchase price per share, if any, under such award.
For purposes of the 2024 Plan, “Change of Control” means a transaction or a series of transactions occurring within any single 12-month period in which: (i) any one Person (as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), or more than one Person acting as a group, acquires ownership of stock of Company that, together with stock held by such Person or group, constitutes majority shareholder voting power, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition; (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any one Person, or more than one Person acting as a group, other than a Person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.
Governing Law
The 2024 Plan will be governed by and construed in accordance with the federal laws of the United States and the laws of the State of Georgia.
No Right to Employment or Awards
The granting of an award under the 2024 Plan imposes no obligation on the Company or any of its subsidiaries to continue the employment of a participant and does not lessen or affect their right to terminate the employment of such participant. No participant or other person will have any claim to be granted any award. The terms and conditions of awards and the committee’s determinations and interpretations need not be the same with respect to each participant.
Termination of Employment
If a Plan participant’s employment is terminated for any reason other than death, Good Reason or Disability (as such terms are defined in the Plan), then all unpaid Awards (whether vested or unvested) will be cancelled or forfeited, as the case may be, unless the Participant’s award agreement provides otherwise.
Code Section 409A
The 2024 Plan expressly provides that no award will be granted, deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax upon a Participant under Section 409A of the Code, and the committee will have the authority to alter the payment or delivery of shares under the 2024 Plan in order to avoid such tax liability.
Plan Benefits
Awards granted under the 2024 Plan are subject to the discretion of the Compensation Committee. See “Executive Compensation - Elements of Compensation - Stock Option Plans” and “Executive Compensation - Stock Options - Fiscal 2024 Grants of Stock Options” for information related to recent grants of stock options. There are no outstanding options granted to participants in the 2024 Plan that are dependent upon the passage of the 2024 Plan.
Termination; Amendment
The 2024 Plan will terminate on May 30, 2029, unless sooner suspended or terminated by the Board. In general, no such suspension or termination will have any effect on outstanding awards without the consent of the participant. The committee may amend, alter, suspend, discontinue or terminate the 2024 Plan at any time; however, no amendment, alteration, suspension, discontinuation or termination may be made without shareholder approval if such change would increase the total number of shares reserved for issuance under the 2024 Plan or change the maximum number of shares for which awards may be granted to any participant. Additionally, the consent of a participant is required if any such change would materially adversely impair any of the rights under any award granted under the 2024 Plan.
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Tax Consequences
The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the 2024 Plan and the subsequent disposition of shares of common stock acquired upon such exercise. Under the 2024 Plan, at the time of grant the committee designates each option as either an incentive stock option or a nonqualified stock option, with differing tax consequences to the participant and to the Company for each type of option.
Nonqualified Options
The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified option granted under the 2024 Plan, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the participant, and the Company generally will be entitled to a deduction in an equal amount in the year the option is executed. Such amount will not be an item of tax preference to a participant.
Upon the subsequent disposition of shares acquired upon the exercise of an option (“Option Stock”), a participant may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in a participant’s hands), depending upon the holding period of such shares of Option Stock, equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the participant as a result of such exercise.
Incentive Options
Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the participant. (However, in calculating income for purposes of computing an individual participant’s alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)
When a participant sells Option Stock received upon the exercise of his or her incentive stock options, any amount she or he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if she or he has held his or her shares for at least two years from the date of granting the option to her or him and for at least one year after the issuance of such shares to her or him. If the Option Stock is not held for more than two years from the date of granting the option to him or her or are not held for more than one year after the issuance of such Option Stock, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the Option Stock on the date the option was exercised and the option price, and (ii) upon the sale of the applicable Option Stock, either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the Option Stock on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (a) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (b) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.
The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by a participant on the exercise or sale of Option Stock.
SARs
The grant of a SAR is not a taxable event to the Company or the participant. When a participant exercises a SAR, the excess of the fair market value of the common stock at the time of exercise over the unit grant price, multiplied by the number of units exercised, will be taxed as ordinary income to the participant. The Company may claim a deduction for federal income tax purposes for compensation paid in an equal amount after the participant has exercised the SAR.
Restricted Shares
The award of restricted shares will not result in taxable income to the participant, and the Company will not be entitled to take a deduction, at the time of grant unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is not made, upon the lapse of the restrictions upon restricted shares, the participant will recognize ordinary income in the amount equal to the fair market value of the shares at the
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time the restricted shares vest (less any amount paid for the shares), and the Company will be entitled to a deduction for the same amount. Prior to the lapse of the restrictions on restricted shares, any dividends received on such shares will be treated as ordinary income to the participant (and will not be eligible for reduced rates of taxation applicable to qualified dividend income).
If an election under Section 83(b) of the Code is made within 30 days after receipt of restricted shares, the participant will recognize ordinary income in the year that the restricted shares are awarded in an amount equal to the fair market value of the shares on the date of such award determined as if the restricted shares were not subject to restrictions, and the Company will be entitled to a deduction for the same amount. If the election is made, the participant will not recognize income at the time that the restrictions actually lapse. Any dividends received after the election is made generally will constitute qualified dividend income generally subject to reduced rates of taxation. If the restricted shares subject to the election are subsequently forfeited, the participant will not be entitled to a deduction or tax refund. Any ordinary income of the participant will be subject to tax withholding by the Company. The Company generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to vested restricted shares.
Restricted Stock Units
A participant generally is not taxed on the grant of a restricted stock unit, but rather is taxed on the ordinary income value of the restricted stock unit upon the vesting of such restricted stock unit. If the stock underlying the restricted stock unit is delivered at the time or shortly after the restricted stock unit is no longer subject to a substantial risk of forfeiture, then at the time of delivery the participant will recognize ordinary income equal to the amount of cash and the fair market value of the shares the participant has received. The issuer will be entitled to deduct the same amount. However, if the shares underlying the restricted stock unit are not designed to be paid on or shortly after the restricted stock unit is no longer subject to a substantial risk of forfeiture, the restricted stock unit may be deemed a nonqualified deferred compensation plan subject to Section 409A. In that case, if the restricted stock unit is designed to meet the requirements of Section 409A, then at the later time of delivery the participant will recognize ordinary income equal to the amount of cash and the fair market value of the shares the participant has received. The issuer will be entitled to deduct the same amount at that time.
Performance Share Units
A participant is not taxed on the grant of a performance share unit but will recognize taxable income at the time of settlement of the performance share unit equal to the amount of cash and the fair market value of the shares the participant has received. The income recognized will be taxable as ordinary income. The issuer generally will be entitled to deduct an amount equal to the amount of ordinary income the participant has recognized. Any gain or loss recognized upon the disposition of the shares acquired pursuant to settlement of a performance share unit will qualify as long-term capital gain or loss if the participant has held the shares for at least one year after settlement.
New Plan Benefits
It is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2024 Plan or would have been received by or allocated to participants for the last completed year because awards under the 2024 Plan will be made at the discretion of the committee.
Board Recommendation
The Board believes it is in the best interest of the Company and its shareholders to approve the adoption of the 2024 Plan so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel.
Required Vote
The affirmative vote of a majority of the shares in attendance or represented by proxy and entitled to vote at the Annual Meeting is required for adoption of the 2024 Plan. Votes that are withheld, broker non-votes and votes of abstention will not be counted as a vote for or against the Proposal 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING PROPOSAL REGARDING THE APPROVAL AND ADOPTION OF THE 2024 EQUITY COMPENSATION PLAN.
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PROPOSAL 5: APPROVAL OF THE RECLASSIFICATION
On April 10, 2024, the Company entered into the Reclassification Agreement with James C. Edenfield (“Mr. Edenfield”). Mr. Edenfield, the Company’s co-founder and former Executive Chairman and director, beneficially owns and has the sole power to vote or direct the voting of all of the shares of Class B Shares outstanding. See “Proposal 5 – Summary of Reclassification Agreement” on page 43 for a description of the Reclassification Agreement. A copy of the Reclassification Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference.
Pursuant to the Reclassification Agreement, subject to the terms and conditions set forth therein, the Company will reclassify its equity capital structure to eliminate the Class B Shares effected through the filing of an amendment to the Company’s Articles of Incorporation, which provides, among other things, for the automatic reclassification and exchange of each issued and outstanding share of Class B Shares into 1.2 Class A Shares. See “Proposal 6 – Approval of the Amendment and Restatement of the Company’s Amended and Restated Articles of Incorporation to give effect to the Reclassification” on page 57 for a description of the Reclassification Amendment. A copy of the proposed Second Amended and Restated Articles of Incorporation is attached as Appendix B to this Proxy Statement and is incorporated by reference. References to the “Reclassification Proposals” mean both the Reclassification Proposal and the Reclassification Amendment Proposal.
The effectiveness of the Reclassification is conditioned on our shareholders’ approval of the Reclassification Proposals. The effectiveness of the Reclassification is not conditioned on our shareholders’ approval of any other amendment to the Company’s Amended and Restated Articles of Incorporation, including the Indemnification Amendment and the Blank Check Preferred Stock Amendment (collectively, the “Other Amendment Proposals”).
We are asking our shareholders to vote on the Reclassification in this Proposal 5. The Board of Directors recommends that you vote “FOR” the Reclassification Proposal.
The Board of Directors approved the Reclassification, upon the unanimous recommendation of the independent members of the Board of Directors. If the Reclassification Proposals are each adopted by the Company’s shareholders, the Reclassification will become effective upon the filing of the Reclassification Amendment. The Company intends to make such filing promptly after the Annual Meeting.
Background of the Reclassification
As part of its ongoing review of the Company, the Board has regularly reviewed the Company’s capital structure, including whether maintaining the dual class share structure remains in the best interests of the Company and its shareholders. From time to time over the last several years, Mr. Edenfield has discussed with members of management and/or directors of the Company the possibility that at some point it may be desirable to explore making changes to the existing dual class share structure of the Company’s common stock. These conversations have recognized that potential changes could include, among other things, the possibility of reclassifying the common stock to eliminate the Company’s Class B Shares (which entitle the holder to 1 vote per share of Class B Shares and are 100% owned by Mr. Edenfield) and exchange each share of Class B Shares into Class A Shares (which entitle the holder to .1 vote per share of Class A Shares).
On February 7, 2024, Mr. Buddy Hendrick, an attorney who represents Mr. Edenfield, initiated a telephone conversation with Allan Dow, communicating that he had been retained by Mr. Edenfield. He conveyed that Mr. Edenfield desired to convert his Class B shares into Class A shares. The next morning on February 8, 2024, Mr. Dow called Jim McGuone, the Company’s secretary and former general counsel, and Lizanne Thomas, a director of the Company and the Chairperson of the Nominating and Governance Committee, to advise each of them of his conversation with Mr. Hendrick.
On February 8, 2024, Mr. Hendrick and Mr. Dow had an additional conversation where Mr. Hendrick confirmed Mr. Edenfield’s desire to convert his Class B shares into Class A shares. Mr. Dow and Mr. Hendrick also had a conversation regarding the premium at which the Class B shares would be converted into Class A Shares. After some deliberation, in which Mr. Dow negotiated a premium range between 10% and 30%, Mr. Hendrick accepted the proposed range on behalf of Mr. Edenfield.
On February 10, 2024, Mr. Dow and Mr. Edenfield continued discussing the possible transaction. On February 11, 2024, Mr. Dow spoke with Mr. Hendrick to discuss Mr. Edenfield’s possible retirement and putting a term sheet together. Mr. Dow informed Mr. Hendrick of the need to confirm Mr. Edenfield’s status as a director and
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employee of the Company prior to any negotiations on the conversion of the Class B shares progressing. On February 12, 2024, Mark Grant, the Company’s General Counsel, called the Company’s law firm, Baker, Donelson, Bearman, Caldwell & Berkowitz P.C. (“Baker Donelson”), to advise of the possible transaction. On February 13, 2024, Mr. Dow called Ms. Thomas to provide her with an update.
On February 14, 2024, the Board held an information session. Other than Mr. Edenfield, all members of the Board were present (with Mr. Klinges and Mr. Grant in attendance). At the session, Mr. Dow informed the Board about Mr. Edenfield’s decision to both resign from the Board and his executive roles at the Company and his desire to convert his shares. Discussions ensued regarding Mr. Edenfield’s future at the Company. The Board addressed Mr. Edenfield’s extensive history with the Company and the significant value he has provided for the Company and its Shareholders for over fifty years. The Board began discussions regarding an appropriate role for Mr. Edenfield at the Company following his retirement from the Board and his executive roles. The Board directed management to prepare an agreement with Mr. Edenfield to serve as an advisor to the Board and to discuss terms with Messrs. Hendrick and Edenfield. Members from management communicated that it would also be beneficial to the Board and the Company for the Board to retain a financial advisor to assist in evaluating and deciding on a process in connection with the conversion. The Board directed management to contact several identified potential financial advisors to request presentations regarding their credentials and their perspectives on the Reclassification Proposals.
On February 16, 2024, Mr. Grant delivered a proposed advisor agreement and related documents to Mr. Hendrick on behalf of Mr. Edenfield. Over the next week, Mr. Hendrick (on behalf of Mr. Edenfield) provided feedback to the Company on the advisor agreement and related documents. Mr. Grant held a meeting with Baker Donelson to discuss Mr. Edenfield’s comments. Following this conversation with Baker Donelson, Mr. Grant returned a revised advisor agreement to Mr. Hendrick. Mr. Hendrick subsequently communicated Mr. Edenfield’s agreements to the terms of the advisor agreement and related documents.
Mr. Klinges and Mr. Grant communicated with four potential financial advisors regarding their proposals to assist the Board with a financial evaluation of the Reclassification and received proposals from three advisors. Company management evaluated the proposals based on various criteria, including (i) each financial advisor’s experience and expertise with respect to transactions similar to the Reclassification; (ii) the independence of the financial advisor as to potential conflicts of interests; (iii) past experience the financial advisor may have had with the Company and the advisor’s knowledge of the Company’s business; and (iv) the proposed fees to be charged by the financial advisor.
On February 21, 2024, the Board held its regularly scheduled quarterly meeting and reviewed and discussed Mr. Edenfield’s advisor agreement and the related documentation. Other than Mr. Edenfield, all members of the Board were present (with Mr. Grant, Mr. Klinges and Mr. McGuone in attendance). After lengthy discussions, the Board accepted Mr. Edenfield’s resignation and approved the advisor agreement. The Board then discussed logistics regarding the conversion of Mr. Edenfield’s Class B Shares. Management reviewed the proposals received from financial advisors and discussed them with the Board. The Board was comfortable with the received proposals and directed management to continue discussions with the financial advisors and retain one of the firms.
Following the February 21, 2024 Board meeting, the Company retained Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) as its independent financial advisor for purposes of its review and evaluation of the potential Reclassification and related aspects of the potential Reclassification. The Board directed the Company to engage Houlihan Lokey as its financial advisor in connection with the Reclassification based upon, among other things, Houlihan Lokey’s qualifications, experience and expertise in serving as financial advisor to boards of directors generally and with respect to similar transactions, along with its independence from Mr. Edenfield. Houlihan Lokey and the Company subsequently executed an engagement letter dated as of March 8, 2024.
On March 12, 2024, Messrs. Dow, Grant and Klinges held a meeting with representatives of Houlihan Lokey to commence discussions on the proposed Reclassification. Representatives of Houlihan Lokey discussed their process for reviewing the financial terms of the proposed transaction and information to be provided by Company management and the expected process and timing of Houlihan Lokey’s financial analyses. The representatives of Houlihan Lokey also introduced each member of their team and gave a presentation on their respective backgrounds.
On March 14, 2024, management, led by Messrs. Dow, Grant and Klinges, held a meeting with representatives of Houlihan Lokey and Baker Donelson in attendance, as well as Ms. Thomas. The purpose of the call was to discuss the potential terms of the transaction with the advice and assistance of Houlihan Lokey and Baker Donelson.
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On March 15, 2024, members of management met with Ms. Thomas to discuss additional details pertaining to the Reclassification, the principal terms of the Reclassification and her recommendations regarding negotiating such terms. Later that afternoon, members of management met with Houlihan Lokey via video conference to finalize the proposed Reclassification term sheet (the “Term Sheet”), which contemplated a conversion premium of 18%. After multiple lengthy discussions, Baker Donelson delivered the first draft of Term Sheet to Mr. Hendrick on March 15, 2024.
On March 19, 2024, Mr. Hendrick conveyed Mr. Edenfield’s responses and comments to the Term Sheet, which related to the conversion premium and the length of the lock-up provision, which restricts the sale or other transfer of the resulting Class A Shares, as further described below. Members of management discussed such responses and comments with Baker Donelson and, once finalized, delivered a new draft of the Term Sheet to Mr. Hendrick proposing a 20% conversion premium and a shorter lock-up term. Mr. Hendrick verbally conveyed that it was his expectation that such terms would be acceptable to Mr. Edenfield. In the interest of time, prior to hearing final word from Mr. Edenfield on the Term Sheet, management elected to proceed with the preparation of the Reclassification Agreement, with advice and assistance from Baker Donelson and Houlihan Lokey. The initial draft of the Reclassification Agreement was provided to Mr. Hendrick on March 28, 2024.
Over the next several weeks, management, with the advice of Baker Donelson and Houlihan Lokey prepared and negotiated the Reclassification Agreement with Mr. Hendrick on behalf of Mr. Edenfield.
On April 9, 2024, the Board met to further consider the proposed Reclassification. At the invitation of the Board, representatives of the Company’s legal and financial advisors also attended the meeting. Representatives of Baker Donelson reviewed with the Board their fiduciary duties in the context of the proposed transaction. Baker Donelson then summarized the material terms of the proposed final form of Reclassification Agreement, including, among other things, the terms described below. At the request of the Board, Houlihan Lokey then reviewed and discussed its financial analyses. Thereafter, at the request of the Board, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 10, 2024), as to whether the Exchange Ratio provided for in the Reclassification pursuant to the Reclassification Agreement was fair, from a financial point of view, to the Company. To ensure fairness and safeguard against any possible concerns about a potential conflict of interest with respect to the Reclassification, the Board decided to execute the Board’s vote on the Reclassification Agreement in two phases. The first phase consisted of the two independent, Class A shareholder nominated Board members, Dennis Hogue and Tommy Newberry. Mr. Hogue and Mr. Newberry both voted in favor of the Reclassification and the Reclassification Agreement. In the second phase, the full Board also voted in favor.
On April 10, 2024, Mr. Edenfield executed the Reclassification Agreement, which Mr. Dow countersigned. The Company announced the transaction on April 11, 2024.
Summary of Reclassification Agreement
Explanatory Note Regarding the Reclassification Agreement
The Reclassification Agreement and this summary are included solely to provide you with information regarding its terms. The representations, warranties and covenants made in the Reclassification Agreement by the Company and Mr. Edenfield were made solely for the purposes of the Reclassification Agreement and, in some cases, as of specific dates and were qualified and subject to important limitations agreed to in connection with the negotiation of the Reclassification Agreement. In particular, in your review of the representations and warranties contained in the Reclassification Agreement and described in this summary it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Reclassification Agreement may have the right to not effect the Reclassification and that the representations and warranties may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Reclassification Agreement. Accordingly, the representations and warranties and other provisions of the Reclassification Agreement should not be read alone, but instead should be read together with the information
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provided elsewhere in this Proxy Statement, the documents incorporated by reference into this Proxy Statement, and reports, statements and filings that the Company and Mr. Edenfield file with the SEC from time to time. For more information, see the section of this Proxy Statement entitled “Where You Can Find More Information.”
Reclassification Terms
Pursuant to the Reclassification Agreement, following satisfaction or waiver of the conditions set forth therein, the Company will file the Reclassification Amendment with the Corporations Division of the Georgia Secretary of State (the “State”) and by virtue of the effectiveness of such filing, each share of Class B Shares issued and outstanding immediately prior to acceptance of the Reclassification Amendment by the State (the “Effective Time”) will be reclassified and exchanged into 1.2 validly issued, fully paid, and non-assessable shares of Class A Shares.
Representations and Warranties
The representations and warranties made by the Company in the Reclassification Agreement relate to, among other topics, the following:
•
valid existence and corporate power and authority of the Company relative to the execution, delivery and performance of the Reclassification Agreement and enforceability of the Reclassification Agreement;

•	capital structure of the Company;
•
the absence of conflicts with, or violations of, the organizational documents of the Company, any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party (other than any compensation or similar plan or arrangement), or any governmental order or law applicable to the Company;

•
the Board’s authorization and approval of the Second Amended and Restated Articles of Incorporation, the Reclassification Agreement and related transaction documents and the Reclassification, and the recommendation to Company shareholders that they approve and adopt the Reclassification Proposals;

•	receipt by the Board of Directors of an opinion from Houlihan Lokey;
•	absence of certain litigation; and
•	absence of finders’ fees.
The representations and warranties made by Mr. Edenfield in the Reclassification Agreement relate to, among other topics, the following:
•	valid title to the Class B Shares owned of record by Mr. Edenfield;
•	requisite individual capacity of Mr. Edenfield relative to the execution, delivery and performance of the Reclassification Agreement and enforceability of the Reclassification Agreement;
•	the absence of conflicts with, or violations of, organizational documents of Mr. Edenfield or any governmental order or law applicable to Mr. Edenfield;
•	consents and approvals relating to the Reclassification;
•	absence of certain litigation; and
•	absence of finders’ fees.
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Material Covenants
Pursuant to the Reclassification Agreement, the Company agreed to submit the Reclassification Proposals for the consideration and vote of shareholders at the Annual Meeting. In connection therewith, the Company agreed to prepare and file with the SEC this Proxy Statement and include the Board of Directors’ recommendation that the shareholders of the Company approve and adopt the Reclassification Proposals.
Until the closing of the Reclassification or the termination of the Reclassification Agreement, Mr. Edenfield agreed to a proxy committing that all Class A Shares and Class B Shares beneficially owned by Mr. Edenfield will be voted, at the Annual Meeting and at any special meeting of the shareholders called for the purposes of obtaining the requisite shareholder approval:
•	in support of any proposal submitted by the Board of Directors for approval at the Annual Meeting, including the Reclassification Proposals;
•
unless otherwise directed in writing by the Board of Directors, to oppose any action, agreement or transaction that would reasonably be expected to be inconsistent with or contrary to the terms and conditions of the Reclassification Proposals or result in any of the conditions precedent set forth in the Reclassification Agreement not being satisfied on or prior to April 30, 2025 (subject to certain exceptions and requirements);

•	unless otherwise directed in writing by the Board of Directors, against any proposal submitted for approval at the Annual Meeting by means other than by the Board of Directors; and
•
against any other action, agreement or transaction involving the Company or any of its subsidiaries, including any change in the present capitalization of the Company or any amendment or other change to the Company’s charter (other than the Reclassification Amendment) or bylaws, that is intended, or would reasonably be expected, to prevent or impair or delay the consummation of the Reclassification or the other transactions contemplated by the Reclassification Agreement or the performance by the Company or by Mr. Edenfield of its obligations under the Reclassification Agreement.

Furthermore, prior to the closing of the Reclassification, Mr. Edenfield:
•	agreed to waive his right to nominate any individual for election to serve as a Class B Director on the Board of Directors;
•	irrevocably appointed each of H. Allan Dow, Vincent Klinges and Mark Grant as Mr. Edenfield’s proxy and attorney-in-fact with authority to vote Mr. Edenfield’s shares at the Annual Meeting;
•	agreed to not grant any other proxies or enter into any voting trusts, transfer any Class B Shares (except in limited circumstances) or enter into any hedging, derivative or swap transactions; and
•	agreed to notify the Company of his acquisition of any additional Class A Shares or Class B Shares.
During the ten-month period following the closing of the Reclassification, Mr. Edenfield agreed to not, directly or indirectly, transfer any Class A Shares, enter into any swap or other similar arrangement or publicly announce the intention to the same (subject to limited exceptions).
The Company and Mr. Edenfield also agreed that the Company will indemnify Mr. Edenfield, together with his employees, agents and representatives from and against certain losses incurred in connection with, arising out of or resulting from claims related to the Reclassification Agreement or the Reclassification, other than any claims, demands, actions or proceedings brought by the Company or others, that are finally adjudicated by a court of competent jurisdiction, evidenced by a final, non-appealable judgment or order, that Mr. Edenfield breached the Reclassification Agreement or, in Mr. Edenfield’s capacity as a former director of the Company, has breached Mr. Edenfield’s fiduciary duties owed to the Company or shareholders of the Company.
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Conditions to Closing
Under the terms of the Reclassification Agreement, the Company and Mr. Edenfield’s obligation to complete the Reclassification is subject to customary conditions, including, among others:
•
the adoption and approval of the Reclassification Proposals by the affirmative vote of the holders representing (a) a majority of the issued and outstanding Class A Shares and Class B Shares held by all holders of Class A Shares and Class B Shares, voting as a single voting class, and (b) a majority of the issued and outstanding Class A Shares held by the Unaffiliated Common Shareholders (as defined in the Reclassification Agreement), voting as a separate voting class; and

•	the absence of any governmental order or law preventing, prohibiting or enjoining the Reclassification or the Reclassification Amendment from becoming effective.
Under the terms of the Reclassification Agreement, the Company’s obligation to complete the Reclassification is also subject to, among others, the following customary conditions:
•	the accuracy of the representations and warranties of Mr. Edenfield (subject to a materiality standard);
•	Mr. Edenfield shall have performed in all material respects all of the obligations under the Reclassification Agreement required to be performed by Mr. Edenfield at or before to the closing; and
•	the Company’s receipt of a certificate from Mr. Edenfield certifying that the conditions set forth above have been satisfied.
Under the terms of the Reclassification Agreement, Mr. Edenfield’s obligation to complete the Reclassification is also subject to, among others, the following customary conditions:
•	the accuracy of the representations and warranties of the Company (subject to a materiality standard);
•	the Company shall have performed in all material respects all of the obligations under the Reclassification Agreement required to be performed by the Company at or before the closing; and
•	Mr. Edenfield’s receipt of a certificate from the Company that the conditions set forth above have been satisfied.
Termination
The obligations of the Company and Mr. Edenfield under the Reclassification Agreement are subject to certain rights of termination. Subject to certain requirements and exceptions, the Company may terminate the Reclassification Agreement if there has been a breach by Mr. Edenfield of his representations, warranties, covenants or agreements contained in the Reclassification Agreement that would cause a failure of the relevant closing conditions and such breach has not been waived by the Company or, if capable of being cured, remains uncured within the specified cure period. Subject to certain requirements and exceptions, Mr. Edenfield may terminate the Reclassification Agreement if there has been a breach by the Company of its representations, warranties, covenants or agreements contained in the Reclassification Agreement that would cause a failure of the relevant closing conditions and such breach has not been waived by Mr. Edenfield or, if capable of being cured, remains uncured within the specified cure period. Additionally, subject to certain exceptions, there are mutual termination rights that include, but are not limited to, the right of either the Company or Mr. Edenfield to terminate the Reclassification Agreement:
•	if the closing contemplated by the Reclassification Agreement does not occur on or prior to April 30, 2025;
•	if requisite shareholder approvals of the Reclassification Proposals are not obtained in accordance with the terms of the Reclassification Agreement at the Annual Meeting; or
•
if any permanent legal restraint has been issued or come into effect that permanently prevents, prohibits or enjoins the consummation of the Reclassification or the Reclassification Amendment from becoming effective, and such legal restraint has become final and non-appealable.

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Amendments and Waivers
The Reclassification Agreement may not be altered, amended or supplemented except by an agreement in writing signed by the Company and Mr. Edenfield. The Company may not agree to amend the Reclassification Agreement before the Effective Time unless and until such amendment is approved by the Board of Directors following recommendation of the independent directors of the Board.
At any time prior to the Effective Time, with certain exceptions, any party may (i) waive any inaccuracies in the representations and warranties of any other party contained in the Reclassification Agreement or in any document delivered pursuant to the Reclassification Agreement or (ii) waive compliance by any other party with any of the agreements or conditions contained in the Reclassification Agreement. The Company may not waive any right or condition to its obligations under the Reclassification Agreement before the Effective Time unless and until such waiver is approved by the Board of Directors following recommendation of the independent directors of the Board.
Reasons for the Reclassification
The Board evaluated and negotiated the terms of the Reclassification on behalf of the Company, including the terms and conditions of the Reclassification Agreement and the other related agreements, over the course of approximately two months of deliberations. On April 10, 2024, the Board of Directors unanimously (i) approved the Reclassification and the consummation of the Reclassification and the other transactions contemplated by the Reclassification Agreement, (ii) determined that the terms of the Reclassification Agreement and the Reclassification and the other transactions contemplated by the Reclassification Agreement were advisable, fair to, and in the best interests of, the Company and the Unaffiliated Common Shareholders, (iii) resolved to have the Company enter into the Reclassification Agreement; and (iv) resolved to submit the approval and adoption of the Reclassification to the Company’s shareholders at the Annual Meeting.
In reaching its determinations and recommendations with respect to the Reclassification, the Board of Directors consulted with its advisors in connection with the Reclassification, including Houlihan Lokey, the Board’s financial advisor, and Baker Donelson, and considered various material information and factors described below. Among the material information and factors considered by the Board were the following:
Elimination of Class B Shareholder’s Control Right.
If the Reclassification is consummated, following the conversion of the Class B Shares, Mr. Edenfield would no longer have the ability to elect seventy-five percent (75%) of the directors sitting on the Board, which should, therefore, make the Class A Shares a more attractive investment.
Alignment of Economic Interests and Voting Rights.
If the Reclassification is consummated, following the conversion of the shares of Class B Shares, the Company will simplify the Company’s equity structure and will align the voting power and economic ownership interests for all holders of Class A Shares. As a result, the Reclassification, if consummated, will also: (i) create a unified voting structure where all of the holders of Class A Shares entitled to vote on matters submitted for a shareholder vote will have an equal say in the Company’s pro forma governance through the principle of a “one share, one vote” single voting class capital structure; (ii) align the Company’s shareholder voting structure with the vast majority of other public corporations; and (iii) make the Company’s shareholder voting structure consistent with the stated policies of important institutional shareholders, shareholder advocacy groups and proxy advisors.
Benefits for the Unaffiliated Common Shareholders Resulting from Ownership in a Non-Controlled Company.
If the Reclassification is consummated, following the conversion of the shares of Class B Shares, the Unaffiliated Common Shareholders will transition from being shareholders in a controlled company to shareholders in a non-controlled company, which provides each common shareholder with an equal right to participate in the value and opportunities of the Company following such conversion.
Potential to Diversify and Expand Investor Base.
If the Reclassification is consummated, following the conversion of the shares of Class B Shares, the Company’s dual class capital structure will be eliminated, which may allow the Company’s Class A Shares to be held
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by certain institutional investors and funds whose investment policies do not permit them to invest in companies that have “control-vote” / “non-control-vote” capital structures and by other potential investors that prefer single voting class capital structures. Therefore, the Reclassification may diversify and expand the Company’s shareholder base.
Elimination of Investor Confusion.
Some investors or potential investors may not understand the differences between our Class A Shares and our Class B Shares. Eliminating our dual class structure would eliminate this potential confusion.
Responsiveness to Feedback from Company Shareholders and Proxy Advisory Firms; Historical Shareholder Support for the Reclassification.
Historically, the Company has received negative feedback from proxy advisory firms for its continued use of a dual class of equity. In 2023, Institutional Shareholder Services recommended a “no” vote on the reelection of director Dennis Hogue, in part, based on the Company’s continued use of a dual class of equity. Also, from time to time over the last several years, several Company shareholders have provided their views that it would be in the Company’s best interests to eliminate the dual class structure. The terms of Reclassification address this feedback.
Condition of “Majority of the Minority” Unaffiliated Shareholder Approval.
In light of the fact that Mr. Edenfield recently retired from the Company as its Executive Chairman and director and, despite his retirement, retained the ability to elect seventy-five percent (75%) of the directors sitting on the Board, the Board recognized at the outset of the negotiations regarding a proposed reclassification that the potential conflict of interest raised by the Company’s prior and current relationship with Mr. Edenfield warranted efforts to ensure that the Reclassification would only be approved if the Reclassification Proposals received the approval by a majority of the Unaffiliated Common Shareholders. Therefore, the Reclassification will not be adopted unless each of the Reclassification Proposals is approved by the affirmative vote of a majority of the issued and outstanding Class A Shares held by the Unaffiliated Common Shareholders, voting as a separate voting class. As a result, the Unaffiliated Common Shareholders will be entitled to determine whether the Reclassification Proposals will be adopted by the Company’s shareholders, without any influence or support of Mr. Edenfield’s voting power.
Mr. Edenfield’s Support of the Reclassification.
Mr. Edenfield has agreed that he will vote all of his shares of Company capital stock in favor of approving the Reclassification Proposals and against any other action, agreement or transaction involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent or materially impair or materially delay the consummation of the Reclassification.
Financial Analyses and Opinion of Houlihan Lokey to the Board.
The Board considered the oral opinion of Houlihan Lokey rendered to the Board on April 9, 2024, which was subsequently confirmed by delivery of a written opinion, dated April 10, 2024, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the Company, and also considered the related financial analyses prepared by Houlihan Lokey in connection with the delivery of its opinion to the Board. See the section entitled “Opinion of Houlihan Lokey” for further information on the Houlihan Lokey opinion and the related analyses.
Minimal Impact to the Company’s Balance Sheet.
The Board considered that the Reclassification, if consummated, would have minimal impact on the balance sheet of the Company (other than transaction costs) because the Reclassification Consideration would not be paid in cash but rather would be paid in the form of additional Class A Shares. As a result, the Reclassification, if consummated, would not be expected to materially impact the Company’s long-term operations or financial condition.
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In reaching its determinations and recommendations with respect to the Reclassification, the Board also considered the following potential adverse consequences, risks and negative factors:
Consideration Paid to Mr. Edenfield and the Resulting Dilution.
The Board considered that, as consideration for the Reclassification, upon conversion of the Class B Shares, Mr. Edenfield will be entitled to receive 364,317 Class A Shares more than the number of common shares into which the shares of Class B Shares are currently convertible and that such shares would be dilutive to the Company’s other shareholders. These additional shares represented a 20% premium to the number of Class A Shares into which the Class B Shares were convertible as of the date of the Reclassification Agreement.
Indemnification Rights.
Pursuant to the Reclassification Agreement, the Company has agreed to indemnify Mr. Edenfield for litigation and other expenses arising out of or resulting from certain claims involving the Reclassification Agreement or the consummation of the Reclassification.
Company Expenses.
The Company has incurred and will continue to incur substantial non-recurring costs and expenses in connection with the negotiation and completion of the Reclassification. These costs and expenses include, among other things, the costs and expenses of preparing the relevant provisions of this Proxy Statement and professional fees incurred by the Company relating to the Reclassification.
Diversion of Management.
The Board considered the possible diversion of management’s time and attention from the Company’s ongoing business due to the time and effort necessary in connection with the Reclassification, including soliciting shareholder approval and responding to shareholder feedback on the Reclassification Agreement.
Implications of Failure to Consummate the Reclassification.
There is a risk that the Reclassification might not be completed in a timely manner or at all. In that event, the trading price of the Class A Shares may decline.
Impact of Announcement.
The uncertainty about the effect of the Reclassification, regardless of whether it is completed, on the Company’s employees, management and other parties could impair the Company’s ability to operate in the ordinary course of business and could cause changes in existing business relationships. The Board was also aware of the potential for litigation arising in connection with any transaction such as the Reclassification.
In reaching its determinations and recommendations with respect to the Reclassification, the Board concluded that the positive factors regarding the Reclassification outweighed the potential adverse consequences, risks and negative factors, as described above.
The discussion of the information and factors that the Board considered noted above in making its determination and recommendation regarding the Reclassification is not intended to be exhaustive but includes the material factors considered. In view of the wide variety of factors considered and the complexity of these matters, the Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weight to these factors. In addition, the individual members of the Board may have assigned different weight to different factors. The Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
Board of Directors’ Recommendation
On April 10, 2024, the Board, based upon the unanimous recommendation of the independent directors, unanimously (i) approved the Reclassification Agreement and the consummation of the Reclassification and the other transactions contemplated by this Agreement, (ii) determined that the terms of the Reclassification Agreement, the Reclassification and the other transactions contemplated by the Reclassification Agreement are advisable, fair to,
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and in the best interests of, the Company and the Unaffiliated Common Shareholders, (iii) resolved to have the Company to enter into the Reclassification Agreement, (iv) resolved to submit the approval and the adoption of the Reclassification to the shareholders of the Company at the Annual Meeting and (v) resolved to recommend that the shareholders of the Company approve and adopt the Reclassification at the Annual Meeting. The Board of Directors recommends that you vote “FOR” the Reclassification Proposal.
Opinion of Houlihan Lokey Capital, Inc.
On April 9, 2024, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 10, 2024), as to whether, as of such date, the Exchange Ratio provided for in the Reclassification pursuant to the Agreement was fair, from a financial point of view, to the Company.
Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed whether the Exchange Ratio provided for in the Reclassification pursuant to the Reclassification Agreement was fair, from a financial point of view, to the Company and did not address any other aspect or implication of the Reclassification or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix D to this Proxy Statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Reclassification or otherwise.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as Houlihan Lokey deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
•	reviewed the following agreements and documents:
•	a draft, dated April 8, 2024, of the Reclassification Agreement;
•	a draft, dated April 8, 2024, of the Amended and Restated Articles of Incorporation of the Company (the “New Amended and Restated Articles”); and
•	the Amended and Restated Articles of Incorporation of the Company, dated January 14, 1983;
•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;
•
spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations and capital structure of the Company, the Reclassification and related matters;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
•
reviewed the current and historical market prices and trading volume for the Class A Shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the
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Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Reclassification Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Reclassification Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Reclassification would be satisfied without waiver thereof, and (d) the Reclassification would be consummated in a timely manner in accordance with the terms described in the Reclassification Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the Company’s consent, that the Reclassification would qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Reclassification would be consummated in a manner that complies in all respects with all applicable federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Reclassification would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Reclassification or the Company or any expected benefits of the Reclassification that would be material to its analyses or opinion. At the Company’s direction, Houlihan Lokey relied upon and assumed, for purposes of its analysis and its opinion, that the Reclassification would constitute a change in control of the Company. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject. In reaching its conclusion in its opinion, with the Company’s consent, Houlihan Lokey did not perform any intrinsic valuation analyses of the Company or any assets or securities thereof.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Reclassification, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Reclassification, (b) negotiate the terms of the Reclassification, or (c) advise the Board, the Company or any other party with respect to alternatives to the Reclassification. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any view or opinion as to what the value of Class A Shares actually would be when issued pursuant to the Reclassification or the price or range of prices at which Class A Shares or Class B Shares could be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Reclassification and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Reclassification or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Reclassification, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Reclassification or otherwise (other than the Exchange Ratio to the extent expressly specified in its opinion), including without limitation, the terms of the New Amended and Restated Articles, (iii) the fairness of any portion or
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aspect of the Reclassification to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Reclassification as compared to any alternative business strategies or transactions that might have been available for the Company or any other party, (v) the fairness of any portion or aspect of the Reclassification to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Reclassification, (vii) the solvency, creditworthiness or fair value of the Company, or any other participant in the Reclassification, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Reclassification, any class of such persons or any other party, relative to the Exchange Ratio or otherwise, or (ix) the financial or other implications and effects of the Reclassification on the Company, the holders of any class of securities, creditors or other constituencies of the Company, or on any other party (including, without limitation, the potential dilutive or other effects of the Reclassification). Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Reclassification or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or transaction used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Reclassification, and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and were considered in conjunction with experience and the exercise of judgment. In addition, any analyses or observations relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed Reclassification. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the Board or management with respect to the Reclassification or the Exchange Ratio. Under the terms of its engagement by the Board, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Reclassification or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, the Company, any security holder or creditor of the Company or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Reclassification were determined through negotiation between the Board and the Shareholder, and the decision to enter into the Reclassification Agreement was solely that of the Board.
Material Financial Analyses
In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses.
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Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on April 10, 2024. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
Selected Premium Reclassification Transactions Analysis. Houlihan Lokey reviewed certain financial information relating to the following 14 selected reclassification transactions announced in the last 25 years prior to the date of Houlihan Lokey’s opinion involving U.S. domiciled, publicly traded companies with market capitalizations of at least $250 million, in which (i) the subject company at the time of such transaction had at least two outstanding classes of common stock (or common stock equivalents) with different voting rights (referred to in this section as “high-vote” and “low-vote”), (ii) the high-vote shares effectively held at least 50% of the voting rights of the company or were otherwise able to elect an effective majority of the company’s board, (iii) the largest shareholder of the high-vote class held at least 25% of the high-vote class or voting power, (iv) the high-vote class or largest shareholder of the high-vote class did not maintain 50% of the voting rights post-transaction, and (v) the high-vote shareholders received a premium in the transaction. One transaction, which involved National Research Corporation, was excluded due to certain differentiated economic rights across the classes of common stock and economic features of the transaction.
The financial data reviewed included:
•
The implied aggregate premium relative to the applicable company’s total market capitalization at the time of transaction announcement, or the “Implied Aggregate Premium as % of Market Cap,” calculated as (x) the product of (i) (a) the value of the aggregate cash and stock consideration received per high-vote share less (b) the low-vote stock closing price on the trading day prior to announcement, multiplied by (ii) the number of high-vote shares, and divided by (y) the market capitalization of the company on the trading day prior to announcement (based on low-vote shares outstanding multiplied by low-vote stock price plus high-vote shares outstanding multiplied by high-vote stock price, where both classes traded publicly, and all shares outstanding multiplied by low-vote stock price, where the high-vote class did not trade publicly);

•
The implied aggregate premium relative to the market capitalization attributable solely to low-vote shares at the time of transaction announcement, or the “Implied Aggregate Premium as % of Low Vote Market Cap,” calculated as (x) the product of (i) (a) the value of the aggregate cash and stock consideration received per high-vote share less (b) the low-vote stock closing price on the trading day prior to announcement, multiplied by (ii) the number of high-vote shares, and divided by (y) the low-vote market capitalization of the company on the trading day prior to announcement (based on low-vote shares outstanding multiplied by low-vote stock price); and

•
The implied per share consideration relative to the low-vote share price, or the “Implied Per Share Consideration Relative to Low Vote Share Price,” calculated as (i) (a) the value of the aggregate cash and stock consideration received per high-vote share, less (b) the low-vote stock closing price on the trading day prior to announcement, divided by (ii) the low-vote stock closing price on the trading day prior to announcement.

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The selected reclassification transactions, and resulting low, median, mean and high financial data, included the following:
Date Announced	Company
June 2023	MSC Industrial Direct Co., Inc.
May 2023	Monro, Inc.1
June 2022	Constellation Brands, Inc.
February 2021	Citizens, Inc.
December 2016	Forest City Realty Trust, Inc.
January 2016	Stewart Information Services Corporation2
August 2015	Hubbell Incorporated
September 2005	Sotheby’s Holdings, Inc.
June 2005	Kaman Corporation
April 2003	Commonwealth Telephone Enterprises LLC
October 2002	The Reader’s Digest Association, Inc.
August 2002	Methode Electronics, Inc.
November 2000	Continental Airlines
May 1999	PacifiCare Health Systems, LLC
1.	Vote of 60% of high vote class was required to effect any shareholder action, providing an effective veto.
2.	High vote class entitled to elect four of nine directors and six of nine directors must approve any board action, providing an effective veto.
	Implied Aggregate Premium as % of Market Cap	Implied Aggregate Premium as % of Low Vote Market Cap	Implied Per Share Consideration Relative to Low Vote Share Price
Low	0.8%	0.8%	5.1%
Median	3.4%	3.9%	30.1%
Mean	3.3%	3.7%	62.0%
High	7.6%	7.8%	258.8%
Houlihan Lokey also observed the following metrics for the Company implied by the Reclassification: 1.1% Implied Aggregate Premium as % of Market Cap, 1.2% Implied Aggregate Premium as % of Low Vote Market Cap and 20% Implied Per Share Consideration Relative to Low Vote Share Price.
Other Information
Illustrative No Premium Reclassification Transactions. Solely for illustrative purposes, Houlihan Lokey reviewed certain financial information relating to two illustrative reclassification transactions announced in the last 25 years prior to the date of Houlihan Lokey’s opinion involving U.S. domiciled, publicly traded companies with market capitalizations of at least $250 million, in which (i) the subject company at the time of such transaction had at least two outstanding classes of common stock (or common stock equivalents) with different voting rights, (ii) the high-vote shares effectively held at least 50% of the voting rights of the company or were otherwise able to elect an effective majority of the company’s board, (iii) the largest shareholder of the high-vote class held at least 25% of the high-vote class or voting power, (iv) the high-vote class or largest shareholder of the high-vote class did not maintain 50% of the voting rights post-transaction, (v) the reclassification did not occur as a result of a sunset provision or a voluntary conversion not requiring a corporate action or in connection with a separate transaction (such as a spin-off or merger), and (vi) the high-vote shareholders did not receive a premium in the transaction.
Illustrative M&A Transactions. Solely for illustrative purposes, Houlihan Lokey reviewed certain financial information relating to six M&A transactions announced in the last 25 years prior to the date of Houlihan Lokey’s opinion involving U.S. domiciled, publicly traded target companies, in which (i) the transaction value was greater than $250 million, (ii) the subject company at the time of such transaction had at least two outstanding classes of common stock with different voting rights, and (iii) the high-vote shareholders received a premium in the transaction. Houlihan Lokey also noted that the majority of acquisitions of companies with dual-class structures during the period did not include a premium paid to the high-vote shareholders.
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The financial data reviewed included:
•	The premium paid per high-vote share relative to the consideration paid per low-vote share in the transaction, or “High Vote/Low Vote Premium.”
•
The implied aggregate premium relative to the total consideration received in the applicable transaction, excluding such premium, or the “Implied Aggregate Premium as % of Transaction Consideration (Ex-Premium),” calculated as (i) the aggregate premium paid to high-vote shareholders (relative to consideration received by low-vote shareholders), divided by (ii) the implied equity value in the transaction, less the aggregate premium paid to the high-vote shareholders (relative to the consideration received by the low-vote shareholders).

The resulting low, median, mean and high financial data, included the following:
	High Vote/Low Vote Premium	Implied Aggregate Premium as % of Transaction Consideration (Ex-Premium)
Low	4.7%	0.5%
Median	18.3%	2.3%
Mean	31.2%	2.7%
High	72.0%	5.6%
Company Stock Price Performance and Benchmarking. Solely for illustrative purposes, Houlihan Lokey reviewed the Company’s stock price performance as well as illustrative valuation multiples implied by the Company’s stock price relative to those of certain software companies that Houlihan Lokey deemed relevant.
Miscellaneous
Houlihan Lokey was engaged by the Company to assist in the evaluation of the financial terms of a Reclassification and to provide an opinion to the Board as to whether the Exchange Ratio provided for in the Reclassification pursuant to the Reclassification Agreement was fair, from a financial point of view, to the Company. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to advise boards and special committees in connection with mergers, acquisitions, financings and recapitalization transactions. Pursuant to its engagement by the Board, Houlihan Lokey is entitled to an aggregate fee of up to $500,000 for its services to the Company, $100,000 of which became payable upon Houlihan Lokey’s engagement by the Company, $250,000 of which became payable upon Houlihan Lokey’s rendering of its opinion, and the remainder of which is payable as determined by the Company in its sole discretion upon the consummation of the Reclassification. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Reclassification and their respective affiliates or security holders or any currency or commodity that may be involved in the Reclassification.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Mr. Edenfield, other participants in the Reclassification or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Mr. Edenfield, other participants in the Reclassification or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
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Regulatory Matters
We are not aware of any material regulatory requirements that must be complied with or regulatory approvals that must be obtained prior to completion of the Reclassification, other than compliance with applicable federal and state securities laws and the filing of the Reclassification Amendment with the State.
Required Vote
To be approved and adopted, the Reclassification Proposal requires the affirmative vote of the holders of (a) a majority of the issued and outstanding Class A Shares and Class B Shares held by all holders of Class A Shares and Class B Shares, voting as a single voting class, and (b) a majority of the issued and outstanding Class A Shares held by the Unaffiliated Common Shareholders, voting as a separate voting class.
Additionally, the approval of the Reclassification Proposal is conditioned on the approval of the Reclassification Amendment Proposal. Thus, the Reclassification cannot be completed unless the Reclassification Amendment Proposal is approved and adopted by the affirmative vote of the holders of (a) a majority of the issued and outstanding Class A Shares and Class B Shares held by all holders of Class A Shares and Class B Shares, voting as a single voting class, and (b) a majority of the issued and outstanding shares of Class A Shares held by the Unaffiliated Common Shareholders, voting as a separate voting class.
Each outstanding Class A Share is entitled to a one-tenth vote per share and each outstanding Class B Share is entitled to one vote per share on this Proposal 5. Abstentions and broker non-votes will have the effect of a vote against Proposal 5.
If this proposal does not receive the requisite approvals by the shareholders at the Annual Meeting, the Reclassification Amendment will not be implemented, the Reclassification Agreement may be terminated as described above, and the Reclassification will not be effectuated.
Legal Effectiveness of the Reclassification Amendment
The filing by the Company of the Reclassification Amendment shall be subject to the Reclassification Proposals being approved by shareholders at this Annual Meeting.
If either the Reclassification Proposal or the Reclassification Amendment Proposal is not approved at this Annual Meeting, the Company will not file the Reclassification Amendment with the State and the Reclassification will not be effectuated.
In addition, if either of the Reclassification Proposal or the Reclassification Amendment Proposal is not approved at the Annual Meeting, each of the Company and Mr. Edenfield will have the right to terminate the Reclassification Agreement, subject to certain conditions, in which case the Company will not be required to file the Reclassification Proposal or the Reclassification Amendment Proposal with the State irrespective of whether one such amendment has been approved. For additional information regarding the Reclassification Amendment Proposal, see Proposal 6 on page 57.
If shareholders approve Reclassification Proposal by (a) a majority of the issued and outstanding Class A Shares and Class B Shares held by all holders of Class A Shares and Class B Shares, voting as a single voting class, and (b) a majority of the issued and outstanding Class A Shares held by the Unaffiliated Common Shareholders, voting as a separate voting class, and additionally approve the Reclassification Amendment Proposal, we will file the Reclassification Amendment with the State. The Reclassification Amendment will become effective upon its filing. Mr. Edenfield is expected to vote to approve the Reclassification Proposals at the Annual Meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND
ADOPTION OF THE RECLASSIFICATION.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOREGOING PROPOSAL REGARDING THE APPROVAL AND ADOPTION OF THE RECLASSIFICATION.
56 | American Software, Inc. 2024 Proxy Statement

PROPOSAL 6: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO GIVE EFFECT TO RECLASSIFICATION
Our Board of Directors has authorized, and recommends for shareholder approval, a proposal to amend and restate our Amended and Restated Articles of Incorporation (the “Second Amended and Restated Articles of Incorporation”) to give effect to the Reclassification as described above in “Proposal 5 – Approval of the Reclassification.” The Second Amended and Restated Articles of Incorporation would also include additional immaterial amendments, including (i) the deletion of provisions no longer applicable following the Reclassification including references to our current dual class structure, (ii) the renaming of our Class A Shares to “Common Stock” and (iii) the change of our corporate name to “Logility Holdings, Inc.” In accordance with the Georgia Business Corporation Code and the terms of our Amended and Restated Articles of Incorporation, our Board is submitting the proposed Second Amended and Restated Articles of Incorporation, which includes the Reclassification Amendment, for the approval of our shareholders, as described in more detail below. Both classes of our common shares will be entitled to vote on this Proposal 6.
The text of the proposed Second Amended and Restated Articles of Incorporation which includes the Reclassification Amendment is included as Appendix B to this Proxy Statement.
Shareholder Action if Proposal is Approved
If the Reclassification Proposal (Proposal 5 in this Proxy Statement) and the Reclassification Amendment Proposal are approved and the Second Amended and Restated Articles of Incorporation is filed with the State, the conversion described in “Proposal 5 – Approval of the Reclassification” will be automatically effective and no shareholder action will be required.
The form of the Second Amended and Restated Articles of Incorporation included hereto is subject to modification to include such changes as may be required by the office of the State and as the Board of Directors deems necessary and advisable to effect the Reclassification. As soon as practicable our shareholders will be notified that the Reclassification has been effected.
Board of Directors’ Recommendation
On May 29, 2024, the Board approved the adoption of the Second and Amended Articles of Incorporation, including the Reclassification Amendment. The Board recommends that you vote “FOR” the Reclassification Amendment Proposal.
Required Vote
To be approved and adopted, the Reclassification Amendment Proposal requires the affirmative vote of the holders of (a) a majority of the issued and outstanding Class A Shares and Class B Shares held by all holders of Class A Shares and Class B Shares, voting as a single voting class, and (b) a majority of the issued and outstanding shares of Class A Shares held by the Unaffiliated Common Shareholders, voting as a separate voting class.
Each outstanding Class A Share is entitled to a one-tenth vote per share and each outstanding Class B Share is entitled to one vote per share on this Proposal 6. Abstentions and broker non-votes will have the effect of a vote against Proposal 6.
If this proposal does not receive the requisite approvals by the shareholders at the Annual Meeting, the Reclassification will not be implemented, the Reclassification Agreement may be terminated as described above, and the Reclassification will not be effectuated.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING PROPOSAL REGARDING THE APPROVAL AND ADOPTION OF THE RECLASSIFICATION AMENDMENT.
57 | American Software, Inc. 2024 Proxy Statement

PROPOSAL 7: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO GIVE EFFECT TO THE INDEMNIFICATION OF DIRECTORS AND OFFICERS AMENDMENT (“INDEMNIFICATION AMENDMENT PROPOSAL”)
The Company’s shareholders are being requested to approve an amendment to the Company’s Amended and Restated Articles of Incorporation that would provide for the indemnification of directors, officers, employees, and agents of the Company, and individuals currently or previously serving at the request of the Company as a director, officer, employee or agent of another entity against expenses, attorneys’ fees, judgments, taxes or penalties, fines and settlement amounts incurred by such persons in connection with actions, suits or proceedings with respect to which such persons may become a party to the fullest extent permitted under the Georgia Business Corporation Code (the “Indemnification Amendment”). Currently, the Company has a similar indemnification provision in its bylaws that is consistent with this proposed amendment.
The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. The Board believes that limiting concern about personal liability will empower officers to best exercise their business judgment in furtherance of shareholder interests without the distraction of potentially being subject to claims following actions taken in good faith.
The proposed Indemnification Amendment is included in “Article VIII - Indemnification” of the proposed Second and Amended and Restated Articles of Incorporation, for your review. The text of the proposed Second Amended and Restated Articles of Incorporation, which includes the proposed Indemnification Amendment, is included as Appendix B to this Proxy Statement.
Board of Directors’ Recommendation
On May 29, 2024, the Board approved the adoption of the Second and Amended Articles of Incorporation, including the Indemnification Amendment. The Board recommends that you vote “FOR” the Indemnification Amendment Proposal.
Required Vote
The affirmative vote of a majority of the votes entitled to be cast is required for adoption of the Indemnification Amendment Proposal. Each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on this proposal. Votes that are withheld, broker non-votes and votes of abstention will not be counted as a vote for or against Proposal 7.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING PROPOSAL REGARDING THE APPROVAL AND ADOPTION OF THE INDEMNIFICATION AMENDMENT.
58 | American Software, Inc. 2024 Proxy Statement

PROPOSAL 8: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO GIVE EFFECT TO BLANK CHECK PREFERRED STOCK AMENDMENT
(“BLANK CHECK AMENDMENT PROPOSAL”)
This Proposal No. 8 is to consider and vote upon approving an amendment to the Company’s Amended and Restated Articles of Incorporation (“Blank Check Amendment”) to include an authorization for 10,000,000 shares of preferred stock, which shares shall be “blank-check preferred stock” in one or more series as solely determined by the Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board (the “Blank Check Preferred Stock Authorization”). As of the Record Date, the Company had no preferred stock authorized for issuance.
The Board has approved and recommended for approval by the shareholders the submission of the Blank Check Amendment Proposal at the Annual Meeting. If this Blank Check Amendment Proposal is approved by the Company’s shareholders, the Board does not intend to solicit further shareholder approval prior to the issuance of any shares of preferred stock, unless a specific issuance requires shareholder approval under applicable law or under NASDAQ rules or the rules of any quotation system or stock exchange on which the Company’s shares are then listed.
If the shareholders approve this Blank Check Amendment Proposal, the Board will have the authority to effect the Blank Check Preferred Stock Authorization by causing the filing and effectiveness of the Second Amended and Restated Articles of Incorporation with the State. Upon such filing and effectiveness, the Board would have the authority to issue up to 10,000,000 shares of preferred stock in one or more series, with such voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions, as solely determined by the Board without any additional action by the Company’s shareholders, unless otherwise required by law or by NASDAQ rules or the rules of any quotation system or stock exchange upon which the shares of common stock of the Company are listed and trade.
With regard to such proposed blank check preferred stock, the Board’s authority to determine the terms of any such shares of preferred stock would include, but not be limited to: (i) the designation of each series; (ii) the number of shares that will constitute each such series, which number the Board may thereafter increase or decrease (but not below the number of shares thereof then outstanding); (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative; (iv) the dates on which dividends, if any, shall be payable; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (viii) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (ix) restrictions on the issuance of shares of the same series or any other class or series; (x) the voting rights, if any, of the holders of shares of the series generally or upon specified events and (xi) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares.
The Board has no definitive plans, proposals or arrangements to issue any shares of blank check preferred stock. The Board believes, however, that approval of this Blank Check Amendment Proposal will provide the flexibility to take advantage of opportunities as they arise and will improve the Company’s ability to attract investment capital as various series of preferred stock may be customized to meet the needs of particular transactions or market conditions.
The proposed Blank Check Amendment is included in Section (c) of Article V “Capital Stock” of the proposed Second and Amended and Restated Articles of Incorporation, for your review. The text of the proposed Second Amended and Restated Articles of Incorporation is included as Appendix B to this Proxy Statement.
59 | American Software, Inc. 2024 Proxy Statement

Certain Disadvantages of the Blank Check Preferred Stock Authorization
If this Blank Check Amendment Proposal to approve the Blank Check Preferred Stock Authorization is approved, the availability of undesignated blank check preferred stock may have certain negative effects on the rights of holders of the Company’s common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock cannot be stated until the Board determines the specific rights of the holders of such preferred stock. The Board will be permitted, without future shareholder approval, to issue preferred stock with dividend, liquidation, conversion, or voting or other rights which are superior to and could adversely affect the voting power or other rights of the holders of common stock. Specifically, the Company will be in a position to issue securities which would grant to their holders preferences or priorities over the holders of common stock with respect to, among other things, liquidation, dividends and voting. These preferences or priorities could result in holders of common stock receiving less in the event of a liquidation, dissolution or other winding up of the Company, reduce the amount of funds, if any, available for dividends on common stock, and dilute the voting power of the holders of our common stock. For example, the holders of the Company’s preferred stock may be entitled to receive a certain amount per share of the preferred stock before the holders of its common stock receive any dividend or other distribution, or to block the declaration of a dividend. The holders of the Company’s preferred stock may also be entitled to vote, and such votes may dilute the voting rights of the holders of common stock when the Company seeks to take corporate action. A series of preferred stock also may be convertible into shares of common stock, which may also dilute the voting power and economic interest of holders of common stock. In addition, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of preferred stock would dilute the earnings per share and book value per share of all outstanding shares of the common stock.
In addition, the Company could issue shares of preferred stock that may, depending on the terms of such series, make it more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. Such shares could also be privately placed with purchasers favorable to the Board in opposing such actions. In addition, the Board could authorize holders of a series of the Company’s preferred stock to vote either separately as a class or with the holders of its common stock, on the election of all or some of the members of the Board, and on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of such entity or person not to be in the best interest of the Company’s shareholders and could be used to entrench current management or deter an attempt to replace the Board.
Principal Effects of the Blank Check Preferred Stock Authorization
If our shareholders approve this Blank Check Amendment Proposal for the Blank Check Preferred Stock Authorization, the Company will be enabled to issue shares of preferred stock and to utilize such shares for general corporate purposes, including, without limitation, capital raising, merger and acquisition opportunities, the issuance of stock dividends or stock splits, and other general corporate purposes. The Blank Check Preferred Stock Authorization, in and of itself, will not affect any shareholder’s percentage ownership interests in our company. We will continue to be subject to the periodic reporting requirements of the Exchange Act.
Procedure for Effecting the Blank Check Preferred Stock Authorization
In order to effect the Blank Check Preferred Stock Authorization, this Blank Check Amendment Proposal must be approved by the shareholders at the Annual Meeting. If the shareholders approve this Blank Check Amendment Proposal, we expect that the Company will promptly file the Second Amended and Restated Articles of Incorporation with the State, and that such Second Amended and Restated Articles of Incorporation will become effective upon such filing. At the time of the effectiveness of the Second Amended and Restated Articles of Incorporation, the Blank Check Preferred Stock Authorization will become effective.
The form of the Second Amended and Restated Articles of Incorporation attached hereto is subject to modification to include such changes as may be required by the office of the State and as the Board deems necessary and advisable to effect the Blank Check Preferred Stock Authorization. As soon as practicable our shareholders will be notified that the Blank Check Preferred Stock Authorization has been effected.
Upon the filing and effectiveness of the Second Amended and Restated Articles of Incorporation, the Board will have the authority to authorize the issuance of up to 10,000,000 shares of preferred stock in one or more series, with such voting powers, preferences and relative participation, optional and special rights and qualifications,
60 | American Software, Inc. 2024 Proxy Statement

limitations and restrictions, as solely determined by the Board, without any additional action by the Company’s shareholders. The Board may authorize the issuance of new series of shares of preferred stock by executing and filing one or more certificates of designation with the State, setting forth the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of the preferred stock in the discretion of the Board, which will become effective upon filing or at such time as may be directed by the Board in accordance with Georgia law.
Potential Consequences if Shareholder Approval is Obtained
The approval of this Blank Check Amendment Proposal would enable the Company to create and utilize the issuance of blank check preferred stock for general corporate purposes, including, without limitation, capital raising, merger and acquisition opportunities, the issuance of stock dividends or stock splits, and other general corporate purposes. The availability of undesignated blank check preferred stock may have certain negative effects on the rights of the holders of common stock, including those described above. The actual effect of the issuance of any shares of blank check preferred stock upon the rights of holders of Common Stock cannot be stated until the Board determines the specific rights of the holders of such blank check preferred stock.
Board of Directors’ Recommendation
On May 29, 2024, the Board approved the adoption of the Second and Amended Articles of Incorporation, including the Blank Check Amendment. The Board of Directors recommends that you vote “FOR” the Reclassification Amendment Proposal.
Required Vote
The affirmative vote of a majority of the votes entitled to be cast is required for adoption of the for adoption of the Blank Check Amendment Proposal. Each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on this proposal. Votes that are withheld, broker non-votes and votes of abstention will not be counted as a vote for or against the Proposal 8.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING PROPOSAL REGARDING THE APPROVAL AND ADOPTION OF THE BLANK CHECK AMENDMENT.
61 | American Software, Inc. 2024 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth, as of June 5, 2024 (unless otherwise indicated), the beneficial ownership of Class A Shares and Class B Shares by: (i) each person known to management to own beneficially more than 5% of the outstanding shares of our common stock; and (ii) each current director, each nominee for director, each of our named executive officers, and our executive officers and directors as a group. Unless otherwise noted, (i) we believe that each of the beneficial owners set forth in the table has sole voting and investment power, and (ii) the address of each natural person listed below is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
	SHARES BENEFICIALLY OWNED		PERCENT OF CLASS
NAME OF BENEFICIAL OWNER OR DESCRIPTION OF GROUP	CLASS A	CLASS B	CLASS A(1)	CLASS B(1)
Beneficial owners of more than 5%: James C. Edenfield	193,200(2)	1,821,587	*	100%
Kayne Anderson Rudnick Investment Management LLC	2,193,363(3)		7.0%
BlackRock, Inc.	2,584,010(4)		8.2%
The Vanguard Group	2,375,735(5)		7.6%

Directors and Named Executive Officers:
James C. Edenfield	193,200(2)	1,821,587	*	100%
W. Dennis Hogue	119,756(6)	-0-	*	—
Celena Matlock	14,091
Matthew G. McKenna	101,350(7)	-0-	*
James B. Miller, Jr.	191,351(8)	-0-	*	—
Thomas L. Newberry, V	57,740(9)	-0-	*	—
Lizanne Thomas	77,228(10)	-0-	*	—
Nicole Wu	11,769
H. Allan Dow	853,368(11)	-0-	2.65%	—
Vincent C. Klinges	368,838(12)	-0-	1.16%	—
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9 PERSONS)	1,959,831(13)	1,821,587	5.96%	100.0%
*	Denotes less than 1%.
(1)
Share percentages are based on an aggregate of 31,459,011 Class A Shares outstanding as of June 5, 2024, plus options exercisable within 60 days of August 5, 2024. There were 1,821,587 Class B Shares outstanding as of June 5, 2024.

(2)
Includes 133,200 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power.

(3)
Based on Schedule 13G/A dated February 13, 2024. Of this amount, the reporting person has sole voting power as to 1,017,393 shares, shared voting power as to 673,489 shares, sole dispositive power as to 1,519,874 shares, and shared dispositive power as to 673,489 shares. Kayne Anderson Rudnick Investment Management’s reported address is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(4)
Based on Schedule 13G/A dated January 26, 2024. Of this amount, the reporting person has sole voting power as to 2,549,263 shares and sole dispositive power as to 2,584,010 shares. BlackRock’s reported address is 50 Hudson Yards, New York, NY 10001.

(5)
Based on Schedule 13G/A dated February 9, 2023. Of this amount, the reporting person has shared voting power as 49,049 shares, sole dispositive power as to 2,297,148 shares and shared dispositive power as to 78,587 shares. Vanguard’s reported address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Includes 75,000 shares subject to options exercisable within 60 days.
62 | American Software, Inc. 2024 Proxy Statement

(7)	Includes 69,000 shares subject to options exercisable within 60 days.
(8)	Includes 75,000 shares subject to options exercisable within 60 days.
(9)	Includes 48,000 shares subject to options exercisable within 60 days.
(10)	Includes 66,000 shares subject to options exercisable within 60 days.
(11)	Includes 720,000 shares subject to options exercisable within 60 days.
(12)	Includes 268,000 shares subject to options exercisable within 60 days.
(13)	Includes 1,454,200 shares subject to options exercisable within 60 days.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and holders of more than 10% of the Class A Shares are required under regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review by the Company of copies of these reports filed with the SEC and written representations furnished to the Company by its officers and directors, all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal 2024.
SHAREHOLDER PROPOSALS
Proposals of shareholders intended to be presented at the 2025 Annual Meeting must be forwarded in writing and received at the principal executive offices of the Company no later than March 10, 2025, directed to the attention of the Secretary, to be considered for inclusion in the Company’s Proxy Statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.
Any shareholder proposals (including recommendations of nominees for election to the Board) intended to be presented at the Company’s 2025 annual meeting of shareholders, other than a shareholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, must be received in writing at our principal executive offices no later than 5:00 p.m., Eastern Daylight Time, on May 24, 2025.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 21, 2025.
OTHER MATTERS
As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.
The Company will bear the cost of this solicitation of proxies. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material. Additionally, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to act as a proxy solicitor in conjunction with the Annual Meeting. The Company will pay Innisfree a fee of $20,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.
Copies of the 2024 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the American Software Investor Relations Team, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
63 | American Software, Inc. 2024 Proxy Statement

Pursuant to SEC rules, we may send a single Annual Report or Proxy Statement to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” Each shareholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will promptly deliver, upon written or oral request, a separate copy of our Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the American Software Investor Relations Team, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 or call (404) 364-7615. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10 K FOR THE FISCAL YEAR ENDED APRIL 30, 2024, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL OWNERS OR SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON JULY 1, 2024, ON REQUEST TO THE AMERICAN SOFTWARE INVESTOR RELATIONS TEAM, 470 EAST PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305.
By Order of the Board of Directors,

Atlanta, Georgia
July 8, 2024
64 | American Software, Inc. 2024 Proxy Statement

Appendix A
RECLASSIFICATION AGREEMENT

by and between

AMERICAN SOFTWARE, INC.

and

JAMES C. EDENFIELD

Dated as of April 10, 2024

A-i | American Software, Inc. 2024 Proxy Statement

A-ii | American Software, Inc. 2024 Proxy Statement

RECLASSIFICATION AGREEMENT
This RECLASSIFICATION AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2024, by and between AMERICAN SOFTWARE, INC., a Georgia corporation (the “Company”), and JAMES C. EDENFIELD (the “Class B Shareholder”).
WHEREAS, as of April 10, 2024, there were 31,398,542 shares of Class A Common Stock, $0.10 par value, of the Company (the “Class A Common Stock”), issued and outstanding and 1,821,587 shares of Class B Common Stock, $0.10 par value, of the Company (the “Class B Common Stock”), issued and outstanding;
WHEREAS, as of the date hereof, the Class B Shareholder owns beneficially and has the sole power to vote or direct the voting of all of the shares of Class B Common Stock outstanding;
WHEREAS, the board of directors of the Company (the “Board”), including the independent directors elected by the holders of Class A Common Stock (the “Independent Directors”), has reviewed the proposed terms and conditions of a reclassification of the Class B Common Stock in this Agreement and related aspects of such reclassification (collectively, the “Reclassification Transaction”), which shall be effected by the amendment and restatement of the articles of incorporation of the Company to give effect to the Reclassification Transaction (the “Proposed Amendment”);
WHEREAS, after considering the advice from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, its legal counsel, and Houlihan Lokey (defined below), its financial advisor, and following the receipt of the unanimous recommendation of Independent Directors, the Board has determined that the Reclassification Transaction is advisable and in the best interests of the Company, and resolved to recommend that the shareholders of the Company approve the Reclassification Transaction pursuant to which, at the Effective Time, among other things, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be reclassified and exchanged into 1.2 shares of Class A Common Stock (such ratio of 1:1.2, the “Exchange Ratio” and such shares, the “Reclassification Consideration”);
WHEREAS, the consummation of the Reclassification Transaction is subject to the adoption of the Proposed Amendment by the shareholders of the Company as provided herein;
WHEREAS, the Company desires to obtain the Class B Shareholder’s support of the Proposed Amendment and the Reclassification Transaction, and the parties intend that the irrevocable appointment of proxies by the Class B Shareholder pursuant to the proxy set forth herein be coupled with an interest by virtue of the Class B Shareholder’s entering into this Agreement, and the voting obligations contained herein;
WHEREAS, the Board, following receipt of the unanimous recommendation of the Independent Directors, has unanimously (i) approved this Agreement and the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement, (ii) determined that the terms of this Agreement, the Reclassification Transaction and the other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and the holders of the Class A Common Stock other than the Class B Shareholder (the “Unaffiliated Common Shareholders”), (iii) resolved to have the Company to enter into this Agreement, (iv) resolved to submit the approval and the adoption of the Reclassification Transaction to the shareholders of the Company at the 2024 Annual Meeting, and (v) resolved to recommend that the shareholders of the Company approve and adopt the Reclassification Transaction at the 2024 Annual Meeting (the “Company Board Recommendation”); and
WHEREAS, each of the parties hereto intends for U.S. federal income tax purposes that (i) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”), (ii) the Reclassification Transaction will each qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code that does not give rise to taxable income under Section 305 of the Code, and (iii) the Company will be a party to each reorganization within the meaning of Section 368(b) of the Code (clauses (i)-(iii), the “Intended Tax Treatment”).
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NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, the Company and the Class B Shareholder agree as follows:
Article I

DEFINITIONS
1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below:
“2024 Annual Meeting” means the 2024 annual meeting of the Company’s shareholders and, as applicable, any special meeting(s) of the Company’s shareholders called for the purpose of obtaining the Requisite Shareholder Approval, however called, including any postponement or adjournment of either of the preceding meetings.
“beneficially own” and “beneficial ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act, except that such terms shall also include options, warrants, swaps, derivatives, convertible securities, stock appreciation rights and other rights or instruments, whether real or synthetic.
“Business Day” means any day other than a day on which commercial banks in the State of Georgia are authorized or obligated by Law to be closed.
“Class B Proxy Holder” means each of H. Allan Dow, Vincent Klinges and Mark Grant.
“Company Securities” means (a) any shares of capital stock or other equity interests of the Company, (b) any other securities of the Company granting voting rights, (c) any warrants, options, convertible or exchangeable securities, subscriptions, calls or other rights (including any preemptive or similar rights) to subscribe for or purchase or acquire any of the securities described in the foregoing clauses (a) and (b) or (d) any security, instrument or agreement granting economic rights or benefits based upon the value or price of, or the value or price of which is determined by reference to, any of the securities described in the foregoing clauses (a) through (c), regardless of whether such security, instrument or agreement is or may be settled in securities, cash or other assets.
“Encumbrances” means any and all liens, charges, security interests, claims, pledges, encumbrances, assessments, options, deeds of trust, judgments, voting trusts, charges and other similar restrictions.
“Family-Related Person(s)” means (a) James C. Edenfield, his spouse, his descendants (whether by blood or adoption), his descendants’ spouses (including any person married to one of her descendants at the time of such descendant’s death), the descendants of a spouse of his descendant (whether by blood or adoption), his siblings, the descendants of his siblings (whether by blood or adoption), or the estate of any of the foregoing persons, (b) trusts which are for the benefit of any combination of the persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the persons described in clause (a), the estate of any such persons, a trust referred to in clause (b) or an entity that satisfies the conditions of this clause (c).
“GBCC” means the Georgia Business Corporation Code.
“Governmental Authority” means any (a) regional, federal, state, provincial, local, foreign or international government, governmental or quasi-governmental authority, regulatory authority or administrative agency or (b) court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization, including Nasdaq or any other stock exchange.
“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, approval, authorization or determination entered by any Governmental Authority.
“Law” means all applicable provisions of any law (including common law), statutes, constitutions, treaties, rules, regulations, ordinances, codes or Governmental Order.
“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Proposed Amendment” has the meaning set forth in the recitals.
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“Representative” means, with respect to any person, such person’s directors, officers, employees, agents, advisors, attorneys, accountants, members, partners and other representatives.
“Requisite Shareholder Approval” has the meaning set forth in Section 5.1.
“Tax Return” means any return, declaration, statement, claim for refund, election, estimate, report, form and information return and any schedule, attachment or amendment thereto relating to Taxes.
“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Transfer” means, with respect to the Covered Shares, to, directly or indirectly, transfer, sell, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of Covered Shares.
1.2 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “parties” shall mean the Company and the Class B Shareholder, and the term “party” shall be deemed to refer to either the Company, on the one hand, or the Class B Shareholder, on the other hand, as the case may be. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Except as otherwise specified, any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified. Except as otherwise specified, any reference to a Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder. Words in singular will be held to include the plural and vice versa and a word of one gender will be held to include the other genders as the context requires. The word “or” will not be exclusive. The phrases “the date of this Agreement” and “the date hereof” shall be deemed to refer to the date set forth on the cover of this Agreement. References to “dollars” and “$” means U.S. dollars. The parties agree that this Agreement is the product of discussions and negotiations between the parties and their respective advisors, each of the parties was represented by counsel in connection therewith and, accordingly, this Agreement and any document generated in connection herewith shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any document to be drafted.
Article II

THE CLOSING
2.1 Closing. Unless another time, date, place or such other manner is mutually agreed in writing between the Company and the Class B Shareholder, the closing of the Reclassification Transaction (the “Closing”) shall take place through the electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI at or around 9:00 a.m., Eastern Time, on the earliest practicable day (but no later than the third Business Day) following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs shall be the “Closing Date.”
2.2 Proposed Amendment; Payment of Reclassification Consideration.
(a) At the Closing, the Company shall (i) file the Proposed Amendment with the Corporations Division of the Georgia Secretary of State, and the Proposed Amendment shall become effective on the date and at the time of the acceptance for record of the Proposed Amendment by the Corporations Division of the Georgia Secretary of State (the “Effective Time”) and (ii) issue or cause to be issued to the Class B Shareholder the Reclassification Consideration.
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(b) Promptly following the Closing Date, the Company shall arrange for the replacement of any stock certificates for Class B Common Stock (or, in the case of shares of Class B Common Stock held in book-entry form, book-entries with respect thereto) with book-entries in respect of each share of issued and outstanding share of Class B Common Stock which has been adjusted by the Reclassification Transaction, if applicable.
2.3 Adjustments. The Reclassification Consideration shall be adjusted to the extent appropriate to reflect the effect of any stock split, reverse stock split, stock dividend or stock distribution of Class A Common Stock or Class B Common Stock, issuances of any securities convertible to any such securities outside of the ordinary course or any other reorganization, recapitalization, reclassification or other like change with respect to Class A Common Stock or Class B Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time, which shall be reflected in the Proposed Amendment as filed pursuant to Section 2.2(a).
Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
In order to induce the Class B Shareholder to enter into this Agreement, the Company hereby represents and warrants to the Class B Shareholder as follows:
3.1 Corporate Power and Authority. The Company is a duly organized and validly existing corporation under the Laws of the State of Georgia and in good standing with the Corporations Division of the Georgia Secretary of State. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Requisite Shareholder Approval at a meeting of the Company’s shareholders duly called and held at which a quorum was established. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Class B Shareholder) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar Laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).
3.2 Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock. As of April 10, 2024, (i) 31,398,542 shares of Class A Common Stock were issued and outstanding, and (ii) 1,821,587 shares of Class B Common Stock were issued and outstanding, and (iii) 5,534,953 shares of Class A Common Stock were held in the treasury of the Company.
(b) Upon the consummation of the Reclassification Transaction, the shares of Class A Common Stock into which the shares of Class B Common Stock are being reclassified pursuant to the Proposed Amendment will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights or similar rights.
3.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement by the Company, and, subject to the receipt of the Requisite Shareholder Approval and the filing of the Proposed Amendment with the Corporations Division of the Georgia Secretary of State, the consummation of the Reclassification Transaction and the other transactions contemplated hereby by the Company do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under the Company’s amended and restated articles of incorporation in effect as of the Closing (the “Current Articles”) or the Company’s amended and restated bylaws in effect as of the Closing (the “Company Bylaws”), (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any person to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party (other than any compensation or similar plan or
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arrangement), (c) violate any Law applicable to the Company, or (d) subject to receipt of the Requisite Shareholder Approval, the filing of the Proposed Amendment with the Corporations Division of the Georgia Secretary of State, compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including required filings with the U.S. Securities and Exchange Commission (the “SEC”), required filings pursuant to state securities or “blue sky” Laws and the approval by the Nasdaq Stock Market (“Nasdaq”) of the shares of Class A Common Stock into which the Class B Common Stock shall be reclassified by virtue of the Proposed Amendment for listing (subject to official notice of issuance), require any action or consent or approval of, or review by, or registration or material filing by the Company with, any Governmental Authority, except, with respect to clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated hereby.
3.4 Board Recommendation. In accordance with the applicable provisions of the GBCC, the Current Articles and the Company Bylaws, the Board, at a meeting duly called and held, following receipt of the unanimous recommendation of the Independent Directors: (a) approved this Agreement and the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement; (b) determined and declared that the terms of this Agreement and the Reclassification Transaction and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Common Shareholders; (c) resolved to have the Company enter into this Agreement; (d) resolved to submit the approval and adoption of the Reclassification Transaction to the shareholders of the Company at the 2024 Annual Meeting; and (e) resolved to make the Company Board Recommendation.
3.5 Opinion of Financial Advisor to the Board. The Board has received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the Board, to the effect that, based upon and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio provided for in the Reclassification Transaction pursuant to this Agreement was fair, from a financial point of view, to the Company.
3.6 Litigation. As of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement.
3.7 Finders’ Fees. Other than Houlihan Lokey, no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company is entitled to any fee or commission from the Company in connection with the consummation of the Reclassification Transaction.
Article IV

REPRESENTATIONS AND WARRANTIES OF THE CLASS B SHAREHOLDER
In order to induce the Company to enter into this Agreement, the Class B Shareholder represents and warrants to the Company as follows:
4.1 Title to Shares. As of the date hereof, the Class B Shareholder owns beneficially 196,253 shares of Class A Common Stock and 1,831,587 shares of Class B Common Stock (collectively, the “Covered Shares”). The Class B Shareholder owns beneficially, and the Class B Shareholder has the sole power to vote or direct the voting of, all shares of Class B Common Stock. The Class B Shareholder is not a party and is not subject to any option, warrant, purchase right, subscription right, conversion right, exchange right, preemptive right, right of first refusal, call right or other similar right that could require such Class B Shareholder to Transfer any shares of Class B Common Stock. The Class B Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any shares of Class B Common Stock, other than this Agreement and the irrevocable proxy delivered pursuant to Section 5.3(b). The Class B Shareholder does not hold, own, or have the power to vote, directly or indirectly, any Company Securities other than the Covered Shares.
4.2 Power and Authority. The Class B Shareholder has all requisite capacity to execute and deliver this Agreement and perform the Class B Shareholder’s obligations hereunder. This Agreement has been duly executed
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and delivered by the Class B Shareholder, and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Class B Shareholder, enforceable against the Class B Shareholder in accordance with its terms, subject to the Enforceability Exceptions.
4.3 Conflicts; Consents and Approvals. The execution and delivery of this Agreement by the Class B Shareholder, and the consummation of the Reclassification Transaction and the other transactions contemplated hereby by the Class B Shareholder do not and will not (a) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of the Class B Shareholder pursuant to, any contract to which the Class B Shareholder is a party or by which the Class B Shareholder or any property or asset of the Class B Shareholder is bound or affected, (b) violate any Law applicable to the Class B Shareholder or any of the Class B Shareholder’s properties or assets or (c) require any action or consent or approval of, or review by, or registration or material filing by the Class B Shareholder with, any Governmental Authority except, with respect to clauses (a), (b) and (c), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Class B Shareholder or prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement.
4.4 Litigation. As of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Class B Shareholder, threatened, against the Class B Shareholder, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Reclassification Transaction and the other transactions contemplated by this Agreement.
4.5 Finders’ Fees. No investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Class B Shareholder is entitled to any fee or commission from the Company in connection with the consummation of the Reclassification Transaction.
Article V

COVENANTS
5.1 2024 Annual Meeting. The Company shall submit to its shareholders at the 2024 Annual Meeting a proposal seeking the approval and adoption of Proposed Amendment and the Reclassification Transaction, by (a) a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock held by all holders of Class A Common Stock and Class B Common Stock, voting as a single voting class, and (b) a majority of the issued and outstanding shares of Class A Common Stock held by the Unaffiliated Common Shareholders, voting as a separate voting class, (such approval with respect to the Proposed Amendment and the Reclassification Transaction, collectively, the “Requisite Shareholder Approval”).
5.2 Proxy Materials.
(a) The Company shall prepare and file with the SEC a proxy statement in connection with the 2024 Annual Meeting (as amended and supplemented from time to time, the “Proxy Statement”) and promptly after such filing, mail or otherwise send as required the Proxy Statement to the Company’s shareholders in connection with the 2024 Annual Meeting. The Proxy Statement shall include (i) the Company Board Recommendation and (ii) the unanimous recommendation of the Independent Directors to the Board that the Board determine that the Proposed Amendment and the Reclassification Transaction are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Common Shareholders, and (iii) the recommendation of the Board to the shareholders of the Company that they approve and adopt the Proposed Amendment and the Reclassification Transaction.
(b) The Company and the Class B Shareholder shall cooperate and, as requested by the Class B Shareholder, consult with each other in the preparation of the Proxy Statement, which shall comply as to form, in all material respects, with the requirements of the Exchange Act. Without limiting the generality of the foregoing, the Class B Shareholder shall (i) furnish to the Company the information relating to the Class B Shareholder required by the Exchange Act to be set forth in the Proxy Statement, which shall not, on the date the Proxy Statement or any amendment or supplement is mailed or otherwise sent as required to the Company’s shareholders or at the time of the 2024 Annual Meeting, contain any untrue statement of a
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material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) cooperate with the Company in responding to any comments made by the staff of the SEC with respect thereto. The Class B Shareholder and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement related to the Reclassification Transaction and any amendments or supplements thereto (which comments the Company will consider in good faith) before the filing thereof with the SEC. The Company shall have no liability for statements made in the Proxy Statement based on information or materials provided by or on behalf of the Class B Shareholder or their Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.
(c) The Company will promptly notify the Class B Shareholder of the receipt of any comments from the staff of the SEC with respect to the Proxy Statement and of any request by the staff of the SEC for amendments of, or supplements to, the Proxy Statement related to the Reclassification Transaction.
5.3 Voting; Restriction on Transfers and Pledges.
(a) Until the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Article VII, the Class B Shareholder hereby irrevocably and unconditionally agrees, at the 2024 Annual Meeting and at any special meeting of the Company’s shareholders called for the purpose of obtaining the Requisite Shareholder Approval, however called, including any postponement or adjournment thereof, in each case to the extent relating to or reasonably expected to affect or concern the Reclassification Transaction, that the Class B Shareholder shall, in each case to the fullest extent that the Class B Shareholder is entitled to vote its Covered Shares:
(i) to appear, in person or by proxy, at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of determining a quorum; and
(ii) to vote (or cause to be voted), in person or by proxy, its Covered Shares (A) in favor of approving any proposal submitted by the Board for shareholder approval at the 2024 Annual Meeting, including but not limited to the Proposed Amendment and Reclassification Transaction and any action reasonably requested by the Company in furtherance of the foregoing, including any proposal to postpone or adjourn any meeting of the Company’s shareholders at which the Proposed Amendment and Reclassification Transaction are submitted for the consideration and vote of the Company’s shareholders to a later date if there are not sufficient votes for approval of such matters or to establish a quorum on the date on which the meeting is held (each, a “Company Proposal”); (B) unless otherwise directed in writing by the Board, against any action, agreement or transaction that would reasonably be expected to (1) be inconsistent with or contrary to the terms and conditions of any Proposed Amendment or Reclassification Transaction, or (2) result in any of the conditions set forth in Article VI not being satisfied on or before the Outside Date; (C) unless otherwise directed in writing by the Board, against any proposal submitted for shareholder approval at the 2024 Annual Meeting that is not a Company Proposal; and (D) against any other action, agreement or transaction involving the Company or any of its subsidiaries, including any change in the present capitalization of the Company or any amendment or other change to the Current Articles (other than any amendment or change consistent with the Proposed Amendment and the Reclassification Transaction) or the Company Bylaws, that is intended, or would reasonably be expected, to prevent or impair or delay the consummation of the Reclassification Transaction or the other transactions contemplated by this Agreement or the performance by the Company or by the Class B Shareholder of its obligations under this Agreement.
(b) Until the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Article VII, the Class B Shareholder hereby irrevocably and unconditionally waives his right to nominate, directly or indirectly, any nominees to be elected at the 2024 Annual Meeting as Class B Directors on the Board.
(c) The Class B Shareholder hereby irrevocably appoints, and at the written request of the Company will cause any trust, limited partnership or other entity holding any Covered Shares over which the Class B Shareholder exercises direct or indirect voting control, to irrevocably appoint, as its and their proxy and attorney-in-fact, the Class B Proxy Holder with full power of substitution and re-substitution, to vote such Class B Shareholder’s Covered Shares in accordance with Section 5.3(a) at the 2024 Annual Meeting
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(including any adjournment or postponement thereof) prior to the termination of this Agreement in accordance with Article VII. This proxy is given as an additional inducement of the Company to enter into this Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Article VII, at which time any such proxy shall terminate. The Company may terminate this proxy with respect to such Class B Shareholder at any time at its sole election by written notice provided to such Class B Shareholder.
(d) The Class B Shareholder hereby covenants and agrees that, prior to the earlier of the Closing or the termination of this Agreement pursuant to Article VII, it shall not, directly or indirectly (i) except as set forth in this Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Class B Common Stock, (ii) Transfer, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any shares of Class B Common Stock, except a Transfer to any Family-Related Person or otherwise in connection with any bona fide estate, family or tax planning, but only if such transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company) to be bound by the terms of this Agreement as the Class B Shareholder, or (iii) enter into any hedging, derivative, swap or other financial risk management contract with respect to any shares of Class B Common Stock.
(e) The Class B Shareholder hereby covenants and agrees that, (i) until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, the Class B Shareholder shall continue to hold the power to vote or direct the voting of at least a majority of the issued and outstanding Class B Common Stock, and (ii) the Class B Shareholder will not knowingly take any action that would reasonably be expected to result in the Class B Shareholder failing to comply with this Section 5.3(e).
(f) Following the date hereof and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article VII, in the event that the Class B Shareholder acquires additional Company Securities, (i) the Class B Shareholder shall promptly notify the Company of such additional Company Securities, and (ii) such Company Securities shall, immediately upon such acquisition and without further action of the parties, be deemed Covered Shares subject to this Section 5.3.
5.4 Lock-Up.
(a) From the Closing Date until the date that is ten months after the Closing Date (the “Lock-Up Period”), the Class B Shareholder shall not, directly or indirectly, in any single transaction or series of related transactions: (i) Transfer any Covered Shares, (ii) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Covered Shares, for cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Class B Shareholder hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Covered Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Covered Shares for which the Class B Shareholder is the record holder or beneficial owner, in all cases consistent with this Section 5.4(a) (for the avoidance of doubt, the Company shall instruct the transfer agent to remove any such transfer restrictions, restrictive legends or the like in connection with any Transfer that is permissible hereunder and upon the expiration of the Lock-Up Period).
(b) Notwithstanding the foregoing restrictions in Section 5.4(a), the Class B Shareholder may Transfer the Covered Shares (1) to any Family-Related Person or otherwise in connection with any bona fide estate, family or tax planning, but only if such transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company) to be bound by the terms of this Agreement as the Class B Shareholder, (2) to any other person to the extent such Transfer has been approved in writing by a majority of the members of the Board, and (3) to participate in or otherwise in connection with (x) a tender or exchange offer by any person or (y) a merger, stock sale, consolidation or other business combination of the Company, in the case of clauses (x) and (y), that has been approved or recommended by the Board.
(c) Any attempted Transfer in violation of this Section 5.4 shall be null and void ab initio. Any stock certificates representing shares of Class A Common Stock held by the Class B Shareholder shall include a legend reference to these Transfer restrictions as set forth in this Section 5.4.
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5.5 Further Assurances.
(a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable under applicable Law, to carry out the provisions of this Agreement and to consummate and make effective the Reclassification Transaction and the other transactions contemplated by this Agreement.
(b) Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts, at the Company’s expense, to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned as promptly as possible any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restricts, prevents or prohibits the consummation of the Reclassification Transaction or any of the other transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal.
5.6 Public Announcement. The parties hereto hereby approve the issuance of the public announcement of this Agreement pursuant to a press release in substantially the form previously reviewed by the parties, with such other changes reasonably requested by the Company or the Class B Shareholder, subject to the prior approval of the other party (which approval will not be unreasonably withheld, delayed or conditioned). The parties hereto shall consult with and obtain the approval of the other party (which approval will not be unreasonably withheld, delayed or conditioned) before issuing any other press release or making any other public announcement or communication with respect to this Agreement, the Reclassification Transaction or the other transactions contemplated hereby; provided that the prior consent of the other party shall not be required with respect to the issuance of any press release or the making of any other public announcement or communication that (a) is consistent in all material respects with a press release or other public announcement or communication previously approved by such other party, or (b) is required by applicable Law or any listing agreement with any national securities exchange (it being understood that the Proxy Statement shall be governed by Section 5.2 and not this Section 5.6).
5.7 Tax Matters. The parties hereto will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required following the resolution of a diligently contested audit.
5.8 Indemnification. The Company hereby covenants and agrees to indemnify, defend and hold harmless the Class B Shareholder and the employees, agents and other Representatives of the Class B Shareholder (each, an “Indemnified Party”) against any and all Losses incurred in connection with, arising out of or resulting from any Reclassification Transaction Action to the extent permitted by applicable Law. For the purposes of this Section 5.8, (a) “Losses” shall mean any out-of-pocket costs and expenses incurred by an Indemnified Party related to a Reclassification Transaction Action but shall not include, for clarity, any loss, liability or damage with respect to Taxes, and (b) “Reclassification Transaction Actions” shall mean any claims, demands, actions, proceedings or investigations related to this Agreement or the transactions contemplated hereby, including the Reclassification Transaction (including any of the foregoing brought by any actual or purported shareholders, directors, officers or employees of the Company related thereto), other than any claims, demands, actions or proceedings brought by the Company or others, that are finally adjudicated by a court of competent jurisdiction, evidenced by a final, non-appealable judgment or order, that the Class B Shareholder breached this Agreement or, in the Class B Shareholder’s capacity as a director of the Company, has breached the Class B Shareholder’s fiduciary duties owed to the Company or shareholders of the Company.
Article VI

CONDITIONS PRECEDENT
6.1 Conditions to Each Party’s Obligation. The respective obligation of each party to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver (except for Section 6.1(a), which shall not be waivable) at or prior to the Closing of the following conditions:
(a) Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.
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(b) No Injunctions or Restraints. No Governmental Order issued by any court of competent jurisdiction or other Governmental Authority or other restraint or prohibition under Law (whether temporary, preliminary or permanent) preventing, prohibiting or enjoining the consummation of the Reclassification Transaction or the Proposed Amendment from becoming effective (any of the foregoing, a “Legal Restraint”) shall have been issued or come into effect.
6.2 Additional Conditions to the Company’s Obligation. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing Date of the following additional conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of the Class B Shareholder contained in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all respects (except for any de minimis inaccuracies) on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracies) as of such date) and (ii) each of the other representations and warranties of the Class B Shareholder contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).
(b) Performance of Obligations. The Class B Shareholder shall have performed in all material respects all of the obligations under this Agreement required to be performed by the Class B Shareholder at or prior to the Closing.
(c) Class B Shareholder’s Certificate. The Company shall have received a certificate of the Class B Shareholder, signed by the Class B Shareholder and dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
6.3 Additional Conditions to the Class B Shareholder’s Obligation. The obligations of the Class B Shareholder to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing Date of the following additional conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.1, Section 3.2 and Section 3.3 shall be true and correct in all respects (except for any de minimis inaccuracies) on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracies) as of such date) and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).
(b) Performance of Obligations. The Company shall have performed in all material respects all of the obligations under this Agreement required to be performed by the Company at or prior to the Closing Date.
(c) Officer’s Certificate. The Class B Shareholder shall have received a certificate of the Company signed by an executive officer of the Company for and on behalf of the Company and dated as of the Closing Date certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
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Article VII

TERMINATION
7.1 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a) by mutual written consent of the Company and the Class B Shareholder;
(b) by the Company, if there has been any breach by the Class B Shareholder of any representation, warranty, covenant or agreement of the Class B Shareholder contained in this Agreement which breach (i) would prevent the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 and (ii) has not been waived by the Company or, if capable of being cured, cured by the Class B Shareholder within sixty days after the Class B Shareholder’s receipt of written notice thereof from the Company or is incapable of being cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company at any time that the Company is in material breach of any representation, warranty, covenant or agreement of the Company hereunder, which material breach has not been waived by the Class B Shareholder or, if capable of cure, has not been cured by the Company;
(c) by the Class B Shareholder, if there has been any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement which breach (i) would prevent the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 and (ii) has not been waived by the Class B Shareholder or, if capable of being cured, cured by the Company within sixty days after the Company’s receipt of written notice thereof from the Class B Shareholder or is incapable of being cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Class B Shareholder at any time that the Class B Shareholder are in material breach of any representation, warranty, covenant or agreement of the Class B Shareholder hereunder, which material breach has not been waived by the Company or, if capable of cure, has not been cured by the Class B Shareholder;
(d) by the Company or the Class B Shareholder, if the Closing does not occur on or prior to April 30, 2025, subject to any extensions of such date as may be mutually agreed by the parties in writing (the “Outside Date”); provided that no party shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such party is then in breach of any representation, warranty, covenant or agreement hereunder, which breach has been the primary cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or prior to the Outside Date;
(e) by the Company or the Class B Shareholder, if the Requisite Shareholder Approval shall not have been obtained at the 2024 Annual Meeting; provided that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure to obtain the Requisite Shareholder Approval; or
(f) by the Company or the Class B Shareholder, if any permanent Legal Restraint shall have been issued or come into effect that permanently prevents, prohibits or enjoins the consummation of the Reclassification Transaction or the Proposed Amendment from becoming effective, and such Legal Restraint shall have become final and non-appealable.
7.2 Notice of Termination. In the event of a termination by the Company or the Class B Shareholder pursuant to this Article VII, written notice thereof shall forthwith be given to the other party or parties, and the transactions contemplated by this Agreement shall be terminated, without further action by any party. No termination of this Agreement by the Company shall be effective unless and until such action is approved by the Board following receipt of the recommendation of the Independent Directors.
7.3 Effect of Termination and Abandonment. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement shall become void, and of no further force and effect; provided that Section 5.8, this Section 7.3 and Article VIII shall survive such termination. Nothing in this Article VII shall be deemed to release any party from any liability for any willful or material breach by such party of the terms and provisions of this Agreement, or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
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Article VIII

MISCELLANEOUS
8.1 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, portable document format (.pdf) or other electronic transmission or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be an original, and which together shall constitute one and the same Agreement. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
8.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties, and supersede any prior agreements, understandings, arrangements or representations, by or among the parties, written and oral, with respect to the subject matter hereof.
8.3 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced as a result of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally intended to the greatest extent possible.
8.4 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.
8.5 Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Georgia. Each of the parties hereto (a) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the United States District Court for the Northern District of Georgia, or, if that court does not have jurisdiction, another state or federal court sitting in Atlanta, Georgia (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.8. Nothing in this Section 8.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (X) MAKES THIS WAIVER VOLUNTARILY AND (Y) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5.
8.6 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being
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in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
8.7 Amendment. This Agreement may not be altered, amended or supplemented, except by an agreement in writing signed by the parties hereto; provided that the Company shall not agree to amend this Agreement unless and until such amendment is approved by the Board following receipt of the recommendation of the Independent Directors.
8.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by email or by courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8), provided that for email notice, receipt is only deemed when the applicable recipient replies by email to the sender’s email address and confirms receipt; an automatic “read receipt,” out of office message or similar automated message will not constitute confirmation of receipt:
if to the Company, to:

American Software, Inc.
470 East Paces Ferry Road, N.E.
Atlanta, GA 30305
Attention: General Counsel
Email: [On file with the Company]

with a copy, which shall not constitute notice, to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
[On file with the Company]

if to the Class B Shareholder, to:

James C. Edenfield
[On file with the Company]

with a copy, which shall not constitute notice, to:

Hendrick, Rascoe, Zitron & Long, LLC
[On file with the Company]
8.9 Assignment; Successors and Assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by any party hereto without the other party’s or parties’ prior written consent; provided that a merger or consolidation involving the Company shall be permissible without the consent of the Class B Shareholder (for the avoidance of doubt, other than in their capacity as holders of shares of capital stock of the Company). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties, and their respective successors and permitted assigns. Any assignment or purported assignment in violation of this provision shall be void and of no effect.
8.10 Fees and Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of, and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.
8.11 Waiver. No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Prior to the Closing Date, the Company shall not waive any right or condition to its obligations under this Agreement unless and until such waiver is approved by the Board following receipt of the recommendation of the Independent Directors.
{Signature Page Follows}
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
AMERICAN SOFTWARE, INC.

By:	/s/ H. Allan Dow
Name:	H. Allan Dow
Title:	President

CLASS B SHAREHOLDER

/s/ James C. Edenfield
Name:	James C. Edenfield
[Signature Page to Reclassification Agreement]
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Appendix B
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
AMERICAN SOFTWARE, INC.

American Software, Inc., a Georgia corporation (the “Corporation”), acting pursuant to Sections 14-2-602 and 14-2-1007 of the Georgia Business Corporation Code, does hereby submit the following Second Amended and Restated Articles of Incorporation (the “Second Amended and Restated Articles of Incorporation”), thereby amending and restating in their entirety the Corporation’s existing Amended and Restated Articles of Incorporation (the “Amended and Restated Articles of Incorporation”), as amended.
FIRST: The name of the Corporation shall be changed to, and the Corporation shall henceforth be known as, Logility Holdings, Inc.
SECOND: These Second Amended and Restated Articles of Incorporation were duly adopted in accordance with Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code.
THIRD: These Second Amended and Restated Articles of Incorporation supersede the Amended and Restated Articles of Incorporation of the Corporation and all amendments in their entirety.
FOURTH: These Second Amended and Restated Articles of Incorporation contain amendments to the Amended and Restated Articles of Incorporation requiring shareholder approval.
FIFTH: These Second Amended and Restated Articles of Incorporation were duly approved by the Corporation's shareholders in accordance with Section 14-2-1003 of the Georgia Business Corporation Code on [•], 2024. The Corporation undertakes to publish a notice of the filing of these Second Amended and Restated Articles of Incorporation as required by Section 14-2-1003(b) of the Georgia Business Corporation Code and to pay any cost associated with publication.
SIXTH: The Corporation’s Amended and Restated Articles of Incorporation, as amended, will be amended and restated as set forth in Exhibit A.
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Exhibit A
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
ARTICLE I.
NAME.
The name of the corporation is Logility Holdings, Inc. (the “Corporation”).
ARTICLE II.
PURPOSE.
The purpose of the Corporation is to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia and, to accomplish such purpose, it shall have all rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Georgia.
ARTICLE III.
DURATION.
The Corporation shall have perpetual duration.
ARTICLE IV.
ADDRESS; REGISTERED AGENT.
The address of the Corporation’s registered office in the State of Georgia is 900 Old Roswell Lake Pkwy, Suite 310, in the City of Roswell, County of Fulton, 30076. The name of the Corporation’s registered agent at such address is Registered Agent Solutions, Inc.
ARTICLE V.
CAPITAL STOCK.
(a)
Authorized Classes of Stock. The aggregate number of shares of capital stock which the Corporation shall have the authority to issue shall be 60,000,000 shares, of which 50,000,000 shares shall be shares of Common Stock (as defined below) and 10,000,000 shares shall be shares of Preferred Stock (as defined below).

(b)	Common Stock.
i.
Reclassification of Class B Common Stock. Immediately upon the filing and effectiveness of these Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia (the “Effective Time”), automatically and without further action on the part of the Corporation or the holders of capital stock of the Corporation, each share of Class B Common Stock, having a par value of Ten Cents ($0.10) per share, of the Corporation (the “Former Class B Common Stock”), issued and outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time shall be reclassified and exchanged into 1.2 validly issued, fully paid and non-assessable shares of Class A Common Stock (the “Reclassification Consideration”), having a par value of Ten Cents ($0.10) per share of the Corporation (the “Class A Common Stock”). The procedures for exchanging or transferring, as applicable, the certificated and book-entry shares of Former Class B Common Stock following the Effective Time and for receiving the Reclassification Consideration upon such exchange or transfer are set forth in that certain Reclassification Agreement by and among the Corporation and the persons named therein, dated April 10, 2024, as it may be amended from time to time. After giving effect to the foregoing reclassification of the Former Class B Common Stock into Class A Common Stock, the Class A Common Stock is hereby referred to as “Common Stock”.

ii.
Voting Rights. Except as otherwise provided herein or by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on each matter submitted to a vote of the shareholders of the Corporation.

iii.
Liquidation. In the event of a liquidation, dissolution or winding-up of the Corporation or other similar event, the remaining assets of the Corporation available to shareholders shall be distributed equally per

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share to the holders of Common Stock. Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this provision.
iv.
Dividends. The holders of Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors of the Corporation (the “Board”) out of funds legally available therefor. Holders of Common Stock shall be entitled to share equally, share for share, in dividends declared on Common Stock.

(c)	Preferred Stock.
i.
Shares of preferred stock, having a par value of Ten Cents ($0.10) per share, of the Corporation (the “Preferred Stock”) may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without shareholder approval, by filing an amendment pursuant to the applicable law of the State of Georgia (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(A)	the designation of the series, which may be by distinguishing number, letter or title;
(B)
the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(C)
the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(D)	the dates on which dividends, if any, shall be payable;
(E)	the redemption rights and price or prices, if any, for shares of the series;
(F)	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
(G)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(H)
whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(I)	restrictions on the issuance of shares of the same series or any other class or series;
(J)	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
(K)	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,
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all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
ARTICLE VI.
PREEMPTIVE RIGHTS.
Preemptive rights are hereby denied. No holder of any shares of this Corporation shall have the preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for purchase or otherwise acquire shares.
ARTICLE VII.
BYLAWS.
In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws of the Corporation without any action on the part of the shareholders.
ARTICLE VIII.
INDEMNIFICATION.
The Corporation shall indemnify, and advance expenses to, to the fullest extent permitted by the Georgia Business Corporation Code, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE IX.
DIRECTOR LIABILITY.
To the fullest extent that the Georgia Business Corporation Code as the same exists or may hereafter be permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for failure to take action. Neither the amendment or repeal of this Article IX nor the adoption of any provision of these Second Amended and Restated Articles of Incorporation inconsistent with this Article IX shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption.
ARTICLE X.
ADOPTION.
These Articles were proposed by a majority vote of the Board of Directors, taken on the 29th day of May 2024, and were duly approved by the shareholders of the Corporation in accordance with the provisions of Code Section 14-2-1003 on the [•] day of August, 2024, there being [•] ([•]) shares of Ten Cents ($0.10) par value Class A Common Stock of the Corporation outstanding and entitled to vote on that date, the affirmative vote of the holders of a majority of the shares entitled to vote being required to adopt these articles.
* * * * * *
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IN WITNESS WHEREOF, Logility Holdings, Inc. has caused these Second Amended and Restated Articles of Incorporation to be executed and its corporate seal to be affixed and has caused the foregoing to be attested, all by the duly authorized officers on this [•] day of [•], 2024.
LOGILITY HOLDINGS, INC.

By:
Harold Allan Dow, Chief Executive Officer

ATTEST:

By:
James McGuone, Secretary
[CORPORATE SEAL]
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Appendix C
American Software, Inc.

2024 Equity Compensation Plan
1. Purpose of the Plan; Introduction.
The purpose of the American Software, Inc. 2024 Equity Compensation Plan (the “Plan”) is to aid American Software, Inc., a Georgia corporation (“Company”), and its Affiliates (defined below) in recruiting and retaining key employees, directors, consultants and other service providers of outstanding ability and to motivate such employees, directors, consultants and other service providers to exert their best efforts on behalf of Company and its Affiliates by providing incentives through the granting of Awards (defined below). Company expects that it will benefit from the added interest which such key employees, directors, consultants and other service providers will have in the welfare of Company as a result of their proprietary interest in Company’s success.
Company previously established the American Software, Inc. 2020 Equity Compensation Plan (the “2020 Plan”). The 2020 Plan is set to expire on May 29, 2024 and presently no Shares are available for Award; therefore, the Company desires to (i) freeze all future Awards under the 2020 Plan, (ii) adopt this new Plan, (iii) authorize 1,400,000 shares to be reserved under the Plan as of the Effective Date.
2. Definitions. The following capitalized terms used in the Plan have the respective meanings set forth in this Section 2:
“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
“Affiliate” means with respect to Company, any entity directly or indirectly controlling, controlled by, or under common control with, Company or any other entity designated by the Board in which Company or an Affiliate has an interest. For purposes of this definition, “control” means direct or indirect ownership or control of more than 50% of the voting interests of an entity.
“Award” means any form of Option, SAR, Restricted Stock Unit, Restricted Stock or Performance Share Units granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to terms, conditions, restrictions, and limitations, if any, as the Committee may establish by the Award agreement or otherwise.
“Board” means the Board of Directors of Company.
“Cause” has the meaning set forth in the Participant’s employment agreement, consulting agreement, separation agreement or other similar agreement with Company, as in effect on the date an Award is granted; provided, that if no such agreement or definition exists, unless otherwise specified in the Award agreement, “Cause” means: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a material breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to Company or any Affiliate; (iv) a plea of guilty or nolo contendere by the Participant to (or conviction of the Participant for the commission of) any felony or any other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and Company or any Affiliate; (vii) a material breach of Company’s written policies or procedures; or (viii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of Company or an Affiliate. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of Company.
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“Change of Control” means any event which is a “change in control event” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(5) or any subsequent regulation or authoritative governmental interpretation of Section 409A(a)(2)(A)(v) of the Code, including any amendments thereto. To the extent consistent with such definition, a Change of Control means a transaction or a series of transactions occurring within any single 12-month period in which:
(a) any one Person, or more than one Person acting as a group, acquires ownership of stock of Company that, together with stock held by such Person or group, constitutes Majority Shareholder Voting Power, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition;
(b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(c) any one Person, or more than one Person acting as a group, other than a Person or group of Persons that is related to Company, acquires assets from Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.
Notwithstanding the foregoing, a Change of Control shall not include any transaction or a series of transactions in which the Class B Common Shares of Company held by any Person holding such shares as of the Effective Date are transferred to one or more members of his or her immediate family, to an entity controlled by any such family member or members or a trust for the benefit of any such family member or members. Further, a Change of Control shall not include any transaction or a series of transactions in any acquisition of stock or assets by a Person who owns Majority Shareholder Voting Power prior to such transaction or series of transactions.
Unless otherwise provided in the applicable Award agreement, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, a Change of Control shall be limited to a “change in the ownership of Company,” a “change in the effective control of Company,” or a “change in the ownership of a substantial portion of the assets of Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations. No Award agreement shall define a Change of Control in such a manner that a Change of Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change of Control of Company (e.g., upon the announcement, commencement, or shareholder approval of any event or transaction that, if completed, would result in a Change of Control of Company).
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
“Committee” means the Stock Option Committee of the Board, or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated full or partial power to act under or pursuant to the provisions of the Plan. The directors appointed to serve on the Committee shall be: (i) “independent” within the meaning of the listing standards of any securities exchange or automated quotation system upon which the Shares are listed or quoted; and (ii) “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Act). However, the mere fact that a Committee member fails to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee if the Award is otherwise validly made under the Plan.
“Company” has the meaning set forth in Section 1.
“Disability” has the meaning set forth in the Participant’s employment agreement, consulting agreement, separation agreement or other similar agreement with Company or Affiliate, as in effect on the date an Award is granted; provided, that if no such agreement or definition exists, unless otherwise specified in the Award agreement, “Disability” means a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company and/or its Affiliates. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident
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or health plan covering employees or directors of the Company and/or its Affiliates, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. A Participant (or his or her representative) shall furnish the Committee with proof of the Social Security Administration’s or the provider’s determination.
“Effective Date” means May 30, 2024.
“Employment” (and variations thereof, such as “employed”) means: (i) a Participant’s employment if the Participant is an employee of Company or any of its Affiliates; (ii) a Participant’s service as a consultant or other service provider, if the Participant is a consultant or other service provider to Company or its Affiliates; and (iii) a Participant’s service as an non-employee director, if the Participant is a non-employee member of the Board.
“Fair Market Value” means, on a given date: (i) if there is a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then the closing price on the principal national securities exchange on which such Shares are listed or admitted to trading; or (ii) if the Shares are not listed or admitted to trading or quotation on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted); or (iii) if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith pursuant to the reasonable application of a reasonable valuation method under U.S. Treasury Regulation Section 1.409A-1(b)(5)(iv)(B). With respect to (i) and (ii) above, if no sale of Shares has been reported on such composite tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.
“Good Reason” has the meaning set forth in the Participant’s employment agreement, consulting agreement, separation agreement or other similar agreement with Company or Affiliate, as in effect on the date an Award is granted; provided that if no such agreement or definition exists, unless otherwise specified in the Award agreement, “Good Reason” means, within 18 months following a Change of Control, (i) a material diminution in the Participant’s authority, duties, or responsibilities; (ii) a material diminution in the Participant’s base compensation as in effect on the date of the Change of Control; or (iii) the required relocation of the Participant to a place of work more than 75 miles from the place of work in effect as of the Change of Control, excluding in each case any assignment or action that is remedied by Company or Affiliate within 30 days of receipt of notice from the Participant. Good Reason shall exist only if (x) the Participant notifies Company or Affiliate of the event establishing Good Reason within 90 days of its initial existence, (y) Company is provided 30 days to cure such event and (z) the Participant Separates from Service within 180 days of the initial occurrence of the event.
“ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).
“Majority Shareholder Voting Power” means either: (i) with respect to the election of members of the Board by the shareholders of Company, the ability to elect a majority of the Board; or (ii) with respect to all other matters, more than 50% of the total voting power of the stock of Company, in both cases taking into account the relative voting power of the Shares and Company’s Class B Common Shares.
“Option” means a stock option granted pursuant to Section 6. An option may be an ISO or a non-qualified stock option.
“Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a).
“Participant” means an employee, director, consultant or other service provider of Company or any of its Affiliates who is selected by the Committee to participate in the Plan.
“Performance Period” has the meaning set forth in Section 9(c).
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“Performance Share Units” means any Award granted pursuant to Section 9 that has a value set by the Committee, or that is determined by reference to a valuation formula specified by the Committee, which value the Company may pay to the Participant (by delivery of Shares, cash, or other property as the Committee determines) on achievement of those performance objectives during the relevant Performance Period as the Committee establishes at or after the time of that Award.
“Permitted Holder” means, as of the date of determination, any and all of an employee benefit plan (or trust forming a part thereof) maintained by Company or by any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by Company.
“Person” means a “person” as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
“Plan” has the meaning set forth in Section 1.
“Restricted Period” means the period set forth in an Award agreement during which an Award (i) may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose, or (ii) is subject to such other restrictions as may be set forth in an Award agreement.
“Restricted Stock” means any Share granted under Section 8.
“Restricted Stock Unit” means a contractual right granted to a Participant under this Plan to receive a Share that is subject to restrictions of this Plan and the applicable Award agreement.
“Retirement” means, unless otherwise defined in the applicable Award agreement, termination of a Participant’s employment with Company or any of its Affiliates based on the Participant’s having attained a mandatory retirement age as established in a written agreement between the Participant and Company or Affiliate.
“Separation from Service” and “Separates from Service” have the meanings ascribed to such terms pursuant to Section 409A of the Code and the regulations promulgated thereunder.
“Shares” means Company’s Class A Common Shares.
“SAR” means a stock appreciation right granted pursuant to Section 7.
“Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
“Section 16 Insider” means a Participant who is subject to the reporting requirements of Section 16 as a result of the Participant's position with Company or any Affiliate.
3. Shares Subject to the Plan. Subject to Section 0, the total number of Shares which may be issued under the Plan is 1,400,000, plus (a) any Shares remaining available for issuance under the 2020 Plan, and (b) any Shares subject to awards granted under the 2020 Plan that after the Effective Date cease to be subject to such awards due to cancellation, forfeiture, or expiration of such awards. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards that terminate, forfeit, expire, cancel or lapse without the payment of consideration may be granted again under the Plan. Notwithstanding anything to the contrary contained herein: Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) Shares tendered in payment of an Option or withheld by the Company in payment of the exercise price of an Option, (b) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (c) Shares repurchased by the Company with proceeds received from the exercise of an Option, or (d) Shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award. The Shares available for issuance under the Plan may be authorized and unissued Shares, treasury Shares, or Shares reacquired by the Corporation in any manner.
4. Administration. The Plan shall be administered by the Committee. The Committee shall have discretionary authority to: (a) interpret the Plan; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Persons to become Participants and receive Awards under the Plan; (d) determine whether
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Awards should be granted singly, in combination, or in tandem; and (e) to make any other determinations and take all actions that it deems necessary or advisable for the proper operation or administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or advisable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Except as otherwise provided herein, the Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time provided, however, that the Committee shall not be permitted to accelerate or waive any vesting conditions applicable to any Award, except in the event of the Participant’s death, Disability or Retirement or a Change of Control as set forth in Section 0 (b). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. In the discretion of the Committee, Awards may be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by Company, any of its Affiliates or any of their respective predecessors, or any entity acquired by Company or with which Company combines. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.
The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer or to other senior officers of Company under conditions and limitations the Committee may establish; however, only the Committee may select, grant, and establish the terms of Awards to Section 16 Insiders.
5. Effective Date and Length of Plan. The Plan shall be effective as of the Effective Date; provided, that the effective date of the Plan and the validity of any and all Awards granted hereunder are contingent upon approval of the Plan by the requisite vote of the shareholders of Company in a manner which complies with Section 422(b)(1) of the Code, the requirements of any national securities exchange on which such Shares are listed or admitted to trading, and the provisions of the corporate charter, bylaws and applicable state law of Company. Unless sooner terminated in accordance with Section 15, the Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of Shares or payment of cash or have expired or otherwise terminated, but no award shall be granted more than five years after the Effective Date.
6. Options. Options granted under the Plan shall be, as determined by the Committee, non-qualified or ISOs for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:
(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in assumption or substitution of previously granted awards, as described in Section 4; provided, that such assumption or substitution is described in U.S. Treasury Regulation Section 1.409A-1(b)(5)(v)(D)).
(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted (or earlier as described in Section 6(d)). Each Award agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with Company or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award agreements, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by Company and, if applicable, the date payment is received by Company pursuant to clause (i), (ii), (iii), (iv) or (v) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to Company, to the extent permitted by law: (i) in cash or its equivalent (e.g., by personal check) at the time the Option is exercised; (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than
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six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in Shares (as described in (ii) above); (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased plus any and all federal, state, or local taxes and any other levies of any kind required by law to be deducted or withheld with respect to the exercise of the Option; or (v) to the extent the Committee shall approve in the Award agreement, through “net settlement” in Shares. In the case of a “net settlement” of an Option, Company will not require a cash payment of the Option Price of the Option set forth in the Award agreement, but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that have a Fair Market Value that does not exceed the aggregate Option Price set forth in the Award agreement. With respect to any remaining balance of the aggregate Option Price, Company shall accept a cash payment. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.
(d) ISOs. The Committee may grant to Participants who are employees of Company or any Affiliate Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of Company or of any subsidiary (a “Ten Percent Owner”), unless: (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted; and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either within two years after the date of grant of such ISO or within one year after the transfer of such Shares to the Participant shall notify Company of such disposition and of the amount realized upon such disposition. The aggregate market value (determined at the time the option was granted) of the Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of the Company or any of its Affiliates) shall not exceed $100,000 (or other limit required by the Code). All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO and if for any reason such Option (or portion thereof) shall not qualify as an ISO then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan. No ISO may be exercisable more than three (3) months after a Participant ceases to be an employee of Company or an Affiliate; except, if termination is due to death or Disability, then no ISO may be exercisable more than one year following termination. In no event shall any member of the Committee, Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.
(e) Attestation. Wherever in the Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.
(f) Additional Terms and Conditions. The Committee may, by way of the Award agreement or otherwise, establish other terms, conditions, restrictions, and limitations, if any, on any Option, provided they are not inconsistent with the Plan. Without limiting the generality of the foregoing, Options may not provide for the automatic granting of new options, otherwise known as reload options, at the time of exercise.
7. SARs.
(a) Grants. The Committee may grant: (i) a SAR independent of an Option; or (ii) a SAR in connection with an Option or a portion thereof. A SAR granted pursuant to clause (ii) of the preceding sentence: (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option; (B) shall cover the same number of Shares covered by an Option (or such
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lesser number of Shares as the Committee may determine); and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).
(b) Terms. The exercise price per Share of a SAR shall be an amount determined by the Committee, but in no event shall such amount be less than the Fair Market Value of a Share on the date the SAR is granted (other than in the case of a SAR granted in assumption or substitution of previously granted awards, as described in Section 4; provided, that such assumption or substitution is described in U.S. Treasury Regulation Section 1.409A-1(b)(5)(v)(D)); provided further, that, in the case of a SAR granted in conjunction with an Option or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each SAR granted independent of an Option shall entitle a Participant upon exercise to an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the SAR. Each SAR granted in conjunction with an Option or a portion thereof shall entitle a Participant to surrender to Company the unexercised Option, or any portion thereof, and to receive from Company in exchange therefor an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the greater of the exercise price per Share or the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option or portion thereof which is surrendered. The date on which a notice of exercise is received by Company shall be the exercise date. Payment shall be made in cash as set forth in the Award agreement; provided, however, the Award agreement shall not provide for any delay in payment after exercise that would constitute a deferral of compensation with respect to any SAR intended to satisfy the requirements of U.S. Treasury Regulation Section 1.409A-1(b)(5)(i)(B). SARs may be exercised from time to time upon actual receipt by Company of written notice of exercise stating the number of Shares with respect to which the SAR is being exercised.
(c) Limitations. The Committee may, in its sole discretion, by way of the Award agreement or otherwise, determine such other terms, conditions, restrictions and limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan; however, in no event shall a SAR be exercisable more than ten years after the date it is granted. In its sole discretion, the Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of the affected SAR if at that time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of the SAR.
8. Restricted Stock Awards.
(a) General. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, and the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant. Each such Award granted under the Plan shall be evidenced by an Award agreement. Each such Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b) Award Agreement. Each Participant granted Restricted Stock or Restricted Stock Units shall execute and deliver to Company an Award agreement with respect to the Restricted Stock or Restricted Stock Units, as applicable, setting forth the restrictions and other terms and conditions applicable to such Restricted Stock or Restricted Stock Units, as applicable. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock or Restricted Stock Units, as applicable, the Award shall be null and void.
(c) Restricted Stock. An Award of Restricted Stock is an Award of actual Shares having a value equal to the Fair Market Value of an identical number of Shares. Subject to the restrictions set forth in the Award agreement, the Participant shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided, that any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any Restricted Stock (and earnings thereon, if applicable) shall
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be distributed to the Participant, upon the release of restrictions on such Shares, in cash or in Shares having a Fair Market Value equal to the amount of such dividends, at the discretion of the Committee. If such Shares are forfeited, the Participant shall have no right to such dividends.
(d) Restricted Stock Units. A Restricted Stock Unit shall entitle the Participant to receive one Share at such future time and upon such terms as specified by the Board in the Award agreement evidencing such Award. Restricted Stock Units issued under the Plan may have restrictions which lapse based upon the service of a Participant or based upon other criteria that the Board may determine appropriate. Unless the applicable Award agreement provides otherwise, holders of Restricted Stock Units shall not be entitled to vote or to receive dividends until they become owners of the Shares pursuant to their Restricted Stock Units. Unless otherwise provided in the Award agreement, such payment of Restricted Stock Units as aforesaid shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Restricted Stock Unit but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.
(e) Restrictions. Restricted Stock and Restricted Stock Units awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award agreement: (i) the Shares and units shall be subject to the restrictions on transferability set forth in the Award agreement; (ii) the Shares and units shall be subject to forfeiture to the extent provided in the applicable Award agreement; and (iii) to the extent such Shares or units are forfeited, all rights of the Participant to such Shares or units, as applicable, and as a shareholder with respect to such Shares shall terminate without further obligation on the part of Company.
(f) Restricted Period. With respect to Restricted Stock and Restricted Stock Units, the Restricted Period shall commence on the date the Committee adopts a resolution expressly granting the Award and end at the time or times set forth on a schedule established by the Committee in the applicable Award agreement. Upon the expiration of the Restricted Period with respect to any Shares or units awarded pursuant to a Restricted Award, the restrictions set forth in this Section 8 and the applicable Award agreement shall be of no further force or effect with respect to such Shares or units, as applicable, except as set forth in the applicable Award agreement.
(g) Legends. Each certificate or computerized or manual entry in the records of Company or its transfer agent (i.e., “book entry” position), if any, representing Restricted Stock awarded under the Plan shall bear a legend in such form as Company deems appropriate.
(h) Compliance with Law. Notwithstanding any other provision of this Section 8, Awards under this Section 8 may be issued only after there has been compliance with all applicable federal and state securities laws, and such issuance will be subject to this overriding condition. Company and its Affiliates may include shares of Restricted Stock in a registration, but will not be required to register or qualify Restricted Stock with the SEC or any state agency.
9. Performance Share Units.
(a) Grant of Performance Share Units. The Committee may grant Performance Share Units to Participants in those amounts and on those terms, and at any time and from time to time, as the Committee determines.
(b) Award Agreement. The Performance Share Unit Agreement will set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Share Units granted, the purchase price, if any, to be paid for those Performance Share Units, which may be equal to or less than Fair Market Value of a Share and may be zero, subject to that minimum consideration as applicable law may require, the performance objectives applicable to the Performance Share Units as determined pursuant to Section 28, and any additional restrictions applicable to the Performance Shares or Performance Share Units, including continued employment. The Committee will have sole discretion to determine and specify in each Performance Share Unit Agreement whether the Company will settle the Award in the form of all cash, all Shares or any combination of them. Unless and to the extent the Committee specifies otherwise, that settlement will be in the form of Shares, which Shares the Company may grant subject to any restrictions the Company deems appropriate.
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(c) Value of Performance Share Units. The Committee will establish the initial value of each Performance Share Unit at the time of grant. In addition to any non-performance terms applicable to the Award, the Committee will set performance objectives in its discretion that, depending on the extent to which they are met, will determine the number or value of Performance Share Units that the Company will pay to the Participant. For purposes of this Section 9, the time period during which the performance objectives must be met will be called a “Performance Period.”
(d) Earning of Performance Shares and Performance Share Units. Subject to the Plan’s terms, after the applicable Performance Period has ended, the Participant will be entitled to receive a payout of the number and value of Performance Share Units that the Participant earned over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable non-performance terms have been met.
(e) Shareholder Rights; Dividends, and Other Distributions. A Participant receiving Performance Share Units will not possess voting rights. A Participant receiving Performance Share Units or any other Award that is subject to performance conditions will accrue dividend equivalents on that Award only to the extent provided in the Agreement; provided, however, that (i) any dividend equivalents payable on Shares subject to those Performance Share Units will be subject to the same restrictions on vesting as the underlying Award, and (ii) all terms and conditions for payment of those dividend equivalents will be included in the Agreement related to the Award and will, to the extent required, comply with the requirements of Code Section 409A.
10. Adjustments upon Certain Events. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to shareholders of Shares (other than regular cash dividends) or any similar event, the Committee, without liability to any Person, shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 21) as to the number or kind of Shares or other securities issued or reserved for issuance as set forth in Section 3 or pursuant to outstanding Awards; provided, that the Committee shall determine in its sole discretion the manner in which such substitution or adjustment shall be made.
(b) Change of Control.
(i) In the event of a Change of Control (or similar corporate transaction, whether or not including any Permitted Holder) after the Effective Date, the Committee may (subject to Section 21), but shall not be obligated to: (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award; (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, SARs, Restricted Stock Units and Performance Stock Units, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options, SARs, Restricted Stock Units and Performance Stock Units (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options, SARs, Restricted Stock Units or Performance Stock Units) over the aggregate exercise price of such Options, SARs Restricted Stock Units or Performance Stock Units; (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, as determined by the Committee in its sole discretion; (D) cancel and exchange any Performance Share Units for which the Performance Period has not expired and exchange such Performance Share Units for a cash payment equal to the product of the value of the Performance Share Unit determined at “Target Performance Level” (100%) and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the Performance Period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the Performance Period; or (E) provide that for a period of at least ten days prior to the Change of Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force or effect. For the avoidance of doubt, pursuant to (B) above, the Committee may cancel the Options, SARs Restricted Stock Units and Performance Stock Units for no consideration
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if the aggregate Fair Market Value of the Shares subject to such Options, SARs Restricted Stock Units and Performance Stock Units is less than or equal to the aggregate Option Price of such Options or exercise price of such SARs Restricted Stock Units or Performance Stock Units.
(ii) The Committee may (subject to Section 21), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change of Control, each or any Award or a portion thereof outstanding immediately prior to the Change of Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share subject to such Award in: (A) cash; (B) stock of Company or of a corporation or other business entity a party to the Change of Control; or (C) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change of Control, reduced by the exercise or purchase price per Share, if any, under such Award (which payment may, for the avoidance of doubt, be zero if the per Share exercise or purchase price of an Award is greater than the per Share consideration in connection with the Change of Control). If such determination is made by the Committee, the amount of any such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants with respect to the vested portions of their canceled Awards as soon as practicable following the date of the Change of Control and may be paid with respect to the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.
(c) Repricing. Notwithstanding anything to the contrary herein, without the approval of the shareholders of Company, the Committee shall not provide for any of the following: (i) the cancellation of outstanding Options or SARs and the grant in substitution therefor of new Options or SARs having a lower exercise price; (ii) the amendment of outstanding Options or SARs to reduce the exercise price thereof; or (iii) the purchase of outstanding unexercised Options or SARs by Company, whether by cash payment or otherwise. This subsection shall not be construed to apply to issuing or assuming a stock option in a transaction to which section 424(a) applies, within the meaning of Section 424 of the Code.
11. Minimum Vesting. With respect to all Awards under the Plan, the vesting period must be a minimum of one year from the date of grant.
12. No Right to Employment or Awards; Termination of Employment. The granting of an Award under the Plan shall impose no obligation on Company or any of its Affiliates to continue the employment of a Participant and shall not lessen or affect Company’s or any of its Affiliates’ right to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). If the Company or an Affiliate terminates the Participant's employment for Cause or the Participant terminates employment with the Company and all Affiliates for a reason other than Good Reason, death, or Disability, then, to the maximum extent allowed by applicable law, all unpaid Awards (whether vested or unvested) shall be canceled or forfeited, as the case may be, unless the Participant's Award agreement or employment agreement provides otherwise.
13. Successors and Assigns. The Plan shall be binding on all successors and assigns of Company and the Participants, including, without limitation, the estate of each Participant, the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or any other representative of the Participant’s creditors.
14. Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
15. Amendment or Termination.
(a) The Committee may amend, alter, suspend, discontinue or terminate the Plan, but no amendment, alteration, suspension, discontinuation or termination shall be made which: (i) without the approval of the shareholders of Company, would (except as is provided in Section 0) (A) increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant, (B) result in repricing Options or otherwise increase benefits accruing to Participants, or (C) modify requirements for eligibility; or (ii) without the consent of a Participant,
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would materially adversely impair any of the rights under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to Company or any Participant). Notwithstanding the foregoing, the Board or the Committee may condition any amendment or modification on the approval of the shareholders of Company if that approval is necessary or deemed advisable to (i) permit Awards to be exempt from liability under Section 16(b), (ii) comply with the listing or other requirements of an automated quotation system or stock exchange, or (iii) satisfy any other tax, securities, or other applicable law, policy, or regulation.
(b) To the extent applicable and notwithstanding anything herein to the contrary, the Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and the U.S. Treasury Regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision herein to the contrary, If the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code, the U.S. Treasury Regulations or other interpretative guidance issued thereunder prior to payment to such Participant of such amount, Company may: (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder; and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.
(c) The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 0) affecting Company, any Affiliate, or the financial statements of Company or any Affiliate, or changes in applicable laws, regulations or accounting principles.
(d) In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are Employed by Company or any Affiliate outside the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the corporate secretary or other appropriate officer of Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of Company.
16. Tax Withholding. A Participant may be required to pay to Company or any Affiliate, and Company or such Affiliate shall have the right and is hereby authorized to withhold from any Award, any payment due or transfer made under any Award or under the Plan, or any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations with respect to an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may, in its discretion, permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state, local and/or foreign withholding obligations using the maximum statutory withholding rates for such federal, state, local and/or foreign tax purposes, including payroll taxes, as are applicable to the Participant); and/or (b) tendering to Company or an Affiliate Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, in each case as may be required to avoid Company’s or an Affiliate’s incurring an adverse accounting charge and based on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
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17. Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws and except as superseded by Federal law.
18. Severability. If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and in either case the remainder of the Plan and any such Award shall remain in full force and effect.
19. Requirements for Issuance. Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove from Shares previously delivered pursuant to the Plan any restrictions or conditions, including conditions that constitute a substantial risk of forfeiture, until: (a) all conditions of the applicable Award agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle Company to recover amounts under Section 16(b) of the Act from such Participant or holder or beneficiary of the Shares or Award. The inability of Company to obtain authority from any regulatory body having jurisdiction, if such authority is deemed by Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve Company of any liability with respect to the failure to issue the Shares as to which such requisite authority has not been obtained.
20. Clawback. Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to Company: (a) to the extent set forth in any Award agreement; and (b) to the extent that such Participant is, or in the future becomes, subject to: (i) any “clawback” or recoupment policy adopted by Company or any Affiliate, including any policy intending to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise; or (ii) any applicable law which imposes mandatory recoupment, including the Sarbanes-Oxley Act of 2002, under circumstances set forth in such law.
21. Section 409A. Notwithstanding any other provision of the Plan or any Award agreement hereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under the Plan in a manner that would result in the imposition of an additional tax upon a Participant under Section 409A of the Code. If it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payment or delivery of Shares with respect to any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, Company will make such payment or delivery of Shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In the case of a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of Shares with respect to any Award subject to Section 409A of the Code that is linked to the date of the Participant’s Separation from Service shall not be made prior to the date which is six months after the date of such Participant’s Separation from Service from Company and its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. Company shall use commercially reasonable efforts to implement the provisions of this Section 21 in good faith; provided, that neither Company, the Committee nor any of Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 21.
22. Awards to Non-Employee Directors. The Board may grant Awards described in Sections 6, 7, 8 and 9 to non-employee directors of Company pursuant to the terms of the Plan. With respect to such Awards, all references in the Plan to the Committee shall be deemed references to the Board.
23. No Right, Title, or Interest in Company Assets. The Plan is intended to constitute an “unfunded” plan for incentive compensation. No Participant shall have any rights as a shareholder as a result of participation in the Plan until the date of issuance of a stock certificate in the Participant's name, and, in the case of Restricted Stock or Restricted Stock Units, such rights are granted to the Participant under Section 8 hereof. To the extent any person acquires a right to receive payments from the Company under the Plan, those rights shall be no greater than the rights of an unsecured creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or
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other arrangements to meet the obligations created under the Plan to deliver Shares or to make payments in lieu of, or with respect to, Plan Awards. However, unless the Committee determines otherwise with the express consent of the affected Participant, the existence of any such trusts or other arrangements is consistent with this “unfunded” status of the Plan.
24. Securities Laws. With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Act, if applicable. To the extent any provision of the Plan or action by the Committee fails so to comply, if applicable, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
25. Required Written Representations. The Committee may require each person purchasing Shares pursuant to an Option or other Award under the Plan to represent to and agree in writing that the Participant is acquiring the Shares without a view to their distribution. The certificates for Shares may include any legend the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to stop transfer orders and other restrictions the Committee deems advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate reference to the applicable restrictions. Each Participant is responsible for fully complying with all applicable state and federal securities laws and rules and Company and its Affiliates assume no responsibility for compliance with any such laws or rules pertaining to a Participant's resale of any Shares acquired pursuant to this Plan.
26. Non-exclusive Arrangement. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if required; and those arrangements may be either generally applicable or applicable only in specific cases.
27. Limits on Liability and Indemnification. The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made under the Plan in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to all other rights of indemnification they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by Company against reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party because of any action taken or failure to act under or in connection with the Plan or any Award granted under it, and against all amounts paid by them in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid to them in satisfaction of a judgment in that action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Committee member is liable for negligence or misconduct in the performance of his or her duties. Within 60 days after institution of any action, suit or proceeding covered by this Section 27, the Committee member must inform the Company in writing of the claim and offer the Company the opportunity, at its own expense, to handle and defend the matter.
28. Performance Measures.
(a) In General. The Committee may, in its discretion, include performance objectives in any Award. The Committee may provide for a threshold level of performance below which the Company will pay no amount of Shares or other compensation, and it may provide for the payment of differing amounts of Shares or other compensation for different levels of performance.
(b) Definitions of Performance Objectives. If the Committee makes an Award subject to a particular performance objective, the Committee will adopt or confirm a written definition of that performance objective at the time the performance objective is established. The performance objective for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, employer, department, region, or function in which the Participant is employed or as some combination of them (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations (or a peer group that the Committee determines, which may include non-corporate entities), or a stock market or other index. If the Committee specifies more than one individual performance objective for a particular Award, the Committee will also specify, in writing, whether one, all, or some other number of those objectives must be attained.
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(c) Determinations of Performance. For each Award made subject to a performance objective for a Performance Period, the Committee will determine whether the performance objective has been satisfied as soon as administratively practicable following the close of the Performance Period. If a performance objective applicable for a Performance Period is not achieved, the Committee in its sole discretion may direct the Company to pay all or a portion of that Award based on those criteria as the Committee deems appropriate.
(d) Adjustments and Exclusions. In determining whether and to what extent any performance objective has been achieved, the Committee may include or exclude any or all items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), inventory valuations, real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations, and (ii) the effects of changes in applicable laws, regulations, or accounting principles. To the extent a performance objective is based on the price of a Share, then if there is an Adjustment of Shares as provided in Section 10, the Committee may provide for those adjustments in that performance objective as the Committee determines, in good faith and in the exercise of its reasonable discretion, to be equitably required to prevent dilution or enlargement of the rights of Participants.
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Appendix D
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
April 10, 2024
American Software, Inc.
470 East Paces Ferry Road, N.E.
Atlanta, GA 30305
Attn: Board of Directors
Dear Board of Directors:
We understand that American Software, Inc. (the “Company”) intends to enter into a Reclassification Agreement (the “Agreement”) between the Company and James C. Edenfield (the “Class B Shareholder”) pursuant to which, among other things, each outstanding share of Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), of the Company will be reclassified and exchanged into (the “Transaction”) 1.2 shares of Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), of the Company (such ratio of 1:1.2, the “Exchange Ratio”).
The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the following agreements and documents:
a.	A draft, dated April 8, 2024, of the Agreement;
b.	A draft, dated April 8, 2024, of the Amended and Restated Articles of Incorporation of the Company (the “New Amended and Restated Articles”); and
c.	The Amended and Restated Articles of Incorporation of the Company, dated January 14, 1983;
2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;
3.
spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations and capital structure of the Company, the Transaction and related matters;

4.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;
5.
reviewed the current and historical market prices and trading volume for the Class A Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
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We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Transaction will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company or any expected benefits of the Transaction that would be material to our analyses or this Opinion. At your direction, we have relied upon and assumed, for purposes of our analysis and this Opinion, that the Transaction will constitute a change in control of the Company. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. In reaching our conclusion hereunder, with your consent, we have not performed any intrinsic valuation analyses of the Company or any assets or securities thereof.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board, the Company or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any view or opinion as to what the value of Class A Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Class A Common Stock or Class B Common Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Class B Shareholder, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included
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or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Class B Shareholder, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey will receive a fee for its services to the Company, a portion of which became payable upon Houlihan Lokey’s engagement by the Company, a portion of which became payable upon Houlihan Lokey’s rendering of this Opinion, and a portion of which is payable as determined by the Company in its sole discretion upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), including without limitation, the terms of the New Amended and Restated Articles, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise, or (ix) the financial or other implications and effects of the Transaction on the Company, the holders of any class of securities, creditors or other constituencies of the Company, or on any other party (including, without limitation, the potential dilutive or other effects of the Transaction). Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.
D-3 | American Software, Inc. 2024 Proxy Statement

AMERICAN SOFTWARE, INC.
ATTN: INVESTOR RELATIONS TEAM
470 E. PACES FERRY ROAD
ATLANTA, GA 30305

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V53202-P15627

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN SOFTWARE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. H. Allan Dow	☐	☐	☐
1b. W. Dennis Hogue	☐	☐	☐
1c. Thomas L. Newberry, V	☐	☐	☐
1d. Celena Matlock	☐	☐	☐
1e. Matthew G. McKenna	☐	☐	☐
1f. James B. Miller, Jr.	☐	☐	☐
1g. Lizanne Thomas	☐	☐	☐
1h. Nicole Wu	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V53203-P15627

AMERICAN SOFTWARE, INC.
Annual Meeting of Shareholders
August 20, 2024 3:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James B. Miller, Jr., H. Allan Dow and Vincent Klinges, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN SOFTWARE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, EDT on August 20, 2024 at the offices of American Software, Inc. located at 470 E. Paces Ferry Road, N.E. Atlanta, GA 30305, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

Continued and to be signed on reverse side